As filed with the Securities and Exchange Commission on January 12, 2001
                                                    Registration No. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              WESTCON GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                           5045                      13-3446153
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 incorporation or organization)    Classification Code Number)     Identification Number)
                                     520 White Plains Road
                                      Tarrytown, NY 10591
                                        (914) 829-7000
       (Address, including zip code, and telephone number, including area code, of
                        Registrant's principal executive offices)

                            -----------------------

                                PHILIP RAFFIANI
                                   Secretary
                              Westcon Group, Inc.
                             520 White Plains Road
                              Tarrytown, NY 10591
                                 (914) 829-7000

                            -----------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            -----------------------

                                   Copies to:

            JEFFREY SMALL                           MICHAEL J. SCHIAVONE
        Davis Polk & Wardwell                       Shearman & Sterling
         450 Lexington Avenue                       599 Lexington Avenue
       New York, New York 10017                   New York, New York 10022
            (212) 450-4000                             (212) 848-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          -----------------------

                                      CALCULATION OF REGISTRATION FEE

==========================================================================================================
              Title of Each Class                  Proposed Maximum Aggregate                Amount of
        of Securities to be Registered                 Offering Price (1)                 Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share........           $100,000,000                         $25,000
==========================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     The REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PRELIMINARY PROSPECTUS (Subject to Completion)                  January 12, 2001


                                             SHARES
                              Westcon Group, Inc.
                                  COMMON STOCK

                            -----------------------


This is our initial public offering of shares of our common stock. No public market currently exists for any shares of our common stock. We currently estimate that the initial public offering price of our common stock will be
between $     and $     .

                            -----------------------

We will apply to have our common stock listed for quotation on the Nasdaq National Market under the symbol "WCON".

                            -----------------------

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            -----------------------

                                                          Per Share      Total
                                                          ---------      -----
Public offering price.................................      $             $
Underwriting discounts and commissions................      $             $
Proceeds, before expenses, to Westcon Group, Inc......      $             $

The underwriters may also purchase up to shares of common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the shares will be made on or about           , 2001.

                            -----------------------


UBS Warburg LLC

                Bear, Stearns & Co. Inc.

                                        CIBC World Markets

                                                           Robert W. Baird & Co.


                The date of this prospectus is            , 2001

                               TABLE OF CONTENTS

                             ----------------------

                                                                           Page
                                                                           ----
Prospectus Summary...........................................................1
Risk Factors.................................................................4
Special Note Regarding Forward-Looking
      Statements............................................................10
Use of Proceeds.............................................................11
Dividend Policy.............................................................11
Capitalization..............................................................12
Dilution....................................................................13
Selected Consolidated Financial Data........................................14
Unaudited Pro Forma Consolidated Statements of Income.......................16
Management's Discussion and Analysis of Financial Condition and Results of
     Operations.............................................................20
Business....................................................................28
Management..................................................................38
Stock Option Plans..........................................................44
Related Party Transactions..................................................46
Principal Stockholders......................................................48
Description of Capital Stock................................................50
Shares Eligible for Future Sale.............................................53
Certain U.S. Federal Income Tax Considerations..............................54
Underwriting................................................................56
Legal Matters...............................................................59
Experts.....................................................................59
Change in Accountants.......................................................59
Additional Information......................................................59
Index to Financial Statements..............................................F-1

                            -----------------------

     In this prospectus, "Westcon Group," "we," "us" and "our" refer to Westcon Group, Inc. and its subsidiaries. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                               PROSPECTUS SUMMARY

     This is only a summary and does not contain all of the information that may be important to you. You should read the entire prospectus, including the risk factors section and the financial statements and related notes, before making an investment decision.

                              WESTCON GROUP, INC.

     We are a significant sales channel for Cisco Systems, a dominant vendor in the communications and networking equipment market. We are also an important sales channel for Nortel Networks, Avaya Communication and other leading vendors of networking technology. We sell exclusively to reseller customers throughout the U.S. and in selected international markets. We focus on our vendors' technologically advanced products and provide our customers with the necessary technical expertise, sales support and services required to sell these products. We have developed significant technical competencies and a wide array of support services, which allow us to complement or act as an extension of our vendors' sales forces. We currently have a staff of more than 400 salespersons supported by more than 100 certified technical personnel. We provide each of Cisco, Nortel and Avaya with a dedicated sales team by marketing products and services through three branded divisions, each focused on the products of one of these vendors.

     In order to concentrate on their business objectives and meet growing demand, Cisco and other leading vendors are increasingly directing their sales through third party or indirect sales channels. According to a Gartner Group report of June 2000, more than 75% of Cisco's revenues are generated through indirect sales channels. Indirect channels allow these vendors to outsource sales and support functions, especially those that are necessary to sell complex products. As these vendors sell directly to only a limited number of customers, many customers, including some of significant size, rely on us and other distributors as authorized sources of our vendors' products. In the nine months ended November 30, 2000, we sold $1.1 billion of Cisco products.

     We target sales opportunities that require a high degree of specialization and customization. Our customers are value-added resellers, systems integrators and service providers that resell networking products and solutions to business and government. They generally require additional expertise and/or resources to sell highly complex communications products and solutions. Our sales and technical personnel assist our customers with network design and consulting, pre-sales and post-sales support, training, security consulting, and staging and configuration services. These value-added sales and support services enable our customers to design and provide solutions to end-user needs. These solutions include the building of communications networks that enable applications such as Internet access, e-commerce, remote access, virtual private networks, video streaming and unified messaging. Our services enable our customers to expand their geographic presence, enter new markets and offer a more comprehensive set of networking services.

     Our business has continuously evolved in response to changing demand in the communications market. We were originally established in 1985 to develop services for the local area network market and have evolved into a sales channel for leading technology vendors in the communications and networking equipment market. Prior to September 1998, we operated primarily as a sales channel for Nortel. Through a series of business combinations, including our acquisition of Comstor Corporation in August 1999, we became a substantial sales channel for Cisco, which has allowed us to benefit from strong demand for Cisco products. By acquiring Inacom Communications, Inc. and CCA Technologies, Inc. in July and September 2000, respectively, we also became the leading sales channel for Avaya (formerly the enterprise businesses of Lucent Technologies) products.

     Our principal executive office is located at 520 White Plains Road, Tarrytown, New York 10591, and our telephone number is (914) 829-7000. Our website address is www.westcongroup.com. We do not intend the information contained in our website to be part of this prospectus.

                       RELATIONSHIP WITH DATATEC LIMITED

     Since August 1998, Datatec Limited, a networking technology and services company incorporated in South Africa, has been our majority stockholder. All of Datatec's worldwide sales of communications and networking equipment products to resellers are conducted through us, except in South Africa. As of January 5, 2001, Datatec owned 85.2% of our outstanding common stock. After the completion of this offering, Datatec will own approximately % of our outstanding common stock. Datatec has entered into an agreement with us not to engage, for a five-year period, in businesses that compete with ours, except in South Africa and certain other African countries.

                                  THE OFFERING

Common stock offered....................           shares

Common stock to be outstanding after
  this offering.........................           shares

Use of proceeds.........................  We intend to use the net proceeds to repay a portion of our indebtedness,
                                          and for working capital and general
                                          corporate purposes.

Proposed Nasdaq National Market symbol..  WCON

     The common stock to be outstanding after this offering is based on
shares outstanding on           , 2001. This number does not include 3,500,000
shares reserved for issuance under our stock option plan.

                            -----------------------

     On August 1, 1998, we effected a 2.227-for-one stock split of shares of our common stock.

     On January 10, 2001, we were reincorporated in Delaware by a merger of Westcon Group, Inc., a New York corporation, with and into its wholly owned Delaware subsidiary, Westcon Group (Delaware), Inc., the surviving Delaware corporation, which changed its name to Westcon Group, Inc. upon the effectiveness of the merger. Pursuant to the merger, the New York corporation ceased to exist as a separate corporation and each outstanding share of its Class A, Class B and Class C common stock was converted into 14.795 shares of the surviving Delaware corporation. In addition, the share of common stock of Westcon Group (Delaware), Inc. that had been outstanding prior to the merger was cancelled.

     Unless otherwise indicated, all information in this prospectus reflects the stock split and the reincorporation, and assumes that the underwriters do not exercise their over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The table below sets forth summary consolidated financial data for the periods indicated. During Fiscal 2000, we changed our fiscal year-end from March 31 to the last day of February. Accordingly, the following consolidated income statement data compare our results of operations for the eleven months ended February 29, 2000 to our results of operations for the twelve months ended March 31, 1996, 1997, 1998 and 1999. It is important that you read the information below together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.


                                                                                   Eleven
                                          Twelve months ended                   months ended    Nine months ended
                            --------------------------------------------------  ------------ --------------------------
                             March 31,    March 31,    March 31,    March 31,   February 29, November 30,  November 30,
                               1996         1997          1998        1999          2000        1999           2000
                            ----------   -----------  -----------  -----------  -----------  -----------   ------------
Consolidated Income
   Statement Data
-------------------                                   (in thousands, except for share data)
Sales...................... $   205,173  $   258,080  $   334,411  $   587,427  $ 1,168,244  $   934,432   $ 1,604,424
Gross profit...............      18,113       27,645       43,793      100,984      145,428      115,460       174,503
Income from operations.....       8,681        8,274       14,005       45,780       54,002       48,458        74,047
Net income.................       4,546        3,175        6,531       21,451       21,370       20,991        51,963
Net income per basic and
   diluted share........... $      0.15  $      0.11  $      0.22  $      0.58        $0.47  $      0.47   $      1.12
Weighted average number
   of basic and diluted
   shares outstanding......  29,663,975   29,663,975   29,663,975   36,994,132   45,213,357   44,350,655    46,448,296


                                                                                     November 30, 2000
                                                                                -------------------------
                                                                                   Actual     As Adjusted
                                                                                -----------   -----------
                                                                                      (in thousands)

Consolidated Balance Sheet Data

-------------------------------
Working capital................................................................   $156,206     $
Total assets...................................................................    936,346
Total long-term debt, including current portion...............................     241,295
Due to Datatec.................................................................     29,232
Total stockholders' equity.....................................................    318,576

-------------------
(1)  As adjusted amounts give effect to our issuance and sale of          shares of
     common stock in the offering at an assumed initial public offering price
     of $        per share, the midpoint of the range set forth on the cover page of this prospectus, and the application of the estimated net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under "Use of
     Proceeds."

                                       3

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our common stock.

                         Risks Related to Our Business

   Because we depend on Cisco Systems and a limited number of other key vendors for products, the loss of a relationship with any of them, or the significant reduction in demand for, or supply of, their products, would seriously harm our business, financial condition and results of operations.

     We derive a substantial portion of our revenues from the sale of products from Cisco Systems, Nortel Networks and Avaya Communication, which collectively accounted for 83.4% of our consolidated sales in the nine months ended November 30, 2000. We are especially dependent on Cisco, whose products contributed 67.3% of our consolidated sales in the same period. Our purchase agreements with these vendors are generally subject to annual renewal and permit either party to terminate without cause upon 30 to 90 days notice, depending on the vendor. If Cisco or any other key vendor terminates or fails to renew its agreement with us, our business, financial condition and results of operations would be materially adversely affected. We would have difficulty finding a comparable source of revenue to replace the products of a lost vendor. Even if we could establish one or more new vendor relationships as alternative sources of revenue, our operations would likely be seriously disrupted as we would devote substantial resources to the development of new product lines, including complementary products, modify our value-added sales and support services, and hire and train staff to develop expertise in the technical and marketing aspects of the products of these new vendors. This could prolong the material adverse effect on our business, financial condition and results of operations.

     Factors adversely affecting the demand for the products of Cisco and our other key vendors, such as competition, technological change, failure of a vendor to manufacture enough of its products to meet customer demand, or the failure of any of these vendors to introduce new and enhanced products on a timely basis, would seriously harm our business.

     We expect to continue to be subject to these risks as we continue to rely on a limited number of vendors to supply our products, although our key vendors may change over time. In addition, our dependence on Cisco is likely to increase as we expect Cisco's products to contribute an increasing proportion of our consolidated sales, at least until the end of Fiscal 2002.

   If we do not manage our inventory carefully, a decline in the value of our inventory may lower our gross profit margins and have a material adverse effect on our financial performance, especially since our ability to return products to vendors for credit and our protection from vendor price reductions is limited.

     The value of our inventory may be adversely affected by changes in technology affecting the usefulness or desirability of the products in our inventory. The reserves we establish for potential losses due to obsolete inventory may prove to be inadequate. Significant declines in inventory value in excess of established inventory reserves would have a material adverse effect on our financial performance.

     Our purchase agreements with vendors generally provide protection from the loss of value of inventory following vendors' price reductions only if we comply with certain conditions. Under these agreements, our ability to return products to vendors for credit or exchange is generally limited to a certain percentage of the value of products shipped to us by the vendor during a specified period, and this right can be exercised only a limited number of times a year. If we do not timely make claims, or are otherwise unable to manage our inventory in order to comply with the conditions necessary to take advantage of these price reduction and stock rotation opportunities, our gross profit margins may be adversely affected. Our purchase agreements with Cisco and Nortel also do not require these vendors to repurchase their products from us if they terminate the agreements.

   If we experience problems in the implementation or operation of COMPASS, our central information system, or our other information systems, our business and operating results could be seriously harmed.

     We depend on several information systems to manage our operations, particularly our enterprise resource planning system known as COMPASS, which currently supports approximately 25% of our consolidated sales. We are in the process of implementing COMPASS across our operations. We expect that COMPASS will support several of our key operations functions, including inventory management, order processing, shipping, receiving and accounting. Any failure or significant disruption in COMPASS or other information systems could prevent us from taking customer orders or shipping products and could prevent customers from accessing our price and product availability information. This could undermine our customers' confidence in the reliability of our services and place us at a severe disadvantage relative to our competitors in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions, which could have a material adverse effect on our business, financial condition, or results of operations. We may experience difficulties in the implementation of COMPASS. Such difficulties may cause our operating expenses to increase and/or cause the implementation to be delayed, which could harm our business and operating results. Also, if we fail to continuously expand and improve COMPASS and our other information systems in order to adapt to changing market conditions or the geographic expansion of our operations, our business could be seriously harmed.

   We may be unable to attract, train and retain qualified personnel, or lose key personnel, which may harm our business and prospects of future growth.

     Our ability to achieve revenue growth in the future will depend in large part on our success in recruiting and training a sufficient number of qualified personnel. There is a shortage in the supply of skilled sales and technical personnel, especially those with the expertise required to sell the products and services we offer. As a result, competition for these people is intense, and the industry turnover rate for them is high. We are currently investing and plan to continue to invest significant resources to increase the number of our sales and technical personnel. We plan to add approximately 140 new sales persons and 35 new technical personnel during Fiscal 2002, but we may not achieve our goal. Moreover, even if we are able to increase the number of our sales and technical personnel, the resources required to attract, train and retain such employees may adversely affect our operating profit margins. In addition, as we hire new sales personnel, we anticipate a delay before they become productive, which could result in fluctuations in our operating results.

     Our future success also depends on the continued employment of our senior management team. Their personal relationships with our vendors and reseller customers are particularly important to our business. Our senior management team and key technical personnel would be very difficult to replace and the loss of any of these key employees could seriously harm our business.

   Our planned expansion of our international operations may be difficult and costly.

     We intend to enter new geographic markets. We will need to devote significant management and financial resources to our international expansion. In particular, we will have to attract experienced management, technical, sales, marketing and support personnel with local expertise for our international offices, which we may be unable to do. International operations may be subject to a variety of additional risks that we do not have to address to the same degree in our U.S. operations, including:

     o    Longer payment cycles;

     o Protectionist laws and business practices that favor local competitors;

     o    Diverse and changing regulatory requirements;

     o    Barriers to the repatriation of capital or profits;

     o    Restrictions on the import and export of certain technologies;

     o    Potentially adverse tax consequences; and

     o Increases or other changes in tariffs, duties, price controls or other restrictions on foreign currencies.

     Acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

     Following the offering, we intend to continue to pursue strategic acquisitions that either complement or expand our existing business. These acquisitions may be material in size and scope. If we are unable to make acquisitions on attractive terms, we may not be able to achieve our planned growth. Also, our existing stockholders could be diluted if we finance the acquisitions by issuing equity securities.

     Our recent acquisitions are still being integrated into our operations. The integration of these entities, as well as any other future acquired entity, complicates our management tasks, and could adversely affect our operating results in a number of ways, including by:

     o requiring us to assimilate widely dispersed operations that may have different and unfamiliar corporate cultures;

     o requiring integration of the acquired companies' sales and marketing organization, billing, accounting and management information systems, and operating hardware and software, with our own; and

     o diverting management's attention towards assimilation of the operations and personnel of the acquired companies and away from our existing business operations.

     If we do not successfully integrate these businesses or any entity acquired by us in the future, our business, results of operations and financial condition could be materially adversely affected.

   Our quarterly operating results may fluctuate significantly and may cause our stock price to fluctuate.

     Our quarterly operating results have varied significantly in the past and may continue to do so in the future. It is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. In such an event, the market price of our common stock may decline significantly. A number of factors independent of our control are likely to cause our quarterly results to vary, including:

     o    shifts in market share among our primary vendors;

     o    the introduction of new technologies and product offerings;

     o    variations in the availability of products;

     o    variations in the demand for our vendors' products and services;

     o    the loss or consolidation of a significant vendor;

     o    changes in pricing policies by our competitors; and

     o    effects of acquisitions.

     We forecast the volume and timing of orders for our operational planning, but these forecasts are based on many factors and subjective judgments, and we cannot assure you of their accuracy. We have hired and trained a large number of sales and technical personnel based on our forecast of future revenues. As a result, a significant portion of our personnel expenses, which represent a significant proportion of our overall expenses, is fixed in the short term. Therefore, failure to generate revenue according to our expectations in a particular quarter could have a material adverse effect on our results of operations for that quarter and for future periods.

   We are exposed to fluctuations in the exchange rates of foreign currency, which may harm our financial condition and results of operations.

     We conduct business in countries outside the U.S., which exposes us to fluctuations in foreign currency exchange rates. Sales in foreign locations are denominated in the local currency, while a substantial portion of our purchases of foreign inventory is denominated in U.S. dollars. To the extent that we are unable to enter into short-term forward currency contracts on acceptable terms that allow us to hedge our risks associated with currency fluctuations, we expect that the carrying value of our assets, stated in U.S. dollars, will fluctuate with changes in foreign currency exchange rates, resulting in unrealized gains or losses.

   We may not be able to secure additional capital to finance our accounts receivable and inventory and to allow us to grow.

     Our business requires substantial capital to finance accounts receivable and product inventory. We have financed our growth and cash needs through income from operations, borrowings under our credit agreement and additional inventory purchase financing arrangements, and a combination of borrowings and equity contributions from Datatec. In order to continue our expansion, we will need additional financing, including debt financing, which may not be available on terms acceptable to us, or at all. Following completion of the offering, substantial amounts will remain outstanding under our credit agreement, the terms of which may impede our ability to obtain additional financing. If sufficient funds are not available, or are not available on acceptable terms, our ability to fund our expansion, take advantage of acquisition opportunities or maintain adequate levels of inventory would be significantly limited, and our business would be adversely affected.

   The restrictive terms imposed by our indebtedness may prevent us from achieving some of our business objectives and any failure to meet these terms could lead to accelerated payments which we might not be able to make.

     Our credit arrangements contain various covenants that limit our ability to, among other things:

     o    borrow additional money and place liens on our assets;

     o    make investments, including the purchase of stock; and

     o    sell or purchase assets or merge with or into other companies.

   Our business depends on independent shipping companies to perform various logistical functions, and their services may be disrupted by circumstances beyond our control.

     We rely on arrangements with independent shipping companies for the delivery of our products. Vendors ship products to us and we ship them to our reseller customers or end-users using various independent shipping companies, such as United Parcel Services and FedEx. The failure or inability of one or more of these shipping companies to deliver products from vendors to us or from us to our reseller customers or their end-user customers could have a material adverse effect on our business, financial condition, or results of operations. For instance, a work stoppage or slowdown at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services that we require. For example, the United Parcel Services work stoppage in 1997 required us to make alternative shipping arrangements and temporarily had an adverse effect on our results of operations. We cannot assure you that the services of any of these independent shipping companies will continue to be available to us.

                         Risks Relating to Our Industry

     Competition from larger, better capitalized or emerging competitors offering products and services similar to ours could result in price reductions, reduced gross margins and loss of market share.

     Competition in the market for distribution of communications and networking equipment products and services in the U.S. and the foreign markets in which we operate is intense, based primarily on:

     o    ability to tailor solutions to specific customer needs;

     o    service, support and training;

     o    vendor selection and product availability;

     o    ability to arrange for financial assistance;

     o    price; and

     o    speed of delivery.

     We compete with a number of national and international value-added distributors, including Azlan Group plc, Landis Group N.V. and ScanSource Inc. (through its division Catalyst Telecommunications). We also compete, both in the U.S. and abroad, with certain broadline distributors, such as Ingram Micro and Tech Data, that are authorized to sell products that are the same as or similar to the products we sell. In addition, we face competition from direct sales by our vendors who offer certain resellers prices that are lower than the prices they offer to us. Many of our current competitors have longer operating histories and significantly greater financial resources than we do and thus may be able to respond more quickly to new or changing opportunities and customer requirements. In recent periods, our gross profit margins have narrowed, partly as a result of pricing pressure from larger competitors that are able to achieve greater economies of scale than we can, and market forces that seek to eliminate our role as a sales channel by having vendors sell directly to end users. We expect this pressure to continue.

   Telecommunications carriers may decrease their level of capital spending for an extended period of time, which could reduce the demand for the products and services that we provide.

     The growth in the market for communications products and services that we provide depends upon the continued expansion of infrastructure being built by telecommunications companies at a sufficient rate to support the growing demand for network capacity. We cannot assure you that telecommunications companies will continue to invest in the building of infrastructure at the same rate as in the past. If these telecommunications companies decrease their rate of construction of infrastructure for an extended period of time, the market for communications products and services could grow more slowly than we anticipate, our revenues could be lower than we anticipate and our operating results could be materially adversely affected.

              Risks Related to Our Offering and Capital Structure

     Our stock price may be volatile because our shares have not been publicly traded before this offering.

     Prior to this offering, you could not buy or sell our common stock publicly. Accordingly, we cannot assure you that an active public trading market for our common stock will develop or be sustained after this offering. The market price after this offering may vary significantly from the initial offering price in response to the risk factors described in this section and to the following factors, some of which are beyond our control:

     o changes in financial estimates or investment recommendations by securities analysts relating to our common stock;

     o changes in market valuations of our competitors or communications and networking businesses in general;

     o announcements by Cisco, Nortel, Avaya or another key vendor that affect the market price of shares of their common stock.

     o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

     o fluctuations in the stock market price and volume of traded shares generally, especially fluctuations in the traditionally volatile technology sector.

     As a new investor, you will experience immediate and substantial dilution in the value of the common stock.

     The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in net tangible
book value of $         per share.  See "Dilution".

   We have substantial discretion as to how to spend the proceeds from this offering.

     Our management has broad discretion as to how to spend a substantial portion of the proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. We cannot predict that the investment of these proceeds will yield a favorable or any return.

   Datatec, our controlling stockholder, may have interests that are adverse to yours.

     Upon completion of this offering, Datatec will own approximately   % of our
outstanding shares of common stock. Datatec will control the outcome of actions requiring the approval of our stockholders. Datatec's interests may conflict with the interests of other holders of our common stock.

   We have various mechanisms in place that may discourage takeover attempts, even if they are in the best interests of Westcon Group and its stockholders.

     Voting control by Datatec and certain provisions of our certificate of incorporation and bylaws may discourage, delay or prevent a change in control or changes in the management of Westcon Group that a stockholder may consider favorable. Our charter and bylaws include provisions:

     o    authorizing the issuance of "blank check" preferred stock;

     o    prohibiting cumulative voting in the election of directors;

     o    limiting the ability to call special meetings of stockholders;

     o    prohibiting stockholder action by written consent; and

     o establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders.

     Some provisions of Delaware law may also discourage, delay or prevent a change in control of Westcon Group. See "Description of Capital Stock--Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws" on page for more detailed information on these provisions. If a change in control or a change in management is delayed or prevented, the market price of our common stock could suffer or holders may not receive a change in control premium over the then-current market price of our common stock.

   Substantial future sales of our common stock in the public market could cause the market price of our common stock to fall.

     Sales of a substantial number of shares of common stock after this offering, including sales by Datatec, could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities. For a description of the shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward- looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward- looking statements. You should specifically consider the numerous risks outlined under "Risk Factors."

     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the shares of common
stock we are offering will be approximately $      , assuming an initial public
offering price of $      per share, the midpoint of the range set forth on the
cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

     Of the net proceeds, we intend to use $75 million to repay amounts
outstanding under our acquisition loan facility and approximately $     to repay
a portion of amounts outstanding under loans from Datatec. Interest is payable on amounts outstanding under the acquisition loan facility at the prime rate plus 0.575%, or LIBOR plus 3.55%, per annum, at our monthly option. A principal amount of $50 million is due on April 30, 2001 and a principal amount of $25 million is due on December 31, 2001, under the acquisition loan facility. Interest is payable on amounts outstanding under the Datatec loans at the rate of 6.0% per annum. We intend to use the remainder of the net proceeds for working capital and general corporate purposes including expansion of our sales force, expansion of our value-added sales and support services, expansion of our operations outside the U.S., and funding acquisitions of businesses complementary to ours. This offering will create a public market for our common stock which we expect will facilitate our future access to the public markets and enhance our ability to use stock as consideration for acquisitions. We are not currently in negotiations regarding any acquisition and no portion of the proceeds has been allocated for any acquisition.

     Pending these uses, we intend to either invest the remainder of the net proceeds of this offering in short-term, interest-bearing, investment grade securities, or repay a portion of amounts outstanding under our revolving credit facility. Interest is payable on amounts outstanding under our revolving credit facility at the prime rate minus 0.50%, or LIBOR plus 2.50%, per annum, at our monthly option. The revolving credit facility expires in September 2003 and we do not intend to voluntarily terminate the revolving facility prior to that date.

                                DIVIDEND POLICY

     We intend to retain our future earnings to finance the growth and development of our business and therefore do not anticipate declaring or paying cash dividends on our common stock for the foreseeable future. Any future determination to declare or pay dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as our board of directors deems relevant. In addition, our revolving credit facility places certain restrictions on the declaration and payment of dividends during continuing events of default.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of November 30, 2000:

     o    on an actual basis;

     o    on an as adjusted basis to reflect our sale in this offering of shares of common stock at an assumed initial public offering price of
          $    per share, the mid-point of the range set forth on the cover page of this prospectus, and the application of the estimated net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth under "Use of Proceeds."

     This table excludes 3,500,000 shares of common stock reserved for issuance under our stock option plan.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                   November 30, 2000
                                                           --------------------------------
                                                             Actual           As Adjusted
                                                           -----------      ---------------
                                                           (in thousands, except share data)
Short-term debt:
 Lines of credit.......................................    $   216,295       $
 Due to Datatec........................................         29,232
                                                           -----------       ------------
                                                           $   245,527       $
                                                           -----------       ------------
Long-term debt:
 Line of credit........................................    $    25,000       $
Stockholders' equity:
 Common stock, $0.01 par value, 200,000,000 shares
   authorized, 46,448,296 issued and
   outstanding actual, and         issued
   and outstanding as adjusted.........................    $       464       $
 Additional paid-in capital............................        216,619
 Retained earnings.....................................        107,145            107,145
 Accumulated other comprehensive loss..................         (5,652)
                                                           -----------       ------------
Total stockholders' equity.............................    $   318,576       $
                                                           -----------       ------------
Total capitalization                                       $   343,576
                                                           ===========       ============

                                    DILUTION

     Our net tangible book value as of November 30, 2000 was $160.3 million, or $3.45 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth (total tangible assets less total liabilities) by the aggregate number of shares of common stock outstanding.

     Dilution is determined by subtracting net tangible book value per share after the offering from the initial public offering price per share. After
giving effect to the sale of              shares of common stock in this
offering at an assumed initial public offering price of $      per share, the
midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds therefrom, our
adjusted net tangible book value as of November 30, 2000 would have been $     ,
or $       per share of common stock.  This represents an immediate increase in
net tangible book value to existing investors of $        per share of common
stock and an immediate dilution to new investors of $     per share of common
stock.  The following table illustrates this per share dilution:

 Assumed initial public offering price per share................................                $
 Net tangible book value per share of common stock before this offering....................................................................  $  3.45
 Increase in net tangible book value per share of common stock attributable to new investors...............................................
                                                                                  -------
Adjusted net tangible book value per share of common stock after this offering..                -------
Dilution per share of common stock to new investors.............................                $
                                                                                                =======



     The following table sets forth, on an as adjusted basis, as of November 30, 2000, the number of shares of common stock purchased from us, the total consideration paid and the average consideration per share paid by existing stockholders and by the new investors, at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

                                  Shares Purchased            Total Consideration            Average
                               ------------------------     -----------------------      Consideration
                                  Number        Percent     Amount          Percent         Per Share
                               ----------       -------     ------          -------      -------------
Existing stockholders......    46,448,296            %          (1)              %       $
New investors..............                          %
                               ----------         ---                         ---
 Total.....................                       100%                        100%

-------------------

(1) Includes cash consideration paid by existing stockholders, the net book value of subsidiaries contributed to us by Datatec in exchange for shares of our common stock, and the consideration paid by Datatec for the purchase of our shares of common stock from Mirado Corp. See "Related Party Transactions".

     The foregoing tables assume no exercise of outstanding stock options after November 30, 2000. At November 30, 2000, we had 3,500,000 shares of common stock reserved for issuance under our stock option plan, and no shares of our common stock were subject to outstanding options. To the extent options are granted and exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents our selected consolidated financial data. The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus. During Fiscal 2000, we changed our fiscal year-end from March 31 to the last day in February. Accordingly, the following consolidated income statement data compares our results of operations for the eleven months ended February 29, 2000 to our results of operations for the twelve months ended March 31, 1996, 1997, 1998 and 1999. The consolidated income statement data set forth below for the twelve months ended March 31, 1998 and 1999, the eleven months ended February 29, 2000, and the nine months ended November 30, 2000, and the consolidated balance sheet data as of March, 31 1999, February 29, 2000 and November 30, 2000, are derived from, and are qualified by reference to, the audited consolidated financial statements and related notes which are included in this prospectus.

     The consolidated balance sheet data as of March 31, 1998 are derived from audited consolidated financial statements not included in this prospectus. The consolidated income statement data for the twelve months ended March 31, 1996 and 1997 and the consolidated balance sheet data as of March 31, 1996 and March 31, 1997 are derived from unaudited consolidated financial information not included in this prospectus. The consolidated financial data for the nine months ended November 30, 1999 have been derived from our unaudited consolidated financial statements which are included in this prospectus. In the opinion of management, the results of operations for the nine months ended November 30, 1999 reflect all adjustments, consisting only of adjustments of a normal and recurring nature, necessary for a fair presentation. The historical consolidated financial data may not be indicative of our future performance.


                                                                                    Eleven months
                                               Twelve months ended                      ended            Nine months ended
                                -------------------------------------------------   -------------   ---------------------------
                                March 31,    March 31,    March 31,    March 31,    February 29,    November 30,   November 30,
                                   1996         1997         1998       1999(1)        2000(2)        1999(2)        2000(3)
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
                                                             (in thousands, except for share data)
     Consolidated Income
       Statement Data
Sales........................   $  205,173   $  258,080   $  334,411   $  587,427   $   1,168,244   $    934,432   $  1,604,424
Cost of goods sold...........      187,060      230,435      290,618      486,443       1,022,816        818,972      1,429,921
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
       Gross profit..........       18,113       27,645       43,793      100,984         145,428        115,460        174,503
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
Operating expenses:
     Selling.................        4,985        9,284       10,129       21,248          35,441         25,630         36,741
   General and administrative        3,839        8,906       16,938       26,616          42,105         31,527         47,755
   Depreciation and
     amortization                      608        1,181        2,721        7,340          13,880          9,845         15,960
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
Total operating expenses.....        9,432       19,371       29,788       55,204          91,426         67,002        100,456
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
Income from operations.......        8,681        8,274       14,005       45,780          54,002         48,458         74,047
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
Other (income) expense:
     Interest income.........          (48)         (21)         (96)      (1,248)         (3,116)        (2,145)        (3,469)
     Interest expense........        1,702        2,318        3,841        5,920          16,375         10,837         20,223
   Interest expense - Datatec           --           --           --        1,979           2,299          2,209          1,322
   Gain on sale of securities           --           --           --           --              --             --       (32,359)
     Other (income) expense..          (38)         (46)        (942)       1,810             973            750            325
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
Total other (income) expense.        1,616        2,251        2,803        8,461          16,531         11,651        (13,958)
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
Income before income taxes...        7,065        6,023       11,202       37,319          37,471         36,807         88,005
Provision for income taxes...        2,519        2,848        4,671       15,868          16,101         15,816         36,042
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
Net income...................   $    4,546   $    3,175   $    6,531   $   21,451   $      21,370   $     20,991   $     51,963
                                ==========   ==========   ==========   ==========   =============   ============   ============
Net income per basic and
  diluted share..............   $     0.15   $     0.11   $     0.22   $     0.58   $        0.47   $       0.47   $       1.12
                                ==========   ==========   ==========   ==========   =============   ============   ============
Weighted average number
   of basic and diluted
   shares outstanding.........  29,663,975   29,663,975   29,663,975   36,994,132      45,213,357     44,350,655     46,448,296
                                ==========   ==========   ==========   ==========   =============   ============   ============

                                                                    14

                                 March 31,    March 31,    March 31,     March 31,   February 29,   November 30,   November 30,
                                   1996         1997         1998          1999          2000           1999           2000
                                ----------   ----------   ----------   ----------   -------------   ------------   ------------
                                                                            (in thousands)
Consolidated Balance Sheet Data
Working capital................. $   3,789   $    2,473   $     (205)  $   94,373      $180,333       $170,151       $156,206
Total assets....................    72,819      117,577      155,150      465,514       760,404        750,835        936,346
Total long-term debt, including
   current portion..............     9,019       29,689       61,264      117,319       234,205        276,871        241,295
Due to Datatec..................        --           --           --       56,391        30,473         38,560         29,232
Total stockholders' equity......     5,422        8,123        9,458      118,524       270,431        260,416        318,576

-------------------

(1) Includes the operations of Westcon (UK) Limited and RBR Group Limited from August 6, 1998 and September 26, 1998, their respective dates of common ownership by us and Datatec, and Westcon Brasil Ltda. from October 22, 1998, the date of its acquisition.

(2) Includes the operations of RBR Networks GmbH (now Comstor Networks GmbH) and RBR Networks Pte. Ltd. from April 1, 1999 and July 1, 1999, their respective dates of common ownership by us and Datatec, and Comstor Corporation from August 13, 1999, the date of its acquisition.

(3) Includes the operations of LAN Systems (Pty.) Ltd., Inacom Communications, Inc. and CCA Technologies, Inc. from April 12, 2000, July 7, 2000 and September 13, 2000, their respective dates of acquisition.

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

     The following unaudited pro forma consolidated statements of income are for the eleven months ended February 29, 2000 and the nine months ended November 30, 2000. The pro forma statements of income have been derived from our historical statements of income and give effect to the acquisitions completed on the dates indicated below. The unaudited pro forma consolidated statements of income and accompanying notes should be read in conjunction with the historical consolidated financial statements and the related notes to those statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations", appearing elsewhere in this prospectus.

     The financial information contained in the pro forma statements of income gives effect to the following acquisitions, each of which was accounted for under the purchase method of accounting, as if each acquisition had been consummated on the first day of the period presented:

     o    the acquisition of Comstor Corporation, effective August 13, 1999;

     o    the acquisition of LAN Systems (Pty.) Ltd., effective April 12, 2000;

     o the acquisition of Inacom Communications, Inc., effective July 7, 2000; and

     o the acquisition of CCA Technologies, Inc., effective September 13, 2000.

     The unaudited pro forma consolidated statements of income may not be indicative of the results that would have been obtained had the transactions been completed as of the assumed dates and for the periods presented or that may be obtained in the future.

                                                         Westcon Group, Inc.
                                        Unaudited Consolidated Pro Forma Statement of Income
                                             For the nine months ended November 30, 2000

                                                                        Inacom             CCA
                                Historical          LAN Systems     Communications,   Technologies,
                            Westcon Group, Inc.   (Pty.) Ltd. (1)      Inc. (1)         Inc. (1)     Adjustments        Pro Forma
                            -------------------   ---------------   ---------------   ------------- ------------     --------------
Sales...................... $   1,604,424,159        $8,339,098      $ 52,741,040     $32,334,750   $        --      $1,697,839,047
Cost of goods sold.........     1,429,920,857         7,452,564        46,269,562      28,937,684            --       1,512,580,667
                            -----------------        ----------      ------------     -----------   ------------     --------------
     Gross profit..........       174,503,302           886,534         6,471,478       3,397,066            --         185,258,380
                            -----------------        ----------      ------------     -----------   ------------     --------------
Operating expenses:
     Selling...............        36,741,231           252,727           490,190         556,152            --          38,040,300
     General and
       administrative......        47,755,373           171,785           615,321         856,917            --          49,399,396
     Depreciation and
       amortization........        15,959,990            29,258            10,294          29,088       853,432 (2)      16,882,062
                            -----------------        ----------      ------------     -----------   ------------     --------------
        Total operating
          expenses.........       100,456,594           453,770         1,115,805       1,442,157       853,432         104,321,758
                            -----------------        ----------      ------------     -----------   ------------     --------------
Income from operations.....        74,046,708           432,764         5,355,673       1,954,909      (853,432)         80,936,622
                            -----------------        ----------      ------------     -----------   ------------     --------------
Other (income) expense:
     Interest expense, net.        16,754,405            48,596           971,689         186,235     1,259,784 (4)      19,220,709
     Interest expense -
       Datatec.............         1,321,588                --                --              --            --           1,321,588
     Gain on sale of
       securities..........      (32,358,792)                --                --              --            --        (32,358,792)
     Other expense
       (income)............           324,973          (67,150)           207,052         (3,475)            --             461,400
                            -----------------        ----------      ------------     -----------   ------------     --------------
       Total other
         (income) expense..      (13,957,826)          (18,554)         1,178,741         182,760     1,259,784        (11,355,095)
                            -----------------        ----------      ------------     -----------   ------------     --------------
Income before income
     taxes.................        88,004,534           451,318         4,176,932       1,772,149    (2,113,216)         92,291,717
Provision for income
     taxes.................        36,041,837           181,811         1,676,621         710,800      (848,245)(5)      37,762,824
                            -----------------        ----------      ------------     -----------   ------------     --------------
Net income................. $      51,962,697        $  269,507      $  2,500,311     $ 1,061,349   $(1,264,971)     $   54,528,893
                            =================        ==========      ============     ===========   ===========      ==============
Net income per basic
     and diluted share..... $            1.12                                                                        $         1.17
                            =================                                                                        ==============
Weighted average number
     of basic and
     diluted shares
     outstanding...........        46,448,296                                                                            46,448,296
                            =================                                                                        ==============

See accompanying notes to the unaudited pro forma consolidated financial information.

                                                                 17



                                                         Westcon Group, Inc.
                                        Unaudited Consolidated Pro Forma Statement of Income
                                            For the eleven months ended February 29, 2000


                          Historical                                            Inacom        CCA
                           Westcon         Comstor      LAN Systems     Communications, Technologies,
                        Group , Inc.   Corporation (1) (Pty.) Ltd. (1)      Inc. (1)      Inc. (1)      Adjustments     Pro Forma
                      --------------   --------------- ---------------  --------------- -------------  ------------  --------------
Sales................ $1,168,243,592   $  181,051,130  $   38,314,893    $ 117,698,445  $49,277,577    $       --    $1,554,585,637
Cost of goods sold...  1,022,815,675      172,088,609      33,233,718      105,776,646   44,765,194            --     1,378,679,842
                      --------------   --------------  --------------    -------------  -----------    ----------    --------------
 Gross profit........    145,427,917        8,962,521       5,081,175       11,921,799    4,512,383            --       175,905,795
                      --------------   --------------  --------------    -------------  -----------    ----------    --------------
Operating expenses:
  Selling............     35,440,598        3,539,887       1,648,448        1,636,285    1,166,918            --        43,432,136
  General and
    administrative...     42,105,003        5,224,438         949,696        2,173,537    1,797,371            --        52,250,045
  Depreciation and
    amortization.....                                                                                   3,681,529 (2)
                          13,879,950          762,377         193,959           31,062       61,131      (534,906)(3)    18,075,102
                      --------------   --------------  --------------    -------------  -----------    ----------    ---------------
    Total operating
       expenses......     91,425,551        9,526,702       2,792,103        3,840,884    3,025,420     3,146,623       113,757,283
                      --------------   --------------  --------------    -------------  -----------    ----------    --------------
Income (loss) from
  operations.........     54,002,366         (564,181)      2,289,072        8,080,915    1,486,963    (3,146,623)       62,148,512
                      --------------   --------------  --------------    -------------  -----------    ----------    --------------
Other (income)
 expense:
  Interest expense,
    net..............     13,259,389          803,858         251,630        2,363,381      390,498     5,800,457 (4)    22,869,213
  Interest expense -
    Datatec .........      2,298,993               --              --               --           --            --         2,298,993
  Other expenses
    (income).........        973,170               --        (313,909)       1,247,135      (10,687)           --         1,895,709
                      --------------   --------------  --------------    -------------  -----------   -----------    --------------
      Total other
       (income) expense   16,531,552          803,858         (62,279)       3,610,516      379,811     5,800,457        27,063,915
                      --------------   --------------  --------------    -------------  -----------   -----------    --------------
Income (loss) before
  income taxes.......     37,470,814       (1,368,039)      2,351,351        4,470,399    1,107,152    (8,947,080)       35,084,597
Provision for income
  taxes..............     16,101,208               --         943,598        1,920,930      475,743    (4,355,102)(5)    15,086,377
                      --------------   --------------  --------------    -------------  -----------   -----------    --------------
Net income (loss).... $   21,369,606   $   (1,368,039) $    1,407,753    $   2,549,469  $   631,409   $(4,591,978)   $   19,998,220
                      ==============   ==============  ==============    =============  ===========   ===========    ==============
Net income per basic
  and diluted share.. $         0.47                                                                                 $         0.44
                      ==============                                                                                 ==============
Weighted average
  number of basic
  and diluted
  shares
  outstanding........     45,213,357                                                                                     45,213,357
                      ==============                                                                                 ==============

See accompanying notes to the unaudited pro forma consolidated financial information.


                                                                 18

         Notes to Unaudited Pro Forma Consolidated Statements of Income

     The unaudited pro forma consolidated statements of income for the eleven months ended February 29, 2000 and the nine months ended November 30, 2000 reflect the pro forma adjustments for the acquisitions previously mentioned.


(1) Represents operating activity for the acquired businesses for the periods set forth below:

                                   Eleven Months Ended      Nine Months Ended
                                    February 29, 2000       November 30, 2000
                                   -------------------      -----------------
Comstor Corporation...........          4 months                    -
LAN Systems (Pty.) Ltd........          11 months                1 month
Inacom Communications, Inc....          11 months               4 months
CCA Technologies, Inc.........          11 months               6 months

(2) Represents pro forma adjustments to goodwill amortization (over 15 years) in connection with the acquired businesses as follows:

                                   Eleven Months Ended      Nine Months Ended
                                    February 29, 2000       November 30, 2000
                                   -------------------      -----------------

Comstor Corporation...........        $    955,016              $      --
LAN Systems (Pty.) Ltd........           1,108,448                142,455
Inacom Communications, Inc....           1,182,980                456,103
CCA Technologies, Inc.........             435,085                254,874
                                      ------------              ---------
                                      $  3,681,529              $ 853,432
                                      ============              =========

(3) Represents the elimination of Comstor Corporation's goodwill amortization expense relating to previous acquisitions.

(4) Represents pro forma adjustments to interest expense related to debt incurred in connection with the acquisitions as follows:

                                   Eleven Months Ended      Nine Months Ended
                                    February 29, 2000       November 30, 2000
                                   -------------------      -----------------
Comstor Corporation...........           $2,413,356             $       --
LAN Systems (Pty.) Ltd........            1,292,913                191,510
Inacom Communications, Inc....            1,497,622                665,495
CCA Technologies, Inc.........              596,566                402,779
                                         ----------             ----------
                                         $5,800,457             $1,259,784
                                         ==========             ==========

(5) Represents the tax effect of pro forma adjustments and recognition of income tax expense (benefit) for the acquisitions which had not recorded income tax expense (benefit) at our historical effective income tax rates.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis of our financial condition and the results of our operations together with our financial statements and the notes to those financial statements included in this prospectus.

     The following discussion contains forward-looking statements that involve potential risks and uncertainties. Our future results could differ materially from results discussed in these forward-looking statements. Important factors that could cause or contribute to such differences are discussed below and in "Risk Factors."

Overview

     We are a significant sales channel for Cisco Systems, a dominant vendor in the communications and networking equipment market. We are also an important sales channel for Nortel Networks, Avaya Communication and other leading vendors of networking technology, many of whose products are complementary to those of Cisco, Nortel and Avaya. We sell exclusively to reseller customers throughout the U.S. and in selected international markets.

     Our business has continuously evolved in response to changing demand in the communications market. We were originally established in 1985 to develop services for the local area network market and have evolved into a sales channel for leading technology vendors in the communications and networking equipment market. Prior to September 1998, we operated primarily as a sales channel for Nortel's data division. Through a series of business combinations, including our acquisition of Comstor Corporation in August 1999, we became a substantial sales channel for Cisco, which has allowed us to benefit from strong demand for Cisco products. By acquiring Inacom Communications, Inc. and CCA Technologies, Inc. in July and September 2000, respectively, we also became the leading sales channel for Avaya (formerly the enterprise businesses of Lucent Technologies) products in anticipation of the opportunities that we expect to be created by the convergence of voice and data networking products and services.

     The following chart lists chronologically the businesses that we acquired from third parties or were contributed to us by Datatec.

                    Entity                                      Date
-------------------------------------------             ---------------------
Fiscal 1999

Westcon (UK) Limited                                    August 6, 1998
RBR Group Limited (Comstor UK)                          September 26, 1998
Telsist Informatica, Ltda. (Westcon Brazil)             October 22, 1998

Fiscal 2000

Comstor Networks GmbH (Comstor Germany)                 April 1, 1999
RBR Networks Pte. Ltd. (Comstor Singapore)              July 1, 1999
Comstor Corporation                                     August 13, 1999

Fiscal 2001

LAN Systems (Pty.) Ltd (Comstor Australia)              April 12, 2000
Inacom Communications, Inc. (Voda One)                  July 7, 2000
CCA Technologies, Inc. (Voda One)                       September 13, 2000

     Segments. Our business is organized into three branded divisions, each with a single primary vendor focus. However, our three divisions consist of multiple subsidiaries operating in diverse geographical markets that report on their operations and are managed and evaluated individually by our chief operating officer, who is our chief operating decision maker. As such, we do not segment our business along divisional or geographical lines.

     Revenues. We generate substantially all of our revenues through the sale of communications and networking equipment products. We recognize revenue upon shipment of product and accrue for sales returns and other allowances at the time of shipment based upon our historical experience. We currently have over 9,450 reseller customers, with no one customer representing more than 5% of our consolidated sales for the nine months ended

November 30, 2000 or Fiscal 2000. Commencing in Fiscal 2001, our Comstor division began to generate revenues by providing professional services, including staff augmentation, project management, site evaluation, and consulting and network design, generally charged on a per day or project basis. Although such revenues are not expected to be significant in Fiscal 2001 (for the nine months ended November 30, 2000 such sales represented less than 1% of consolidated sales), we expect these services to provide an increasing percentage of revenues in future periods. We recognize revenue for professional services at the time the services are rendered.

     A substantial portion of our historical revenues has been derived from the sale of Cisco and Nortel products which accounted for 45.8% and 22.0%, respectively, of our consolidated sales for Fiscal 2000 and 67.3% and 12.2%, respectively, of our consolidated sales for the nine months ended November 30, 2000. In addition, during the nine months ended November 30, 2000, we commenced sales of Avaya products through our Voda One division, which accounted for $63.3 million, or 3.9%, of consolidated sales during that period. We market and sell Cisco, Nortel and Avaya products through our three branded divisions, Comstor, Westcon and Voda One, respectively.

     Substantially all of Comstor division revenues consist of sales of Cisco products, principally in the U.S., Western Europe and the Asia-Pacific region. Comstor division sales were $1.1 billion, or 69.8% of our consolidated sales, for the nine months ended November 30, 2000. For the same period, 54.2% of Comstor division sales were in the U.S., with Western Europe and the Asia-Pacific region accounting for 40.8% and 5.0%, respectively, of Comstor division sales for that period. Comstor division sales were $569.5 million, or 48.7% of our consolidated sales, for Fiscal 2000. For Fiscal 2000, 43.6% of Comstor division sales were in the U.S., with Western Europe and the Asia-Pacific region accounting for 54.0% and 2.4%, respectively, of Comstor division sales for Fiscal 2000.

     A substantial portion of Westcon division revenues consist of sales of Nortel products, principally in North America, Western Europe, the Asia-Pacific region and Brazil. Westcon division sales were $405.1 million, or 25.2% of our consolidated sales, for the nine months ended November 30, 2000. For the same period, 48.2% of Westcon division sales were derived from sales of Nortel products, with sales of complementary products representing 51.8% of Westcon division sales for that period. For the nine months ended November 30, 2000, 71.6% of Westcon division sales were in North America, with Western Europe, the Asia-Pacific region and Brazil accounting for 17.4%, 7.0% and 4.0%, respectively, of Westcon division sales for that period. Westcon division revenues were $598.8 million, or 51.3% of our consolidated sales, for Fiscal 2000. For Fiscal 2000, 42.9% of Westcon division sales were derived from sales of Nortel products, with sales of complementary products representing 57.1% of Westcon division sales for Fiscal 2000. For the same period, 76.5% of Westcon division sales were in North America, with Western Europe, the Asia-Pacific region and Brazil accounting for 16.1%, 5.2% and 2.2%, respectively, of Westcon division sales for that period.

     Voda One division revenues primarily consist of sales of Avaya products in the U.S. The Voda One division was established following our acquisitions of Inacom Communications, Inc. and CCA Technologies, Inc. in July and September 2000, respectively. The Voda One division positions us to capitalize on the opportunities that we expect to be created by the growing demand for integrated voice, video and data networking solutions. For the nine months ended November 30, 2000, 96.0% of Voda One division sales were derived from sales of Avaya products, with sales of complementary products representing approximately 4.0% of Voda One division sales for that period. We sell Avaya products outside the U.S. through our Westcon division.

     Gross Margin. Each division seeks to generate higher gross margins than those that might be realized by selling less complex products primarily on the basis of price and speed of delivery alone. In addition, we seek to further increase the overall gross margin of each division by introducing and promoting complementary products that generally carry higher gross margins than those of the division's lead product line. As a result, the Westcon division generates higher gross margins than the Comstor division due to its higher percentage of complementary product sales.

     Selling, General and Administrative Expense. The principal components of our selling, general and administrative expense include personnel costs, facilities expenses and other costs related to sales and marketing, executive management, and support functions such as human resources, accounting and finance.

     Depreciation and Amortization Expense. Depreciation and amortization expense includes depreciation expense relating to our property and equipment, the amortization of goodwill, and the amortization of the discounts resulting from the granting of Datatec stock options to our employees at exercise prices below the fair market value of Datatec stock at the dates of grant. As a result of our acquisitions and the subsidiaries contributed to us by Datatec, goodwill amortization will continue to be a significant expense for us in the future. As of November 30, 2000, we had approximately $157.3 million of unamortized goodwill.

Results of Operations

     The following table sets forth the percent of consolidated sales represented by items in our consolidated statements of income for the periods presented.


                                                                      Eleven months
                                         Twelve months ended              ended                  Nine months ended
                                      -------------------------       -------------       -------------------------------
                                      March 31,       March 31,        February 29,       November 30,       November 30,
                                        1998             1999              2000               1999               2000
                                      ---------       ---------       -------------       ------------       -------------
Sales                                    100.0%          100.0%            100.0%             100.0%             100.0%
Cost of goods sold                        86.9            82.8              87.6               87.6               89.1
                                         -----           -----             -----              -----              -----
Gross profit                              13.1            17.2              12.4               12.4               10.9
Operating expenses:
   Selling                                 3.0             3.6               3.0                2.7                2.3
   General and administrative              5.1             4.5               3.6                3.4                3.0
   Depreciation and amortization           0.8             1.2               1.2                1.1                1.0
                                         -----           -----             -----              -----              -----
Total operating expenses                   8.9             9.4               7.8                7.2                6.3
                                         -----           -----             -----              -----              -----
Income from operations                     4.2             7.8               4.6                5.2                4.6
                                         -----           -----             -----              -----              -----
Other (income) expense:
   Interest income                         0.0            (0.2)             (0.3)              (0.2)              (0.2)
   Interest expense                        1.1             1.0               1.4                1.2                1.3
   Interest expense - Datatec              0.0             0.3               0.2                0.2                0.1
   Gain on sale of securities              0.0             0.0               0.0                0.0               (2.0)
   Other (income) expense                 (0.3)            0.3               0.1                0.1                0.0
                                         -----           -----             -----              -----              -----
Total other (income) expense               0.8             1.4               1.4                1.3               (0.9)
                                         -----           -----             -----              -----              -----
Income before income taxes                 3.4             6.4               3.2                3.9                5.5
Provision for income taxes                 1.4             2.7               1.4                1.7                2.2
                                         -----           -----             -----              -----              -----
Net income                                 2.0             3.7               1.8                2.2                3.3
                                         =====           =====             =====              =====              =====


     Nine months ended November 30, 2000 compared to Nine months ended November 30, 1999 Sales.

     Sales increased by $670.0 million, or 71.7%, to $1.6 billion in the nine months ended November 30, 2000. This was primarily due to our acquisition of Comstor Corporation, which contributed $603.1 million in sales for the nine months ended November 30, 2000. The increase was also due to growth in the Comstor businesses in the United Kingdom, Germany and Singapore during that period. Sales of our Westcon division declined by $133.3 million to $405.1 million for the nine months ended November 30, 2000, primarily due to a reduction in Nortel product sales. The Comstor division accounted for 69.8%, the Westcon division accounted for 25.2% and the newly formed Voda One division accounted for 5.0% of our consolidated sales for the nine months ended November 30, 2000. This compares to 42.4% and 57.6% for the Comstor and Westcon divisions, respectively, in the nine months ended November 30, 1999.

     Cost of Goods Sold. Cost of goods sold increased by $610.9 million, or 74.6%, to $1.4 billion for the nine months ended November 30, 2000. Cost of goods sold as a percentage of sales increased from 87.6% (12.4% gross margin) in the nine months ended November 30, 1999 to 89.1% (10.9% gross margin) in the nine months ended November 30, 2000. The decrease in gross margins was primarily due to an increased contribution by the Comstor division, which generally carries a lower overall gross margin than our other divisions, to consolidated sales during the nine months ended November 30, 2000.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased by $27.3 million, or 47.8%, to $84.5 million in the nine months ended November 30, 2000, but decreased as a percentage of sales from 6.1% in the nine months ended November 30, 1999 to 5.3% in the nine months ended November 30, 2000. The increase in expense is primarily attributable to the impact of acquired businesses which in aggregate incurred $25.8 million of such expense during the nine months ended November 30, 2000 compared to $7.1 million during the nine months ended November 30, 1999. The decrease in selling, general and administrative expense as a percentage of sales was primarily attributable to an increased contribution by the Comstor division to consolidated sales. The Comstor division has substantially lower general and administrative expense than our other divisions because the substantial increase in its sales has resulted in significant economies of scale.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased by $6.1 million, or

62.1%, to $16.0 million in the nine months ended November 30, 2000, but decreased slightly as a percentage of sales from 1.1% for the nine months ended November 30, 1999 to 1.0% for the nine months ended November 30, 2000. The increase in depreciation and amortization expense was primarily attributable to a $3.4 million increase in goodwill amortization resulting from acquired businesses. Fixed asset depreciation increased by $2.5 million to $5.7 million in the nine months ended November 30, 2000 due to the impact of acquired businesses.

     Income from Operations. Income from operations increased by $25.6 million, or 52.8%, to $74.0 million in the nine months ended November 30, 2000, due primarily to the impact of acquired businesses. As a percentage of sales, income from operations decreased from 5.2% in the nine months ended November 30, 1999 to 4.6% in the nine months ended November 30, 2000. This was due primarily to the decrease in consolidated gross margins as a percentage of sales, resulting from an increased contribution by the Comstor division, which generally carries a lower overall gross margin than our other divisions, to consolidated sales. The decrease in consolidated gross margins as a percentage of sales was partially offset by a reduction in operating expenses as a percentage of sales.

     Other (Income) Expense. Other (income) expense changed $25.7 million to income of $14.0 million in the nine months ended November 30, 2000, from expense of $11.7 million in the nine months ended November 30, 1999. This was primarily due to a gain on the sale of securities of $32.4 million and an increase in interest income of $1.3 million, partially offset by an increase in interest expense. Interest expense increased by $9.4 million in the nine months ended November 30, 2000 due to higher levels of borrowings under our credit agreement.

     Provision for Income Taxes. The provision for income taxes increased by $20.2 million, or 127.9%, to $35.6 million in the nine months ended November 30, 2000. Our effective tax rate declined from 43.0% in the nine months ended November 30, 1999 to 41.0% in the nine months ended November 30, 2000, due primarily to an increase in consolidated pre-tax income during the nine months ended November 30, 2000, which had the effect of reducing the impact of permanent differences on the effective tax rate. The effective tax rate is higher than the statutory rate primarily due to the impact of state income taxes and non-deductible goodwill.

   Fiscal 2000 Compared to Fiscal 1999

     During Fiscal 2000, we changed our fiscal year-end from March 31 to the last day of February, so that our quarters and fiscal year-end would not coincide with the quarters and fiscal year-end of two of our primary vendors. Accordingly, the following discussion compares results of operations for the eleven months ended February 29, 2000 to the twelve months ended March 31, 1999.

     Sales. Sales increased by $580.8 million, or 98.9%, to $1.2 billion in Fiscal 2000. This increase was primarily attributable to our acquisition in August 1999 of Comstor Corporation, which contributed $248.3 million in sales for Fiscal 2000. The increase was also due to an increase in sales of the Comstor businesses in the United Kingdom, Germany and Singapore. Fiscal 2000 and a $99.7 million increase in sales by our Westcon division. The Comstor and Westcon divisions accounted for 48.7% and 51.3%, respectively, of our consolidated sales for Fiscal 2000. This compares to 15.0% and 85.0% for the Comstor and Westcon divisions, respectively, in Fiscal 1999.

     Cost of Goods Sold. Cost of goods sold increased by $536.4 million, or 110.3%, to $1.0 billion in Fiscal 2000. Cost of goods sold as a percentage of sales increased from 82.8% (17.2% gross margin) in Fiscal 1999 to 87.6% (12.4% gross margin) in Fiscal 2000. This is in part attributable to a reduction of margins for our Westcon division businesses from 17.1% for Fiscal 1999 to 13.6% in Fiscal 2000 resulting from the termination of an incentive program offered by Nortel, a decline in Nortel's market share in the U.S. and lower gross margins on sales of Lucent Technologies data products. In addition, the acquisition of Comstor Corporation, which contributed 21.2% of consolidated sales in Fiscal 2000, reduced our consolidated gross margin in Fiscal 2000.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased $29.7 million, or 62.0%, to $77.5 million in Fiscal 2000 but decreased as a percentage of sales from 8.1% in Fiscal 1999 to 6.6% in Fiscal 2000. The increase in expense is primarily attributable to the impact of acquired businesses which in aggregate incurred $32.8 million of such expense during Fiscal 2000 compared to $12.4 million during Fiscal 1999. In addition, in Fiscal 2000 we incurred substantially higher general and administrative expense relating to information systems support associated with the implementation of our enterprise resource planning system, personnel and expenses associated with added facilities. The decrease in selling, general and administrative expense as a percentage of sales was primarily attributable to an increased contribution by the Comstor division to consolidated sales.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased by $6.5 million, or 89.1%, to $13.9 million in Fiscal 2000. This increase was primarily attributable to a $3.9 million increase in goodwill amortization expense relating to acquired businesses and a $1.8 million increase in the amortization of discounts on Datatec stock options granted to our employees. Fixed asset depreciation increased by $906,000 to $4.8 million in Fiscal 2000, primarily due to the impact of business combinations.

     Income from Operations. Income from operations increased by $8.2 million in Fiscal 2000. As a percentage of sales, income from operations decreased from 7.8% in Fiscal 1999 to 4.6% in Fiscal 2000, primarily as a result of reduced consolidated gross margin, partially offset by a 1.6% decline in operating expenses as a percentage of sales.

     Other (Income) Expense. Other expense increased by $8.1 million in Fiscal 2000 due to interest incurred on higher levels of borrowings under our credit agreement and interest incurred on $75 million of indebtedness incurred to acquire Comstor Corporation. The increase in interest expense of $10.5 million, or 176.6%, to $16.4 million in Fiscal 2000 was partially offset by a $1.9 million increase in interest income to $3.1 million in Fiscal 2000.

     Provision for Income Taxes. The provision for income taxes increased by $233,000, or 1.5%, to $16.1 million in Fiscal 2000. Our effective tax rate was 42.5% in Fiscal 1999 and 43.0% in Fiscal 2000.

   Fiscal 1999 Compared to Fiscal 1998

     Sales. Sales increased by $253.0 million, or 75.7%, to $587.4 million in Fiscal 1999. This increase was primarily due to the expansion of product lines with Nortel and other existing vendors and the addition of Cisco as a primary vendor, partly as a result of businesses acquired in Fiscal 1999. In Fiscal 1999, the Comstor and Westcon divisions accounted for 15.0% and 85.0%, respectively, of our consolidated sales.

     Cost of Goods Sold. Cost of goods sold increased by $195.8 million, or 67.4%, to $486.4 million in Fiscal 1999. Cost of goods sold as a percentage of sales declined from 86.9% (13.1% gross margin) in Fiscal 1998 to 82.8% (17.2% gross margin) in Fiscal 1999. The increase in gross margin was primarily attributable to improved margins realized on Nortel products and Lucent Technologies products as a result of incentive programs offered by Nortel and Lucent. In addition, acquired businesses generated gross margins at levels higher than we had historically generated.

     Selling, General and Administrative Expense. Selling, general and administrative expense increased by $20.8 million, or 76.8%, to $47.9 million in Fiscal 1999 and as a percentage of sales remained unchanged at 8.1% in Fiscal 1998 and Fiscal 1999. The increase in expense is attributable to the impact of acquired businesses which incurred $11.5 million in selling, general and administrative expense during Fiscal 1999 and incremental expenditures incurred to support the growth of our existing businesses, including incremental personnel and support costs, higher promotional expenses and costs associated with added facilities and warehouse space.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased by $4.6 million, or 169.8%, to $7.3 million in Fiscal 1999. This increase was primarily attributable to goodwill amortization expense of $2.2 million resulting from acquired businesses and the amortization of discounts on Datatec stock options granted to our employees of $906,000. Fixed asset depreciation increased by $1.3 million to $3.9 million in Fiscal 1999 due to an increase in depreciable assets consisting primarily of computer and networking equipment.

     Income from Operations. Income from operations increased by $31.8 million in Fiscal 1999. As a percentage of sales, income from operations increased from 4.2% in Fiscal 1998 to 7.8% in Fiscal 1999, due primarily to improved operating margins at subsidiaries operating during both periods and acquired businesses generating gross margins at levels higher than we had historically generated.

     Other (Income) Expense. Other expense increased by $5.7 million in Fiscal 1999, due primarily to interest incurred on higher levels of borrowings under our credit agreement and interest incurred on outstanding indebtedness to Datatec. The increase in interest expense of $2.1 million to $5.9 million in Fiscal 1999 was partially offset by an increase in interest income to $1.2 million in Fiscal 1999.

     Provision for Income Taxes. The provision for income taxes increased by $11.2 million, or 239.7%, to $15.9 million in Fiscal 1999. Our effective tax rate was 41.7% in Fiscal 1998 and 42.5% in Fiscal 1999.

Quarterly Data; Seasonality

     The following table presents unaudited quarterly financial information for our last eight quarters on a historical basis. In the opinion of management, the quarterly financial information contains all adjustments, consisting of only normal recurring adjustments, necessary to fairly present such information. As a sales channel for our vendors, we are affected by factors outside our control such as shifts in market share among our major vendors based upon product cycles and other factors, the introduction of new technologies and product offerings, and variations in the availability of products. Typically, we experience a reduction in demand in Europe during the summer months, increased purchases by academic institutions in Europe during the fall months, and increased U.S. government purchases from September to November. During the quarters ended November 30, 1999 and February 29, 2000, our sales were adversely affected by the "Y2K" issue that caused end-users to delay purchases of communications and networking equipment while preparing existing systems for anticipated problems associated with the advent of the year 2000. Our quarterly operating results have varied significantly in the past and may continue to do so in the future. The operating results for any quarter are not necessarily indicative of the results for any future period.


                                                                       Quarter ended
                         February 28,   May 31,    August 31,   November 30,   February 29,   May 31,    August 31,    November 30,
                             1999         1999        1999          1999           2000         2000        2000           2000
                         ------------   --------   ----------   ------------   ------------  ---------   ----------    ------------

Sales                        $188,467   $247,499     $308,857       $378,076       $338,118   $477,801     $563,201        $563,422
Cost of goods sold            152,989    216,380      267,753        334,839        298,017    428,999      504,221         496,701
Gross profit                   35,478     31,119       41,104         43,237         40,101     48,802       58,980          66,721
Total operating
expenses                       16,476     18,664       21,140         27,204         30,622     28,952       34,868          36,636
Income from operations         19,002     12,455       19,964         16,033          9,479     19,850       24,112          30,085
Total other (income)
  expense                       1,692      2,481        4,479          4,685          5,945      6,196      (26,963)          6,809
Income before
  income taxes                 17,310      9,974       15,485         11,348          3,534     13,654       51,075          23,276


Liquidity and Capital Resources

     We have financed our growth and cash needs through income from operations, borrowings under our credit agreement and additional inventory purchase financing arrangements, and a combination of borrowings and equity contributions from Datatec. Our primary future cash needs, on a recurring basis, will be for working capital and capital expenditures. We may need to incur additional debt or issue equity to make strategic acquisitions or investments.

     Cash provided by operating activities increased to $19.5 million for the nine months ended November 30, 2000 from $136.2 million used in operating activities for the nine months ended November 30, 1999. This increase was primarily attributable to higher net income, a significant reduction in the growth of inventory and an increase in accounts payable during the nine months ended November 30, 2000.

     Net cash used in operating activities was $20.0, $92.1 and $40.6 million in Fiscal 1998, Fiscal 1999 and Fiscal 2000, respectively. The $72.1 million increase in cash used in operating activities in Fiscal 1999 compared to Fiscal 1998 was due to higher levels of accounts receivable and inventory, which accounted for an increase of $138.0 million, offset by a $43.9 million increase in accounts payable and accrued expenses in Fiscal 1999 compared to Fiscal 1998. Cash used in operating activities decreased by $51.5 million to $40.6 million in Fiscal 2000. This decrease was due to reductions in the growth of inventory and accounts receivable levels, which declined by $66.4 million to an aggregate use of $80.7 million in Fiscal 2000. The decrease resulted primarily from our decision to change to a February fiscal year-end at which time we typically carry lower levels of inventory and accounts receivable than at the end of March.

     Net cash used in investing activities was $5.9, $21.5 and $119.6 million in Fiscal 1998, Fiscal 1999 and Fiscal 2000, respectively, due to an expansion of warehouse and other facilities and improvements in information systems during each year and, in Fiscal 1999, the contribution of businesses from Datatec possessing net cash overdrafts on the dates of contribution. In addition, during Fiscal 1999 and 2000, we expended $1.5 and $113.3 million, net of cash acquired, respectively, for the acquisitions of Telsist Informatica, Ltda. and Comstor Corporation. In addition, we expended $50.2 million, net of cash acquired, during the nine months ended November 30, 2000, in conjunction with the acquisitions of LAN Systems (Pty.) Ltd., Inacom Communications, Inc. and CCA Technologies, Inc. and the payment of contingent consideration relating to entities contributed by Datatec.

     Net cash provided by financing activities was $35.1, $132.2 and $186.8 million in Fiscal 1998, Fiscal 1999 and Fiscal 2000, respectively, due primarily to $35.1 million, $56.1 million and $41.9 million in borrowings under our revolving facility during the respective periods. During Fiscal 2000, we also borrowed $75.0 million under our acquisition facility. During Fiscal 1999 and Fiscal 2000, we obtained $76.4 million and $71.1 million, respectively, through capital contributions and loans from Datatec, net of $10.0 and $31.2 million, respectively, repaid to Datatec during those periods.

     We have a credit agreement with IBM Credit Corporation that provides a revolving credit facility with an aggregate credit availability of $285.0 million for working capital purposes. Borrowings under the credit agreement are secured by pledges of common stock of certain subsidiaries and liens on the inventory and accounts receivable at subsidiaries that utilize funds borrowed under the credit agreement. Borrowings are subject to levels of eligible collateral at those subsidiaries. Certain other subsidiaries have an aggregate of $115.0 million of credit available under inventory purchase arrangements with financial institutions. We are required under our credit arrangements to comply with certain covenants, including covenants limiting financial leverage, establishing minimum liquidity and pre-tax earnings coverage, restricting asset sales and purchases, restricting the payment of dividends during

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continuing events of default and limiting additional borrowings and the granting of liens. See note 5 to our consolidated financial statements.

     We intend to use a portion of the net proceeds of this offering to repay amounts outstanding under the acquisition loan facility in our credit agreement and a portion of the amounts outstanding under loans from Datatec. We are scheduled to repay $50.0 million on April 30, 2001 and $25.0 million on December 31, 2001 for borrowings under the acquisition loan facility.

     We presently expect to make capital expenditures of approximately $8.0 million in Fiscal 2002 to continue the expansion of our business.

     We believe that the net proceeds from the sale of our common stock offered hereby, together with net cash provided by operating activities, supplemented as necessary with funds available under credit arrangements (including our credit agreement with IBM Credit Corporation), will provide sufficient resources to meet our working capital requirements and other cash needs for at least the next 12 months. If we were to engage in any strategic acquisitions not currently anticipated, additional debt or equity financing would likely be required.

Quantitative and Qualitative Disclosures about Market Risk

     We are exposed to market risk in the ordinary course of business, which consists primarily of interest rate risk associated with our variable rate debt and foreign exchange rate risk. We do not have material equity price risk as our equity investments are not significant.

     Interest Rate Risk. All borrowings under our revolving credit facility and amounts outstanding under our loans from Datatec bear interest at variable rates. The revolving credit facility bears interest at the prime rate minus 0.50%, or LIBOR plus 2.50% per annum, at our option. Amounts due to Datatec bear interest at the base rate in the United Kingdom. The interest rates applicable to our variable rate debt increased over the nine months ended November 30, 2000. As of November 30, 2000, the outstanding indebtedness under the revolving credit facility and the loans from Datatec was $166.3 million and $29.2 million, respectively. Based upon these amounts, our annual net income would change by approximately $1.2 million for each one percentage point change in the interest rates applicable to our variable debt. The level of our exposure to interest rate movements may fluctuate significantly as a result of changes in the amount of indebtedness outstanding under the revolving credit facility.

     Foreign Currency Exchange Rate Risk. We utilize forward currency contracts to manage our currency exchange rate risk exposures. Forward currency contracts are entered into for periods consistent with the specific underlying exposures and do not constitute positions independent of those exposures. The use of these derivative financial instruments allows us to reduce our overall exposure to exchange rate movements, since the gains and losses on these contracts substantially offset losses and gains on the underlying liabilities being hedged. As of November 30, 2000, our primary foreign currency market exposures were the British Pound, the Euro and the Australian Dollar.

     The fair value of forward currency contracts is sensitive to changes in foreign currency exchange rates. As of February 29, 2000 and November 30, 2000, a 10% appreciation or depreciation in foreign currency exchange rates from the prevailing market rates would change our related net unrealized gain or loss for Fiscal 2000 and the nine months ended November 30, 2000 by approximately $7.9 million and $13.1 million, respectively. Such unrealized gains or losses would be partially offset by corresponding decreases or increases in the underlying value of forward currency contracts.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instrument and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. As amended by SFAS Nos. 137 and 138, we are required to adopt SFAS No. 133 commencing March 1, 2001. We are in the process of evaluating the effects of SFAS No. 133.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued SAB 101B to defer the effective date of implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 31, 1999. The adoption of SAB 101 had an immaterial effect on our consolidated financial statements.

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     In March 2000, the Financial Accounting Standards Board issued
Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"). FIN 44, an interpretation of APB 25, provides guidance on the application of APB 25 for stock compensation involving employees. FIN 44 was effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have an effect on our consolidated financial statements.

Impact of Inflation

     We have not been adversely affected by inflation as technological advances and competition within the communications and networking industry has generally caused prices of the products sold by us to decline. Management believes that we could pass on any price increases to our customers, as the prices that we charge are not set by long-term contracts.

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                                    BUSINESS

     Overview

     We are a significant sales channel for Cisco Systems, a dominant vendor in the communications and networking equipment market. We are also an important sales channel for Nortel Networks, Avaya Communication and other leading vendors of networking technology. We sell exclusively to reseller customers throughout the U.S. and in selected international markets. We focus on our vendors' technologically advanced products and provide our customers with the necessary technical expertise, sales support and services required to sell these products. We have developed significant technical competencies and a wide array of support services, which allow us to complement or act as an extension of our vendors' sales forces. We currently have a staff of more than 400 salespersons supported by more than 100 certified technical personnel. We provide each of Cisco, Nortel and Avaya with a dedicated sales team by marketing products and services through three branded divisions, each focused on the products of one of these vendors.

     In order to concentrate on their business objectives and meet growing demand, Cisco and other leading vendors are increasingly selling their products through third party or indirect sales channels. According to a Gartner Group report of June 2000, more than 75% of Cisco's revenues are generated through indirect sales channels. Indirect channels allow these vendors to outsource sales and support functions, especially those that are necessary to sell complex products. As these vendors sell directly to only a limited number of customers, many customers, including some of significant size, rely on us and other distributors as authorized sources of our vendors' products. In the nine months ended November 30, 2000, we sold $1.1 billion of Cisco products.

     We target sales opportunities that require a high degree of specialization and customization, rather than focusing our efforts on selling products like commodities purchased off the shelf. Our customers are value-added resellers, systems integrators and service providers that resell networking products and solutions to business and government. They generally require additional expertise and/or resources to sell highly complex communications products and solutions. Our sales and technical personnel assist our customers with network design and consulting, pre-sales and post-sales support, training, security consulting, and staging and configuration services. These value- added sales and support services enable our customers to design and provide solutions to end-user needs. These solutions include the building of communications networks that enable applications such as Internet access, e-commerce, remote access, virtual private networks, video streaming and unified messaging. Our services enable our customers to expand their geographic presence, enter new markets and offer a more comprehensive set of networking services.

Industry Background

     Continued Growth in the Use of the Internet and Internet-related Applications. The demand for communications networks has increased significantly over the past several years. This demand can be attributed to the growth and widespread use of the Internet, as well as Internet-based applications such as e-mail and e-commerce. Businesses and organizations are now connecting to the Internet via dedicated network connections such as T1, T3 and DSL connections. These high-speed connections enable businesses and organizations to deploy new services and applications such as video conferencing, virtual private networks, remote data storage and remote wireless access. According to the Gartner Group, the worldwide market for communications and networking products in 1999 was $279.0 billion.

     Convergence of Voice, Video and Data Communications. Voice, video and data networks have historically been separate, using different switching or transmission technologies because of the inherent differences in the requirements of the traffic they support. Until recently, technology did not exist to reliably carry voice, video and data traffic over a single network. We expect the convergence of voice, video and data networks to accelerate over the next few years. This convergence is likely to be driven by the development of e-commerce and other applications that require converged networks. Enterprises can gain significant cost and operational advantages by utilizing a single, integrated network for their communications.

     Upgrading of Networks. In order to remain competitive, enterprises across different markets are upgrading their communications and networking infrastructure. To meet increasing demand, communications service providers have been upgrading their networks and expanding capacity, which has, in turn, reduced the cost of communications services, resulting in even greater demand for those services. In addition, the global deregulation of telecommunications services has resulted in a rapidly growing number of alternative telecommunications service providers. This has further contributed to the reduction in the cost of communications services. We believe that these factors will continue to drive demand for communications and networking products in the future.

     Sales Channels. Vendors of communications and networking equipment use direct and indirect sales channels to deliver their products to end-user customers. Direct sales channels involve vendors selling their products directly

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to end-user customers without the assistance of distributors and resellers.
Indirect sales channels allow vendors to sell their products to end-user customers through distributors and resellers.

     Distributors. In general, there are two kinds of distributors in the communications and networking industry, broadline and value-added. Both purchase products directly from vendors, which they sell to resellers and end-user customers. Broadline distributors carry a variety of products, many of which are high-volume, low-dollar-cost or commodity-type products, such as personal computers, connector cables, office supplies, office furniture and printers. These distributors compete primarily on unit price, shipping costs and product availability. Value-added distributors, by contrast, are generally organized to address the needs of resellers that require the technical support and understanding necessary to sell complex products and solutions, such as the systems used in communications networks. They have sales and technical personnel who are trained and/or certified by vendors in a manner similar to the vendors' own staff. These distributors compete on the basis of their ability to sell more advanced products, and sales and support services that match the complexity of those products, as well as price.

     Resellers. Resellers purchase products from vendors or distributors and generally sell to end-users. Many resellers do not have direct purchasing relationships with vendors. They depend on distributors with the necessary vendor relationships, systems and infrastructure for purchasing and to provide fulfillment and other services. Resellers generally purchase commodity-type products that can be easily shipped, deployed, serviced or configured from broadline distributors. For the technical expertise and support functions necessary to sell more complex products and solutions, resellers generally rely on value-added distributors.

     Vendors' Growing Reliance on Indirect Sales Channels. Cisco, Nortel and Avaya, and other leading vendors, have focused their efforts on marketing and product research and development. Their direct sales channels are organized to sell directly only to a limited number of customers. Communications and networking equipment products have become increasingly complex and require advanced technical understanding as to configuration, implementation and interoperability. Demand for these products is growing among end-users and resellers of all sizes, many of whom do not have the requisite technical understanding to identify and operate the products and solutions best suited to their needs. In order to efficiently meet these demands, vendors are increasingly selling their products through indirect channels. We believe that the importance of indirect sales channels to vendors will continue to grow.

Benefits to Vendors and Customers

     We are well-positioned to take advantage of the opportunities created by these industry trends.

Benefits to Vendors

     We are a major sales channel for our vendors.

     Expanded Sales Reach. With over 400 salespersons in the U.S., Canada, the United Kingdom, Germany, Australia, Brazil and Singapore, we provide extensive sales coverage for our vendors' products and services. We provide access to customers that are not otherwise served by our vendors' direct sales force. Through a variety of marketing, training and selling initiatives, we help introduce new products of both leading and emerging vendors to our customers.

     Vendor-focused Sales Organization. We have organized our sales and marketing efforts in three distinct divisions. Each division is focused on products of a single primary vendor - Cisco, Nortel or Avaya - as well as selected complementary products from other vendors. Each division therefore works to generate brand loyalty for its particular vendors, without cross-selling competing products.

     Product Support. Our sales staff is supported by our 107 technical personnel. Of these, more than two thirds have vendor and/or other industry certifications, including such accreditations as Cisco's Design Associate, Network Professional and Internetworking Expert accreditations, and Nortel's Certified Account Specialist, Design Specialist and Support Specialist accreditations. By providing qualified technical support prior to and following sales, we enable our vendors to rely on us for vital product support functions without having to directly address the needs of multiple end-users or resellers.

     Logistics Management and Inventory Services. Through our 12 warehouses, we serve as a point of systems aggregation for our vendors. We often perform final product assembly functions. For example, we install software on routers as requested by the customer, and configure and test products before shipping. We also assist our vendors with the processing of warranty claims and the handling of returned products.

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Benefits to Customers

     We enable our customers to be more competitive by extending the benefits of our focused relationships with our principal vendors to the reseller marketplace.

     Value-added Sales and Support Services. We offer a number of value-added sales and support services to assist our customers throughout the sales process. Our vendor- and industry-accredited sales and technical personnel assist customers in the planning and design of solutions and advise them on the optimal product or service configuration to match their needs. Our customers rely upon us as a primary source of technical and other product support and can purchase from us a variety of vendor and other third party support programs.

     Training and Marketing Programs. We offer customized training and marketing programs for our customers' sales and technical staff using a variety of media including the Internet, video streaming and classroom instruction. During calendar 2000, our courses were attended by more than 3,900 participants in North America. Our programs offer, among other things, information on products of our vendors, technical training, and training tailored to specific markets such as the federal government, the education market and the telecommunications market.

     Technology Centers. We have two technology centers in the U.S. and one in the United Kingdom. Each technology center is a laboratory facility equipped with a wide array of fully configured Cisco products. At our technology centers, customers can replicate networks and test products in a laboratory environment before making purchase commitments. Customers also use our technology centers to host product demonstrations for end-users, and to conduct meetings and seminars. In addition, we use our technology centers to prepare customers' staff for accreditation by Cisco.

     Logistics and Inventory Management. Our logistics management functions include pre-assembling, custom- building, testing and custom-labeling products. As part of our inventory management functions, we allocate products for the purposes of periodic shipment in accordance with multi-phase customer implementation schedules. By shipping directly to end-users from our inventory locations, or arranging for shipment directly from vendors, we are able to reduce the need for our customers to hold inventory.

Strategy

     Our objective is to continue to be a leading sales channel for the dominant technology vendors in the communications and networking equipment market. To achieve our objective, we intend to:

     Continue to expand our relationships with Cisco, Nortel and Avaya. As Cisco, Nortel and Avaya outsource an increasing number of sales and support functions, we are expanding our capacity to provide those services, and further developing our role as a sales channel. As new technologies are deployed at an accelerated pace, our vendors are opening new categories of customer to us, such as telecommunications companies and Internet service providers. We also intend to continue to expand our operations in Europe and other markets outside the U.S. in concert with our primary vendors.

     Expand penetration in existing markets. We intend to continue to increase sales in markets in which we currently participate by enhancing our value-added sales and support services offerings, expanding our sales force, and adding new products to our portfolio. This will allow us to provide greater market coverage for vendors. We expect that our growth will enable us to reduce costs as a percentage of sales by achieving greater economies of scale.

     Pursue strategic acquisitions. We have significantly broadened our product and geographic coverage by successfully completing and integrating several acquisitions over the last three years. For example, our acquisition in August 1999 of Comstor Corporation enabled us to become a leading sales channel for Cisco in the U.S., while our recent acquisitions of Inacom Communications, Inc. and CCA Technologies, Inc. enabled us to become the leading sales channel for Avaya products. We plan to continue to pursue strategic acquisitions to add products to our portfolio, and expand our operations in international markets, especially in sales territories of our primary vendors.

     Continue to enhance our value-added sales and support services. We believe that the quality and range of our value-added sales and support services is a significant factor that differentiates us from our competitors and strengthens our relationships with customers. We intend to continue to enhance existing value-added sales and support services and develop new ones designed to increase our significance as a sales channel for our vendors. For example, we have recently introduced technology centers for Cisco products. We intend to continue to build new technology centers for testing and demonstrating products and for training customer staff. In addition, we currently offer fee-based professional services in connection with sales of Cisco products. We intend to make them available with sales of products from our other principal vendors.

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     Continue to add new or emerging technologies to our product portfolio. We believe that emerging or complementary technologies present significant growth opportunities for us. These technologies expand the range of solutions our reseller customers can provide to end-users. The complexity of the products and solutions that are designed using these technologies creates demand for our value-added sales and support services. These services generate higher gross margins for us.

     Achieve efficiencies by completing the implementation of COMPASS. We intend to continue the implementation of COMPASS, our new centralized processing and information system. COMPASS is designed to handle all aspects of information management in our operations. It is web-enabled to allow our customers to gain access to information such as pricing and availability of products, and to place and track purchase orders online. We expect COMPASS will allow us to achieve significant cost and operational efficiencies.

Sales and Marketing

     We have three sales divisions that focus on marketing products from our three primary vendors, as well as selected other vendors. Our sales divisions are branded Comstor, Westcon and Voda One, each of which principally sells products from one of our primary vendors. We generally refer to these as our lead products. These products typically include the major components of networks, such as hubs, routers, switches and private branch exchanges. Each division also sells selected complementary products from other vendors, which allow end-users to enhance the functionality of networks by providing additional features such as security, wireless connectivity and caching.

     As of November 30, 2000, we had 411 sales personnel and 62 marketing personnel in 7 countries, serving more than 9,450 customers. Our sales and marketing personnel are supported by 107 certified technical personnel. Our sales staff is compensated on the basis of both revenues and margins generated, as well as the achievement of specific objectives set by management.

     To enhance our relationship with our primary vendors, the operations of each of our sales divisions within a specific region are aligned with the sales territories of its primary vendor. The primary-vendor focus of each division, coupled with the fact that our divisions do not generally sell products that compete with lead products, helps us develop strong relationships with our primary vendors. Personnel in each division collaborate with their vendor counterparts in pursuing sales opportunities, product rollouts, training of staff and customers, and addressing mutual inventory requirements. We believe that this collaboration gives us a significant competitive advantage.

Comstor

     Our Comstor division offers a wide range of Cisco products in the U.S., the United Kingdom, Germany, Australia and Singapore. We are one of only three authorized distributors for Cisco in the U.S., and we believe we are one of the two largest distributors of Cisco products in all of our other countries of operation. We sold $1.1 billion of Cisco products during the nine months ended November 30, 2000. Comstor is our largest sales division, with 216 sales personnel and 26 marketing personnel as of November 30, 2000, of which 109 are located in North America and 133 are located in our foreign offices. As of the same date, Comstor had 61 technical personnel, of which 23 are located in the U.S. and 38 are located in our foreign offices.

     Sales and Technical Personnel. Comstor's entire sales staff is certified by Cisco to sell its products. We believe that Comstor's sales staff has the same level of expertise as Cisco's own sales staff. Every member of Comstor's sales staff completes the Cisco Small and Medium Business certification and/or the Cisco Certified Design Associate accreditation, as well as in-house courses on Cisco products. In addition, Comstor's sales staff receives ongoing training conducted by other vendors in connection with complementary products, or by our technical personnel. This training maintains core competencies and understanding of new products and technologies offered by Cisco and other vendors. Comstor's technical personnel include various highly-specialized pre-sales, post-sales and field-based engineers who hold multiple vendor and industry certifications, including Cisco's Design Associate, Network Professional and Internetworking Expert accreditations.

     Collaboration with Cisco Sales Force. Comstor's sales staff collaborates with Cisco's own sales and marketing staff through numerous points of contact to jointly target industry and market-specific sales opportunities. Regional managers work with Cisco's manager of channel operations to support regional business activities such as jointly pursuing significant sales opportunities and forecasting inventory requirements. Product managers establish close ties with their counterparts at Cisco to address product allocation, pricing and prioritization issues. Comstor's government program director works with his Cisco counterpart to manage sales of Cisco products to government at the federal, state and local level.

     Lead Products. Due primarily to the rapid growth of demand for Cisco's products, Comstor has focused on selling lead products, which accounted for 96.5% of Comstor's sales in the nine months ended November 30, 2000. Comstor sells Cisco products such as routers, switches, hubs and wireless connectivity products. These include:

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     o    Catalyst 6000 Series Switches. These multi-layer switches are used in both enterprise and service provider networks for a wide range of switching solutions which facilitate convergence between local area networks and wide area networks.

     o Catalyst 8500 Series Switches. These multi-service switches are designed for an enterprise network backbone. They deliver high bandwidth, support voice and data integration, and enable the unlimited extension of a wide area network.

     o Cisco 7200 Series Routers. These multi-function routers enable enterprise and service provider networks to reduce wide area network provisioning costs and support differentiated services. From a single platform, they provide value-added applications such as traffic management, accounting and quality of service.

     o Cisco Content Switching Products CSS 11000 (Arrowpoint). Arrowpoint products automatically deliver content to servers by providing transparent on-demand caching while saving bandwidth capacity.

Westcon

     Our Westcon division offers a wide range of Nortel products in the U.S., Canada, the United Kingdom, Australia and Brazil. Sales of Nortel products accounted for 48.2% of Westcon's total sales in the nine months ended November 30, 2000.

     In recent years, complementary products have become a larger proportion of Westcon's portfolio as part of our diversification strategy. Complementary products accounted for 51.8% of Westcon's sales in the nine months ended November 30, 2000. Westcon is a significant sales channel for vendors of complementary products such as Check Point, selling $50.3 million of Check Point products in the nine months ended November 30, 2000.

     As of November 30, 2000, Westcon had 157 sales personnel and 32 marketing personnel, of which 111 are located in North America and 78 are located in our other offices. As of the same date, Westcon had 43 technical personnel, of which 21 are located in North America and 22 are located in our other offices.

     Sales and Technical Personnel. Westcon's sales personnel are certified by Nortel and other vendors. They are regularly cross-trained on interoperability of Nortel products with complementary products. Technical staff simulate proposed designs and test products and solutions in a laboratory environment to determine whether they meet end- users' requirements.

     Collaboration with Vendors' Sales Force. Westcon's sales staff collaborates with the sales forces of Nortel as well as several other major vendors, including Check Point, PictureTel and RSA Security Inc. Through several points of interaction, Westcon coordinates customer recruitment, product promotions and training programs with vendors. There is a weekly exchange of sales pipeline information in order to plan future marketing activities and maximize product availability for Westcon customers. Regional managers work with vendors' field sales organizations to support business development activities such as jointly targeting new reseller customers through telemarketing sales efforts focused on specific customer categories in designated territories. Product managers work closely with their vendor counterparts for the marketing and promotion of products.

     Lead Products. We have recently expanded our operations to sell more Nortel products that facilitate the convergence of voice and data. This allows us to build on our strength in data networking products and solutions to enter the market for convergence of voice, video and data networking solutions. Westcon sells Nortel products such as routers, switches, hubs and wireless connectivity products, including:

     o Contivity VPN Systems. These systems are used by enterprises or service providers building managed virtual private networks for intranets, extranets and remote access. They provide routing, firewall, bandwidth management, encryption, authentication and data integrity across networks and the Internet.

     o Business Communications Manager, or BCM. The BCM is a communications system for small and medium businesses that combines voice and data in a single box. BCM supports a wide set of features for telephone use as well as an integrated router for voice over Internet protocol applications, allowing toll- bypass for voice communications between offices over the public Internet or dedicated connection.

     o Passport 8600. This multi-service router switch is used in the core of large corporate networks. It enables integration of routing switch technology, multi-service technology and Internet protocol telephony.

Voda One

     Voda One is focused on providing Avaya's products for the rapidly growing market for convergence solutions. We created Voda One by combining the operations of two distributors of Avaya voice products, Inacom Communications, Inc., which we acquired in July 2000, and CCA Technologies, Inc., which we acquired in September 2000, with our existing Avaya operations. As a result, we believe that we have become a leading distributor of Avaya products.

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     As of November 30, 2000, Voda One had 38 sales personnel and 8 technical personnel located in Omaha, Nebraska and Pittsburgh, Pennsylvania. Voda One is a U.S.-based operation. We sell Avaya products in international markets through our Westcon division.

     Sales and Technical Personnel. Voda One's entire sales staff has been trained by Avaya to sell and configure Avaya's products. In addition, every member of Voda One's sales staff must attend a 40-hour training course on communications and computer telephony integration, as well as a minimum of two days of monthly training in convergence solutions.

     Technical personnel are trained in Microsoft NT, Netware, Internet protocol and voice technology. In addition, they are qualified to design, configure and install Avaya's circuit switch and packet switch voice offerings.

     Lead Products. The lead products from Avaya that Voda One carries include:

     o Avaya IP600 Internet Protocol Communications Server. The IP600 is a server used in enterprises with 20 to 200 users. It enables communication on an Internet protocol telephone on a desktop or mobile laptop computer. It can accommodate over 12,000 Internet protocol user end-points in a wide area network.

     o DEFINITY(R) Enterprise Communications Server, or DEFINITY ECS. DEFINITY ECS is intended for large locations with the functionality for 25,000 telephones. DEFINITY ECS Solutions can process, switch, transport and store multimedia communications, and enhance features and control in all elements of a network.

     o ECLIPS Enterprise Class IP Solutions. The ECLIPS product range is comprised of Internet protocol servers that enable voice communications over data connections.

Complementary Products

     Comstor, Westcon and Voda One sell a selection of complementary products, including:

     o security products from vendors such as Check Point, RSA Security Inc. and Intrusion.com, which enable secure and reliable communication over a network and between networks;

     o wireless access products from vendors such as Western Multiplex, which facilitate the use of cost-effective high-speed communication networks for mobile communication;

     o caching products from vendors such as Infolibria and CacheFlow, which improve organizational storage efficiency, reduce bandwidth costs and increase control over access to content; and

     o    video communications products from vendors such as PictureTel.

Agreements with Vendors

     We purchase products directly from our vendors, generally on a nonexclusive basis. Our purchase agreements with vendors typically permit either party to terminate upon 30 to 90 days' notice. They generally require us to sell their products only to resellers and in specified territories. They also generally contain stock rotation and price protection provisions which help reduce our risk of loss due to slow-moving inventory, vendor price reductions, product updates or obsolete products. As a matter of industry practice, vendors generally repurchase their products if they terminate a purchase agreement even in the absence of a contractual obligation to do so. We are dependent on this industry practice in the event that any vendor terminates our purchase agreement and the vendor is not contractually required to repurchase our inventory upon such termination.

Value-added Sales and Support Services

     We believe that our value-added sales and support services enable us to compete on the basis of our ability to support complex solutions for specific customer needs, rather than price. They are intended to link resellers and vendors to us as a sales channel, while meeting the growing demand by vendors and resellers to outsource non-core business activities. Our services assist our reseller customers in offering more comprehensive network services in order to increase their sales opportunities.

     The value-added sales and support services we offer for our customers and vendors include:

     Pre-sales Support. We work closely with customers to assist in the planning, design and configuration of the set of products that would provide the optimal solution to the needs of the end-user. Our sales and technical personnel also accompany customer sales staff on visits to end-user sites to assess business and network requirements. Our staff advises our customers on specific features, capabilities, configurations and interoperability of different products.

     Logistics and Inventory Management. We often perform final product assembly functions, such as installing recent software upgrades on products before shipping. We can reduce customer shipping and operating costs by pre-assembling, custom-building, testing and custom-labeling products before shipment. We enable customers to reduce inventory storage and freight costs, and achieve faster order turnaround, by shipping products directly to the end-user. For example, the ISO 9002 registered channel assembly process that Voda One has developed with Avaya significantly reduces the time it takes for an Avaya solution to reach the end-user. In addition, our systems allow us to allocate inventory in advance based on our relationship with the customer, rather than on a first-come-first-served basis, which makes us a more reliable source of products for our principal customers.

     Post-sales Support and Technical Services. We serve as a primary source of technical support following a sale, thereby substantially reducing the number of service calls received by our vendors. We also offer customers after-sales support contracts for services performed by us, or by third parties, including vendors. Through WestView, our online program, customers can submit questions to which our technical personnel generally respond via e-mail within 2 hours of the request.

     Professional Services. Our Comstor division offers customers a number of fee-based services, which we refer to as professional services. These include:

     o Product Preparation Services: Our configuration services include assembling network equipment, installing and configuring software, and documenting the network equipment configuration.

     o Staff Augmentation: We enable resellers to take advantage of opportunities or projects for which they may not have adequate staff, by providing engineers with a variety of qualifications based on the needs of the project. In addition, we assist resellers in producing proposals or tenders for business.

     o Network Design and Consulting Services: Our personnel are available for consultation regarding decisions about network design, performance and expansion. We assess the realized network performance relative to the investment that has been made in equipment and bandwidth. Based on our assessment, we identify problems and recommend solutions. In addition, we assess network security, locating weaknesses and recommending improvements.

     o Technology Centers: Our technology centers are laboratory facilities equipped with a wide range of fully configured Cisco products. We provide the opportunity for customers to replicate networks and test products in a laboratory environment without jeopardizing their own, or end-users', networks. Customers subscribe to our laboratory services in order to use our facilities to test prospective product configurations, perform end-user demonstrations, and train their staff.

     o Customer Training: Our training assists customer staff in attaining Cisco accreditations, and thereby enables customers to attain accreditations such as Cisco Premier Certified Partner status. We also develop customized training programs to meet the specific needs of certain customers, in addition to the programs described below.

     Marketing Programs and Customer Training. We have developed a detailed database of past sales to identify new sales opportunities as our vendors develop new products and solutions. We also recruit new customers through extensive telemarketing, web-based marketing and trade publication advertising programs. We conduct a range of customer training programs through a variety of media, designed to develop customer awareness of new products and solutions from our vendors. Our training programs include:

    Training Programs                         Content                               Medium of Instruction
--------------------------    --------------------------------------      ----------------------------------------
Fast Track                    Vendor Focus: Vendor-specific product       Classroom instruction.
                              information and solutions, and
                              preparation for vendor certification.

Future Track                  Technology Focus: New technologies          Seminars.
                              and selling strategies.

Tele Track                    Industry Focus: Recent trends in            Monthly teleconferences hosted by our
                              networking industry and customer            product managers and vendors.
                              opportunities.

Web Track                     Online Training: Course materials.          Internet-based streaming video available
                                                                          24 hours a day, seven days a week, on
                                                                          our web site.

     We also offer programs to educate resellers to enable them to take advantage of opportunities in new vertical markets:

    Vertical Marketing Programs                           Content
----------------------------------   ----------------------------------------------------------
Federal Edge                         Federal Government Market Focus: Training and events,
                                     trade-show opportunities and other information relating to sales opportunities with the federal government.

Smarter Edge                         Education Market Focus: Training, teleconferences and
                                     other market information, including information on state and local school construction and renovation.

Access Edge                          Telecommunications Companies Market Focus: Training,
                                     seminars and events to develop partnerships between
                                     customers and service providers.

     Warranty Services. We process warranty claims to the extent agreed to with vendors, accepting returned products if warranty conditions are satisfied. We resell vendors' extended warranty and service contracts, although we do not provide our own warranties.

Customers

     We serve over 9,450 customers, with no single customer accounting for more than 5% of our consolidated sales in the nine months ended November 30, 2000. Our customers are primarily value-added resellers, systems integrators and service providers.

     Value-added Resellers. Value-added resellers, or VARs, focus on selling complex communications and networking products, and designing and providing solutions using those products, to address the needs of end-users. Our most significant VAR customers are those that target end-users in specific markets, such as the hospitality, government and education markets.

     Systems Integrators. Systems integrators provide end-users with large-scale, project-based solutions. They work on projects that typically span cities or states and are installed over a period of several months. They offer extensive services including consulting and the development of software applications. As compared to value-added resellers, a smaller portion of their total revenues is derived from resale of products.

     Service Providers. Service providers provide data, voice and video communication services to businesses and consumers. They include regional, national and international long distance telecommunications carriers, as well as Internet, cable and wireless service providers. They resell products purchased from us to end-users. Our service provider customers are generally large companies focused on the delivery of communications services. They rely on us for expertise related to customer premise equipment.

     Below we list certain of our most significant customers by type:


VARs                             Systems Integrators                          Service Providers
Annese & Associates, Inc.        Alcatel UK Limited                           Cable & Wireless, Inc.
Computacenter plc                Logical UK Limited                           Cincinnati Bell Wireless Co. Inc.
Daycom Systems Inc.              Milgo Solutions                              Comcast Telecommunications, Inc.
The Presidio Corporation         NEC Business Network Solutions, Inc.         Qwest Internet Solutions, Inc.
Xeta Technologies Inc.           Siemens Network Systems Limited              Sprint Communication Co.
                                                                              Williams Communications
                                                                                   Solutions LLC

     Logical UK Limited is a subsidiary of Datatec.

Information Systems

     We are in the process of implementing COMPASS, our new information system, across our operations. COMPASS is an enterprise-wide real-time information system from J.D. Edwards that we have customized to address our needs. COMPASS is intended to provide us with a single global platform for communication, both internally and with our vendors and customers. Currently, 25% of our worldwide sales run on COMPASS. We are implementing COMPASS in a planned rollout, one business at a time, in order to minimize operational disruptions and accelerate the realization of benefits offered by the system.

     COMPASS allows our customers and employees to access our systems via the Internet. It allows us to provide our customers with information on pricing and availability of our products in inventory. It enables them to place purchase orders online and obtain tracking information on shipped products. COMPASS is also designed to facilitate customers' access to our value-added sales and support services online. By expanding the means of communication with our customers and vendors, we plan to build on the efficiencies created by improved access to information.

     The portion of our operations not currently using COMPASS operates using a variety of legacy software systems that provide the information required by management to operate the business. We believe that all our existing information systems have an appropriate level of functionality to continue to operate until the implementation of COMPASS is completed. Once implemented, we expect that COMPASS will provide significant opportunities to increase efficiency.

Competition

     Competition in the market for distribution of communications and networking equipment products and services in the U.S. and the foreign markets in which we operate is intense. We compete primarily on the basis of:

     o    ability to tailor solutions to specific customer needs;

     o    service, support and training;

     o    vendor selection and product availability;

     o    ability to arrange for financial assistance;

     o    price; and

     o    speed of delivery.

     We compete with a number of national and international value-added distributors, including Azlan Group plc, Landis Group N.V. and ScanSource Inc. (through its division Catalyst Telecommunications). We also compete, both in the U.S. and abroad, with certain broadline distributors, such as Ingram Micro and Tech Data, that are authorized to sell products that are the same as or similar to the products we sell. In addition, we face competition from direct sales by our vendors who offer certain resellers prices that are lower than the prices they offer to us.

Employees

     As of November 30, 2000, we had 1,057 full-time employees, of which 535 are based in the U.S. and 242 are based in the United Kingdom. The remainder are based in our operations in Canada, Germany, Australia, New Zealand, Brazil and Singapore. We consider our relations with our employees to be good.

Facilities

     Our worldwide executive headquarters are located in Tarrytown, New York. Our principal properties consist of the following:


                                                                            Approximate Floor Area in
                 Location                            Principal Use                 Square-Feet
--------------------------------------------  ----------------------------  -------------------------
NORTH AMERICA:

Elmsford, NY                                  Warehouse                                    105,000
Tarrytown, NY                                 Offices                                       95,000
Lachine, Quebec                               Offices/Warehouse                             49,000
Chantilly, VA                                 Warehouse                                     44,000
Chantilly, VA                                 Offices                                       35,000
Pittsburgh, PA                                Warehouse                                     23,000
Broomfield, CO                                Offices                                       17,000
Pittsburgh, PA                                Offices                                       16,000
Omaha, NE                                     Offices                                       11,000
Mississauga, Ontario                          Offices                                        7,000
Eastchester, NY                               Data Center                                    4,000

EUROPE:

Slough, United Kingdom                        Offices/Warehouse                             27,000
Cirencester, United Kingdom                   Warehouse                                     18,000
Berlin, Germany                               Offices                                       13,000
Cirencester, United Kingdom                   Offices                                       10,000

ASIA-PACIFIC:

Sydney, Australia                             Offices/Warehouse                             32,000
Singapore                                     Offices                                        3,000

SOUTH AMERICA:

Rio de Janeiro, Brazil                        Offices/Warehouse                             18,000
Sao Paulo, Brazil                             Offices                                        4,000

     All of our facilities are leased. We do not anticipate any material difficulty in renewing any of our leases as they expire or securing replacement facilities, in each case on commercially reasonable terms.

Legal proceedings

     Neither we nor any of our subsidiaries are a party to any material legal proceedings.

                                   MANAGEMENT

Management Structure

          Executive Officers and Directors

     The following table sets forth information with respect to our executive officers and directors as of January 10, 2001:

Name                          Age                             Position
-----                         ----                            -------
Thomas Dolan................   47   Director, President and Chief Executive Officer
Philip Raffiani.............   46   Director, Executive Vice President and General Manager,
                                    Treasurer and Secretary
Alan Marc Smith.............   37   Executive Vice President and Chief Operating Officer
John P. O'Malley III........   38   Vice President, Finance and Chief Financial Officer
John McCartney..............   48   Chairman of the Board
Jens Montanana..............   40   Director
Robin Rindel................   38   Director
Jon James...................   38   Director

     Thomas Dolan, our co-founder, was elected a director in September 1996 and has served as our President and Chief Executive Officer since November 2000. From our inception in April 1985 to November 2000, Mr. Dolan served as our Executive Vice President of Worldwide Sales and Marketing. Prior to founding Westcon Group, Mr. Dolan was Manager of Systems Development at Avon Products, Inc., a manufacturer of cosmetics, from May 1979 to March 1985. Mr. Dolan has a B.S. in engineering from Tulane University. Following his graduation, Mr. Dolan served as an officer in the U.S. Marine Corps.

     Philip Raffiani, our co-founder, has served as our Executive Vice President and General Manager since our inception in April 1985, as a director since September 1996 and as our Treasurer and Secretary since November 2000. Prior to founding Westcon Group, Mr. Raffiani operated his own consulting and programming business on IBM mainframe systems from January 1981 to May 1985. He served as Vice President of Operations for Datafast, Inc., an IBM mainframe services bureau, from May 1977 to January 1981. Mr. Raffiani was a director of Brightwork Development, Inc., a designer of software utilities, from May 1988 to March 1994. Mr. Raffiani has a B.S. in business administration from Rutgers University.

     Alan Marc Smith has served as our Executive Vice President and Chief Operating Officer since January 1998. He joined us in February 1997 as Director of Business Development and Planning, a position he held until January 1998. Prior to joining us, Mr. Smith was Manager of the Business Management Group at Bay Networks, Inc. (now the data division of Nortel Networks, Inc.), and its predecessor, Synoptics Communications Corporation, from December 1993 to February 1997. From June 1989 to December 1993, Mr. Smith held the position of Manager of Contracts at Oracle Corporation. Mr. Smith has a B.A. in economics from Union College.

     John P. O'Malley III has served as our Vice President, Finance since March 1999 and as our Chief Financial Officer since November 2000. Prior to joining us, Mr. O'Malley was self-employed as a financial consultant from November 1997 to March 1999. From September 1996 to November 1997, Mr. O'Malley served as Executive Vice President, Finance, and Chief Financial Officer of Medical Resources, Inc., a national provider of diagnostic imaging services. From December 1992 to September 1996, Mr. O'Malley served as Executive Vice President, Finance, Chief Financial Officer and Secretary of NMR of America, Inc., another provider of diagnostic imaging services. He initially joined NMR as Director of Finance in May 1992. From August 1984 to May 1992, Mr. O'Malley was employed by the public accounting firm of Ernst & Young LLP and its predecessors, most recently as an Audit Manager. Mr. O'Malley is a certified public accountant with a B.S. in accounting from the University of Delaware.

     John McCartney was elected a director in August 1998 and was elected chairman of our board of directors in January 2001. Mr. McCartney has served as vice chairman of the board of directors of Datatec Limited since October 1998. From June 1997 to March 1998, he held the position of President of 3Com Corporation's Client Access Unit. Mr. McCartney served as President and Chief Operating Officer of from January 1996 to June 1997. He joined the executive management team of US Robotics in March 1984 as Vice President and Chief Financial Officer and served in various executive capacities until becoming President and Chief Operating Officer of US Robotics in January 1996. From April 1981 to March 1984, Mr. McCartney was Vice President of Operations of Dur-o-wal, Inc. From July 1976 to April 1981, he held the position of Manager at Grant Thornton & Company, a public accounting firm. Mr. McCartney is a director of Datatec, A.M. Castle Corporation, a steel distributor, Quotesmith.com, Inc., a web-based insurance agency, and Next Level Communications, Inc., a manufacturer of telecommunications and networking equipment. Mr. McCartney is a certified public accountant with a B.A. in philosophy from Davidson College and an M.B.A. from the Wharton School.

     Jens Montanana was elected a director in August 1998. Mr. Montanana founded Datatec Limited in February 1986 and has served as Chief Executive Officer of Datatec since its inception in February 1986 and as Chairman of the board of directors of Datatec since December 1994. In December 1993, Mr. Montanana co-founded Xedia Corporation, a provider of network switching products. From August 1989 to September 1993, Mr. Montanana held the position of Managing Director and Vice President of US Robotics UK Limited. Mr. Montanana is a director of Vesatile Mobile Systems Inc., a developer of wireless software applications. Mr. Montanana graduated with a degree in electronic engineering from the University of Reading in the United Kingdom.

     Robin Rindel was elected a director in August 1998. Mr. Rindel has served as Group Commercial Director of Datatec Limited since September 1998. In this capacity, he leads a team responsible for Datatec's corporate finance and investor relations activities and is also responsible for overseeing Datatec's acquisition activities. From September 1995 to September 1998, Mr. Rindel held the position of Group Financial Director of Datatec. Prior to joining Datatec, he was the Executive Director of Corporate Finance of Merhold Kirsh Capital Limited, a company that provides advice relating to corporate finance and investment banking, from May 1993 to August 1995. Mr. Rindel is a chartered accountant. He graduated from the University of South Africa in Pretoria, South Africa.

     Jon James was elected a director in August 1998. Mr. James has served as Group Finance Director of Datatec Limited since September 1998. Prior to joining Datatec, Mr. James was a partner of Deloitte & Touche in their Johannesburg, South Africa office from September 1993 to August 1998. Mr. James is a chartered accountant. He graduated from the University of the Witwatersrand in Johannesburg, South Africa.

Board Composition

     Our bylaws allow for between six and eleven directors, with the exact number of directors to be determined from time to time by the board of directors. We currently have six directors.

Board Committees

     The audit committee of our board of directors will be comprised of three independent directors. The audit committee reviews and, as it deems appropriate, recommends to the board of directors the internal accounting and financial controls for Westcon Group and the accounting principles and auditing practices and procedures to be used in preparation and review of our financial statements. The audit committee also reviews the scope and results of the professional services provided by our independent auditors and the fees charged for these services and makes such recommendations to the board of directors as it deems appropriate, including recommendations as to the appointment of independent auditors.

     The compensation committee of our board of directors will be comprised of three independent directors. The compensation committee reviews and, as it deems appropriate, recommends to the board of directors policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The compensation committee also administers the Westcon Group Stock Option Plan and advises and consults with our officers as may be requested regarding policies relating to managerial personnel.

Compensation Committee Interlocks and Insider Participation

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

     Directors receive no additional compensation for their services as directors, but are reimbursed for their reasonable and necessary out-of-pocket expenses incurred for attending board and board committee meetings. We have established the Westcon Group Stock Option Plan pursuant to which our directors are eligible to receive stock option grants.

Employment Agreements

Thomas Dolan, Philip Raffiani and Alan Marc Smith

     Through a wholly owned subsidiary, we have entered into employment agreements with each of Thomas Dolan, Philip Raffiani and Alan Marc Smith, under which each of these officers receives an annual base salary of $450,000 beginning on October 1, 1999. Each agreement will expire on . Under these agreements, in addition to his base salary, each officer receives:

     o an annual bonus of $50,000 upon achievement of performance objectives determined by our board of directors;

     o benefits that are made available to our other employees, including 401(k) plan benefits, stock options, medical insurance, life insurance and vacation; and

     o other benefits at the sole discretion of our board of directors, including disability insurance and additional life insurance.

     Each officer will continue to receive his annual base salary in the event his employment is terminated for any reason other than for cause or as a result of the officer's death. In addition, a terminated officer will receive an annual termination payment of $150,000 for two years from the date of the last payment of his annual base compensation, unless the officer voluntarily terminates his employment, in which case the termination payments will be at our option. A terminated officer, his spouse and any children will also continue to receive comparable medical insurance coverage for two years from the last payment of the officer's annual base compensation.

     Each agreement contains covenants requiring the officer to disclose, assign and transfer to us all work product and intellectual property created by him during his employment with us, prohibiting disclosure of our proprietary and confidential information, and restricting him from competing with us and soliciting our employees, consultants, contractors, vendors and customers until the date eighteen months after the later of:

     o    the final payment of his annual base salary; and

     o    the final termination payment.

Executive Compensation

     The following table sets forth information concerning the compensation paid during Fiscal 2000 to:

     o    our chief executive officer during our last fiscal year; and

     o our four other most highly compensated executive officers who were serving as executive officers at the end of Fiscal 2000;

who are collectively referred to below as the named executive officers, in all capacities in which they served.


                               SUMMARY COMPENSATION IN LAST FISCAL YEAR

                                                                              Long-Term
                                                                             Compensation
                                                 Annual Compensation            Awards
                                                --------------------         -------------
                                                                              Securities
                                                                              Underlying
                                                                              Options(1)          All Other
Name and Principal Position                     Salary        Bonus              (#)           Compensation(2)
---------------------------                     ---------     ------         -------------    ---------------
Thomas Dolan                                     $387,501    $20,833             30,000             $2,667
  President and Chief Executive
  Officer; Executive Vice President,
  Worldwide Sales and Marketing
  from April 1985 to November  2000

Philip Raffiani                                   387,501     20,833             30,000              2,667
  Executive Vice President and
  General Manager, Treasurer and
  Secretary

Alan Marc Smith                                   387,501     20,833             30,000              2,667
  Executive Vice President and
  Chief Operating Officer

John P. O'Malley III                              184,615     26,239             20,000              4,000
  Vice President, Finance and
  Chief Financial Officer

Roman Michalowski                                 387,501     20,833             30,000              2,667
  President and Chief Executive
  Officer until
  November 2000

-------------------

(1)  Options represent the right to purchase ordinary shares of Datatec.
(2) Matching contributions and profit sharing contributions made by us on behalf of the named executive officer under our 401(k) profit sharing plan.

Stock Option Grants in Last Fiscal Year

     The following table sets forth information concerning grants of stock options made to the named executive officers during our fiscal year ended February 29, 2000. No stock appreciation rights were granted to the named executive officers during that fiscal year. Each option represents the right to purchase one ordinary share of Datatec. These options were granted on July 9, 1999 pursuant to Datatec's stock option plan. The options vest over a four-year period, with 25% vesting after the first anniversary of the original award date, and an additional 25% on each anniversary thereof. The options will be fully vested in July 2003.

     The table illustrates the hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of future prices of Datatec's ordinary shares. These amounts represent assumed rates of appreciation in the value of Datatec's ordinary shares from their market price on the date of grant. Potential realizable values are computed by (1) multiplying the number of Datatec ordinary shares subject to a given option by their fair market value on the date of the grant, (2) assuming that the aggregate stock value derived from that calculation compounds annually for the entire term of the option, and (3) subtracting from that result the aggregate option exercise price. Actual gains, if any, on stock option exercises are dependent on the future performance of Datatec's ordinary shares. The amounts reflected in the table may not necessarily be achieved.


                                                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Potential Realizable Value at Assumed
                                                                                                    Annual Rates of Stock Price
                                    Individual Grants(1)                                           Appreciation for Option Term(1)
                       ----------------------------------------------------------------------  -------------------------------------
                                         Percent of
                         Number of      Total Options                    Market
                        Securities       Granted to                     Price on
                        Underlying        Employees       Exercise or   Date of
                          Options         in Fiscal       Base Price     Grant     Expiration      0%            5%           10%
        Name            Granted (#)        Year(2)          ($/Sh)       ($/sh)       Date        ($)            ($)          ($)
---------------------  ------------     -------------     -----------   --------   ----------   -------        -------      --------
Thomas Dolan.........      30,000             4.36%          5.55        11.10       7/9/04     166,516        258,526      369,834
Philip Raffiani......      30,000             4.36           5.55        11.10       7/9/04     166,516        258,526      369,834
Alan Marc Smith......      30,000             4.36           5.55        11.10       7/9/04     166,516        258,526      369,834
John P. O'Malley III.      20,000             2.91           5.55        11.10       7/9/04     111,010        172,351      246,556
Roman Michalowski....      30,000             4.36           5.55        11.10       7/9/04     166,516        258,526      369,834

-------------------

(1) Assumes a currency exchange ratio of 7.72 South African Rand to one U.S. dollar as of January 9, 2001.
(2) Based on a total of 687,653 options granted under Datatec's stock option plan to our employees, including the named executive officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

     The following table sets forth information concerning option exercises by the named executive officers during our fiscal year ended February 29, 2000. Options represent the right to purchase ordinary shares of Datatec. Options are "in-the-money" if the value of Datatec's ordinary shares exceeds the exercise price of the options. The value of the unexercised in-the-money options at February 29, 2000 is based on the fair market value of Datatec's ordinary shares on February 29, 2000, less the exercise price of the options, multiplied by the number of shares underlying the options. The fair market value used in the calculation was $22.71 per share, which was the closing price of Datatec's ordinary shares on the Johannesburg Stock Exchange on February 29, 2000, assuming a currency exchange ratio of 6.34 South African Rand to one U.S. dollar as of that date.

                              AGGREGATED OPTIONS EXERCISES IN LAST FISCAL YEAR
                                     AND FISCAL YEAR END OPTION VALUES

                                                                    Number of                   Value of
                                                              Securities Underlying           Unexercised
                                 Shares                        Unexercised Options        In-the-Money Options
                               Acquired on      Value      At Fiscal Year End (#)     At Fiscal Year End ($)
                                Exercise      Realized            Exercisable/               Exercisable/
           Name                    (#)           ($)             Unexercisable              Unexercisable
--------------------------     -----------   -----------   ------------------------   -------------------------
Thomas Dolan..............            -          -              10,000/60,000             178,391/1,013,801
Philip Raffiani...........       10,000      126,834 (1)           0/60,000                  0/1,013,801
Alan Marc Smith...........       10,000      126,834 (1)           0/60,000                  0/1,013,801
John P. O'Malley III......            -          -                 0/20,000                   0/319,085
Roman Michalowski.........            -          -              10,000/60,000             178,391/1,013,801

-------------------
(1) The value realized by the sale in the open market, by atec on behalf of the officer exercising the option, of shares underlying the option exercised, at a price of $17.62 per share, assuming a currency exchange ratio of $6.34 South African Rand to one U.S. dollar as of January 28, 2000, the date of exercise.

                               STOCK OPTION PLANS

     Westcon Group Stock Option Plan

     Our board of directors has adopted the Westcon Group Stock Option Plan. The purposes of the plan are to promote the interests of Westcon Group and its stockholders by helping us obtain and retain the services and advice of our directors, officers, employees, consultants, contractors and advisers upon whose judgment, initiative and efforts we depend and by providing those persons with further incentives to advance our interests through the granting of incentive and non-qualified stock options. Our stock option plan is intended to serve as a successor equity incentive program to the Datatec Share Option Scheme adopted by the Datatec board of directors and stockholders in 1994 and subsequently amended. Our employees will no longer receive options under the Datatec Share Option Scheme. The last options granted to our employees under the scheme were granted on June 30, 2000.

     Share Reserve. We have authorized 3,500,000 shares of common stock for issuance pursuant to stock options to be granted to eligible individuals under our stock option plan. Shares from lapsed or terminated options may be offered under subsequent options and are not counted against the reserve amount. Substitute options granted in assumption of, or in substitution for, outstanding options previously granted by a company which we acquire or with which we combine, will not reduce the number of shares available for issuance under the plan.

     Eligibility. Our directors, officers, employees, consultants, contractors and advisors are eligible to receive awards under our plan.

     Administration. Our board of directors has authorized the compensation committee to administer the plan. The committee will have the power to interpret the plan and the option agreements entered into under the plan, and to make all other determinations necessary or advisable for administering the plan. Decisions of the committee on these matters will be final and conclusive. The compensation committee will have full power and authority, taking into account accomplishments of the individual in furthering our interests and other factors that it deems pertinent, to:

     o select the individuals to whom options are granted, and whether the options granted are incentive stock options or non-qualified stock options; and

     o determine the timing of the grant, the number of shares to be subject to each option, the term of each option and the date it becomes exercisable, whether it is exercisable in whole, or in part in installments, and the exercise price for each option.

     Any shares of common stock deliverable under the plan will be authorized but unissued shares or treasury shares. The exercise price of an option may not be less than the fair market value of the subject shares on the date the option is granted, except in the case of substituted options referred to above. However, if an incentive stock option is granted to any person who would, after the grant, be deemed to own stock possessing more than ten per cent of the total combined voting power of all classes of our stock or of any parent or subsidiary of Westcon Group, the exercise price may not be less than 110% of the fair market value of the subject shares on the date the option is granted.

     Adjustments. In the event of a merger or consolidation of, or sale of all or substantially all of the assets of, Westcon Group, or a dividend or other distribution, recapitalization, stock split or other corporate transactions (as more fully described in the plan), the committee may adjust:

     o the number and type of shares (or other securities) that may be issued upon the exercise of options yet to be granted;

     o    the exercise price per share to be paid for each outstanding option;
          and

     o the number and type of shares (or other securities) covered by each outstanding option.

     Term of Options. The compensation committee of our board of directors will generally determine the date or dates on which the options become exercisable and expire. However, no option may be exercised after 10 years from the date that it was granted. The expiration date of an option will be accelerated in the event that the beneficiary violates duties owed to us, dies or becomes permanently disabled, or otherwise ceases to be eligible.

     Nontransferability. An option granted under the plan may not be transferred, assigned, pledged or hypothecated or otherwise disposed of except by will or the laws of descent and distribution, and may be exercised only by the person to whom it was granted during his or her lifetime.

     Termination or Amendment. Unless our board of directors previously terminates our plan, our plan will terminate on the tenth anniversary of the date the plan is approved by our board of directors and stockholders. Our board may, at any time, suspend, amend or terminate the plan, but no amendment may increase the share reserve without the approval of a majority of our stockholders.

     Datatec Stock Option Plan

     Certain of our directors, officers and employees have been granted stock options under the Datatec Share Option Scheme.

     Exercise Price. The exercise price for options initially granted to our employees under the Datatec Share Option Scheme is equal to 50% of the market price of a Datatec ordinary share on the Johannesburg Stock Exchange for the trading day immediately preceding the date of the grant. The exercise price for options granted after January 2000 under the amended Datatec Share Option Scheme is equal to 85% of the average of the closing market price of a Datatec ordinary share on the Johannesburg Stock Exchange for the thirty days immediately preceding the date of the grant. The exercise price may not be less than 200 South African cents.

     Exercise of Options. Each option may only be exercised in respect of multiples of 100 Datatec ordinary shares or in full. Options generally vest at the rate of 25% per year, beginning one year after the date of award, and have a term of five years. An option may lapse and no longer be exercisable if:

     o the beneficiary fails to exercise the option within one year after the date that the employee retires, is terminated or dies;

     o the employee ceases to be an employee for reasons other than retirement, termination or death; or

     o the interest of the beneficiary in the option becomes subject to a claim of the beneficiary's creditors.

     Changes in Control. In the event of a change of control of Datatec, the Datatec board of directors may provide that each outstanding option will become fully exercisable with respect to the total number of Datatec ordinary shares subject to the option. The Datatec board of directors will use its best efforts to arrange for a similar stock option plan after the change of control with respect to beneficiaries holding outstanding options. If a change of control occurs and the auditors of Datatec determine a new stock option plan has been arranged that is equally favorable to the beneficiaries, the beneficiaries will be required to accept options under the new plan in lieu of their existing outstanding options under the Datatec Share Option Scheme.

                           RELATED PARTY TRANSACTIONS

     History of Ownership by Datatec

     On August 6, 1998, Datatec purchased 10,328,554 shares of our common stock, $0.01 par value, and $61.2 million principal amount of our outstanding debt to Mirado Corp., from Mirado, at an aggregate purchase price of $72.8 million. Each of Thomas Dolan, Philip Raffiani and Roman Michalowski owned, and continues to own, one third of the issued and outstanding voting common stock of Mirado. On September 2, 1999, Datatec purchased from us 3,381,694 shares of our common stock at an aggregate purchase price of $97 million. On February 29, 2000, Datatec acquired an additional 13,402,627 shares of our common stock in connection with the following four transactions:

     o Datatec contributed to us all of the issued and outstanding capital stock of RBR Networks GmbH (now Comstor Networks GmbH), its German subsidiary, in exchange for 217,604 shares of our common stock;

     o Datatec contributed to us all of the issued and outstanding capital stock of RBR Networks Pte. Ltd., its Singapore subsidiary, in exchange for 205,000 shares of our common stock;

     o Datatec contributed to us all of the issued and outstanding capital stock of Westcon (UK) Limited, a United Kingdom subsidiary, in exchange for 4,867,511 shares of our common stock; and

     o Datatec contributed to us all of the issued and outstanding capital stock of RBR Group Limited, a United Kingdom subsidiary, in exchange for 8,112,512 shares of our common stock.

     In addition, in connection with our acquisitions from Datatec of the issued and outstanding capital stock of RBR Networks GmbH and RBR Networks Pte. Ltd., we paid $5.7 million of contingent cash consideration during the nine months ended November 30, 2000 and may be required to pay a contingent cash consideration of up to $6.8 million if those subsidiaries achieve certain financial objectives during Fiscal 2002.

     Upon completion of this offering, Datatec will own approximately % of the outstanding shares of our common stock. See "Risk Factors--Datatec, our controlling stockholder, may have interests that are adverse to yours" on page 8 for additional information about Datatec's share ownership.

Agreements with Datatec

     On occasion, Datatec has extended loans to us to allow us to meet our working capital requirements. As of November 30, 2000, a principal amount of $29.2 million was outstanding under loans from Datatec. Interest is payable on this amount at the rate of 6.0% per annum. We intend to use a portion of the net proceeds of this offering to repay a portion of this amount.

     During Fiscal 2000, we paid Datatec $700,000 for management services and $500,000 for acquisition-related services. During Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, we sold products and services for amounts totaling $9.7 million, $18.4 million and $28.6 million, respectively, to subsidiaries of Datatec. We believe the terms of these sales transactions are at least as favorable as those we could otherwise have obtained from unrelated third parties and were negotiated on an arms-length basis.

     Datatec has entered into an agreement with us not to engage, for a five-year period, in businesses that compete with ours, except in South Africa and certain other African countries.

Transactions with Affiliates Other than Datatec

     In Fiscal 1998, Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, we paid an aggregate of $92,241, $158,202, $283,980 and
$164,853, respectively, in connection with leases of office, warehouse, temporary residence and parking space, from wholly owned subsidiaries of Mirado.

     In Fiscal 2000 and the nine months ended November 30, 2000, we paid an aggregate of $92,126 to a subsidiary of Mirado for car services.

     During Fiscal 1998, we prepaid $3.4 million under a lease for certain facilities with a subsidiary of Mirado. In December 1999, the facilities were sold to an unrelated third party, subject to the existing lease terms with us. Also, in October, 2000, we subleased the facilities to an unrelated third party. The sublease expires in Fiscal 2005. In Fiscal 2005, we may terminate the lease, and be reimbursed by the lessor, in monthly installments, for the portion of the prepayment that covers the remaining term of the lease.

     On November 6, 2000, we made a loan in the principal amount of $600,000 to Alan Marc Smith, our Chief Operating Officer. Interest on the outstanding principal balance on the loan is payable at the rate of 8.0% per annum, except if the loan is repaid in full by February 15, 2001, in which case no interest will be payable.

     In Fiscal 1998, we recorded a capital distribution of $4 million to and on behalf of an entity owned by our stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following tables set forth the following information with respect to the beneficial ownership of our common stock and of Datatec ordinary shares, as of January 5, 2001:

     o each person known by us to beneficially own more than five percent of the outstanding shares of our common stock;

     o the beneficial ownership of our common stock and of Datatec ordinary shares by each of our directors and named executive officers;

     o the beneficial ownership of our common stock and of Datatec ordinary shares by all our executive officers and directors, as a group.

     The following tables give effect to the shares of our common stock and of Datatec ordinary shares issuable within 60 days of January 5, 2001 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

                      BENEFICIAL OWNERSHIP OF WESTCON GROUP COMMON STOCK

                                                       Number of Shares               Percentage of Shares
                                                         Beneficially                Beneficially Owned(1)
                                                            Owned           ---------------------------------------
                                                          Before the
Name and Address of Beneficial Owner                       Ofering          Before the Offering  After the Offering
--------------------------------------------------     ----------------     -------------------  ------------------
5% Stockholders

Datatec Limited (2)...............................        39,566,254                85.2%
Mirado Corp.(3)...................................         5,207,884                11.2

Directors and Executive Officers

Thomas Dolan(4)...................................         5,207,884                11.2
Philip Raffiani(4)................................         5,207,884                11.2
Alan Marc Smith(5)................................           830,591                 1.8
John McCartney (2)................................           325,138                 *
Jens Montanana (2)................................           464,483                 1.0
Robin Rindel (2)..................................           278,690                 *
Directors and Executive Officers as a Group (8
 persons).........................................         7,160,786                15.3

-------------------

*    Less than one percent
(1) Percentage of beneficial ownership of our common stock prior to this offering is based on 46,448,296 shares of our common stock outstanding as of January 5, 2001. Percentage of beneficial ownership of our common stock
     after this offering is based on   shares of our common stock outstanding,
     which includes the foregoing plus   shares of our common stock to be sold
     in this offering.

(2) Datatec has granted each of John McCartney, Jens Montanana and Robin Rindel an option to purchase from Datatec 325,138, 464,483 and 278,690 shares, respectively, of our common stock. These options are currently exercisable and may be exercised at any time prior to December 31, 2003.

(3) Each of Thomas Dolan, Philip Raffiani and Roman Michalowski owns one third of the issued and outstanding voting common stock of Mirado Corp. Mr. Dolan, Mr. Raffiani, Mr. Michalowski, their respective spouses, and trusts for the benefit of their respective families own the issued and outstanding non-voting common stock of Mirado.

(4) Includes 5,207,884 shares of our common stock held of record by Mirado Corp. Each of Mr. Dolan and Mr. Raffiani owns one-third of the issued and outstanding voting common stock of Mirado.

(5) Includes 355,968 shares of our common stock that Mr. Smith purchased from Datatec pursuant to an agreement dated March 31, 2000. The shares are subject to certain transfer restrictions. Mr. Smith may require Datatec to repurchase the shares at any time and Datatec has an option to purchase the shares which it may exercise in the event that Mr. Smith terminates his employment with us and in certain other specified circumstances.


                BENEFICIAL OWNERSHIP OF DATATEC ORDINARY SHARES


                                                          Number of Shares
                                                            Beneficially     Percentage of Shares
Name and Address of Beneficial Owner                           Owned         Beneficially Owned(1)
------------------------------------                      ----------------   --------------------
Thomas Dolan(2)..........................................       108,500                *
Philip Raffiani(3).......................................       157,200                *
Alan Marc Smith(4).......................................        17,500                *
John P. O'Malley III(5)..................................         5,000                *
John McCartney(6)........................................       153,000                *
Jens Montanana(7)........................................     6,894,955              5.4%
Robin Rindel(8)..........................................       132,807                *
Jon James(9).............................................        25,200                *
Directors and Executive Officers as a Group (8 persons)..     7,444,162              5.8%


-------------------

* Less than one percent
(1) Percentage of beneficial ownership of Datatec ordinary shares is based on 128,660,402 ordinary shares of Datatec outstanding as of January 5, 2001.

(2) Includes 27,500 ordinary shares of Datatec subject to options that Mr. Dolan may exercise within 60 days of January 5, 2001.

(3) Includes (a) 139,700 ordinary shares of Datatec of which Mr. Raffiani is the sole beneficial owner and (b) 17,500 ordinary shares of Datatec subject to options that Mr. Raffiani may exercise within 60 days of January 5, 2001.

(4) Includes 17,500 ordinary shares of Datatec subject to options that Mr. Smith may exercise within 60 days of January 5, 2001.

(5) Includes 5,000 ordinary shares of Datatec subject to options that Mr. O'Malley may exercise within 60 days of January 5, 2001.

(6) Includes 50,000 ordinary shares of Datatec subject to options that Mr. McCartney may exercise within 60 days of January 5, 2001.

(7) Includes (a) 5,545,000 ordinary shares of Datatec held of record by Business Venture Investments 201 (Pty) Ltd and Diablo Trade 236 (Pty) Ltd, each a South African corporation of which Mr. Montanana is the sole indirect shareholder, (b) an aggregate of 1,149,955 ordinary shares of Datatec held of record by The Montanana Family Trust and the Montanana Family Trust, of each of which Mr. Montanana is the trustee, and (c) 200,000 ordinary shares of Datatec subject to options that Mr. Montanana may exercise within 60 days of January 5, 2001.

(8) Includes (a) 62,057 ordinary shares of Datatec held of record by the RS Rindel Family Trust, of which Mr. Rindel is one of the trustees, and (b) 26,250 ordinary shares of Datatec subject to options that Mr. Rindel may exercise within 60 days of January 5, 2001.

(9) Includes 25,000 ordinary shares of Datatec subject to options that Mr. James may exercise within 60 days of January 5, 2001.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our common stock and preferred stock and the relevant provisions of our certificate of incorporation and bylaws are summaries thereof and are qualified by reference to our certificate of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

     Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value, and 15,000,000 shares of preferred stock, $0.01 par value.

Common Stock

     As of December 31, 2000, there were 46,448,296 shares of common stock outstanding held of record by seven stockholders.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at times and in amounts as our board of directors may determine from time to time. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights and is not subject to redemption. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

     Under the terms of the certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by law, to issue the preferred stock in one or more series. Each series shall have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the board of directors may determine. The board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of Westcon Group. This issuance could adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We currently have no plans to issue any of the preferred stock.

Anti-Takeover Effects Of Provisions Of Delaware Law, Our Certificate Of Incorporation and Bylaws

     Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     o prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

     o on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Except as otherwise specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include (x) any person that owns (or, within the prior three years, did own) 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

     Board of Directors; Removal and Vacancies. Our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of holders of a majority of the shares of our stock that are entitled to vote. Any vacancy on the board of directors, regardless of the reason for the vacancy, will be filled by vote of the majority of the directors then in office unless there are less than four directors then in office, in which event, our stockholders will fill the vacancy. These provisions may deter or discourage a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by this removal with its own nominees.

     Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and may not be taken by written action in lieu of a meeting. All stockholder action must be properly brought before any stockholder meeting, which means, according to our bylaws, that a stockholder must comply with provisions requiring that we receive advance notice. Our bylaws also establish advance notice requirements for nominations for election to the board of directors. In addition, special stockholder meetings may only be called by the chairman of the board of directors, our president or our secretary, or pursuant to a resolution adopted by a majority of our entire board of directors. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until a meeting is called. This provision could also discourage a potential acquiror from making a tender offer for our common stock because even if able to acquire a majority of our outstanding voting securities, a potential acquiror would only be able to take actions such as electing new directors or approving business combinations or mergers at duly called stockholder meetings, and not by written consent.

     Amendments to Our Certificate of Incorporation and Bylaws. Our certificate of incorporation requires the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose, to repeal, alter, amend or rescind the provisions in our certificate of incorporation relating to:

     o    directors;

     o    stockholder meetings;

     o    limitations on director liability;

     o    indemnification; or

     o    amendments of our bylaws or certificate of incorporation.

     Our certificate of incorporation requires the affirmative vote as specified in the Delaware General Corporation Law to amend any other provision of our certificate of incorporation.

     To repeal, alter, amend or rescind our bylaws, our certificate of incorporation and our bylaws require the affirmative vote of not less than 66.67% of the outstanding shares of our capital stock entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of our stockholders called for that purpose, or the affirmative vote of a majority of our board of directors. This provision may have the effect of making it difficult for a third party to acquire us.

Limitations on Liability

     Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

     o for any breach of such person's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     o for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Section 174 of the Delaware General Corporation Law; and

     o for any transaction resulting in receipt by such person of an improper personal benefit.

     Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We currently have directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock will be         .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have shares of common stock outstanding, assuming no exercise of outstanding options. Of these shares, the shares sold in this offering will be available for immediate sale in the public market as of the date of this prospectus. The remaining shares of common stock, including the shares held by Datatec, are "restricted securities" under Rule144 of the Securities Act of 1933, as amended. Generally, restricted securities that have been owned for two years may be sold immediately after the completion of this offering and restricted securities that have been owned for at least one year may be sold 90 days after completion of this offering subject to compliance with the volume and other limitations of
Rule144. Following this offering,                shares will be eligible for
sale in the public market beginning 180days after the date of this prospectus,
or earlier with the consent of UBS Warburg LLC, and                 shares will
become eligible for sale in the public market at various times following 180 days after the date of this prospectus, subject in each case to the limitations of Rule144. Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

Lock-Up Agreements

     We, our directors and officers and substantially all of our stockholders, including Datatec, have agreed not to offer, sell, pledge, purchase any option to sell, grant any option for the purchase of, lend or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, for a period of 180days after the date of this prospectus, without the prior written consent of UBS Warburg LLC, subject to limited exceptions. UBS Warburg LLC may, in its sole discretion, at any time without notice, release all or a portion of the shares subject to the lock-up agreements.

Rule 144

     In general, under Rule144 as currently in effect, beginning 90days after this offering, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of our then-outstanding shares of
common stock, which will be approximately                    shares immediately
after this offering, or the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice of the sale on Form144. Sales under Rule144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares that are "restricted securities" under Rule144 that were purchased from us, or any affiliate, at least two years previously, would be entitled to sell the shares under Rule144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Rule 701

     Our employees, directors, officers, consultants or advisers who purchased common stock from us prior to the date we become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, under written compensatory benefit plans or written contracts relating to the compensation of these persons may rely on Rule701 with respect to the resale of that stock. Rule701 will also apply to stock options we granted before we became subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of the options, including exercises after the date of this prospectus. Shares of common stock we issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90days after the date of this prospectus, persons other than affiliates may sell those shares, subject only to the manner of sale provisions of Rule144. Persons who are affiliates under Rule144 may sell those shares without compliance with its minimum holding period requirements.

Stock Options

     We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable following the date of this prospectus to register shares of common stock issued or reserved for issuance under the Westcon Group Stock Option Plan, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act. This registration statement is expected to become effective upon filing.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of certain U.S. federal income tax considerations with respect to your acquisition, ownership and disposition of common stock if you are a Non-U.S. Holder. A "Non-U.S. Holder" is a beneficial owner of the common stock that, for U.S. Federal income tax purposes, is not:

     o    a citizen or resident of the U.S.;

     o a corporation, partnership or other entity created or organized in, or under the laws of, the U.S. or of any political subdivision of the U.S.;

     o an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     o a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     o a trust that existed on August 20, 1996 and elected to be treated as a domestic trust as of that date.

     This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances or if you are a holder subject to special treatment under U.S. income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities, and certain US expatriates). This summary does not discuss any aspects of state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

     We urge prospective investors to consult their tax advisors regarding the U.S. federal, state, local, and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

     As discussed under "Dividend Policy" above, we do not currently expect to pay dividends. In the event that we do pay dividends, any dividends we pay to you, as a Non-U.S. Holder, generally will be subject to U.S. withholding tax at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty) of the gross amount of the dividends unless the dividends are effectively connected with your conduct of a trade or business in the U.S. and you file IRS Form W-8ECI with us.

     For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, you will be required to provide an Internal Revenue Service Form W-8BEN certifying your entitlement to benefits under a treaty. In addition, where dividends are paid to a Non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the certification.

     Dividends effectively connected with a U.S. trade or business generally will be subject to U.S. federal income tax on net income basis, in the same manner as generally applied to U.S. persons. If you are a corporation, effectively connected income may also be subject to branch profits tax at a rate of 30% (or a lower rate as may be specified by an applicable income tax treaty) on the repatriation from the U.S. of your "effectively connected earnings and profits," subject to certain adjustments. You should consult any applicable income tax treaties that may provide for a lower rate of tax or other rules different from those described above.

Sale or Other Disposition of Our Common Stock

     You, as Non-U.S. Holder, generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of the common stock unless:

     o the gain is effectively connected with your conduct of a trade or business within the U.S. (or, if a tax treaty applies, is attributable to a U.S. permanent establishment you maintain);

     o you are an individual, you hold shares of common stock as a capital asset, you are present in the U.S. for 183 days or more in the taxable year of disposition and you meet other requirements;

     o you are subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of some U.S. expatriates; or

     o we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes (which we do not believe that we are or will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition or your holding period for the shares of the common stock, more than 5% of our common stock outstanding.

     Gain that is effectively connected with your conduct of a trade or business within the U.S. generally will be subject to U.S. federal income tax on a net income basis, in the same manner as generally applied to U.S. persons (and if you are a corporation, the branch profits tax may also apply in some circumstances), but you will not be subject to withholding. If you are described in the second bullet point above, you generally will be subject to tax at a rate of 30% on the gain realized, although the gain may be offset by some U.S. source capital losses. You should consult any applicable income tax treaties that may provide for a lower rate of tax or other rules different from those described above.

Information Reporting and Backup Withholding

     We must report annually to the IRS and to you the amount of dividends we pay to you, and any tax we withhold. These reporting requirements apply regardless of whether withholding is reduced by an applicable income tax treaty. Pursuant to applicable tax treaties or other agreements, this information also may be made available to the tax authorities in the country, in which you reside or are established.

     U.S. information reporting requirements and backup withholding tax at a rate of 31% will generally apply to the dividends paid to you on the common stock at an address inside the U.S. and to payments to you of the proceeds of a sale of the common stock by a U.S. office of a broker unless you certify, under penalties of perjury, that you are not a U.S. holder or otherwise establish an exemption. Information reporting (but not backup withholding) generally will also apply to payments of the proceeds of sales of the common stock by non-U.S. offices of U.S. brokers, or non-U.S. brokers with some types of relationships with the U.S., unless you comply with certain certification procedures to establish that you are not a U.S. holder or you otherwise establish an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to you can be refunded or credited against your U.S. federal income tax liability, if any, if the required information is furnished to the IRS.

                                  UNDERWRITING

     We and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, Bear, Stearns & Co. Inc., CIBC World Markets Corp. and Robert W. Baird & Co. Incorporated are the representatives of the underwriters.

                                                                      Number of
Underwriters                                                           Shares
-------------------------------------------------------------------- -----------
UBS Warburg LLC.....................................................
Bear, Stearns & Co. Inc.............................................
CIBC World Markets Corp.............................................
Robert W. Baird & Co. Incorporated .................................
                                                                     -----------
      Total..........................................................
                                                                     ===========

     The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     If the underwriters sell more than the total number of shares set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional shares at the initial public offering price, less the underwriting discounts and commissions, to cover these sales. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total public offering price, underwriting discounts and commissions and proceeds before expenses to Westcon Group. Total amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional shares.


                                              Per Share  No exercise  Full exercise
--------------------------------------------- ---------  -----------  -------------
Public offering price........................ $          $             $
Underwriting discounts and commissions....... $          $             $
Proceeds, before expenses, to Westcon Group.. $          $             $

     We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately
$        .

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus.
Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $   per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     The underwriters have informed us that they do not expect sales to discretionary accounts to exceed 5% of the shares of common stock offered.

     We, our directors and officers and substantially all of our stockholders, including Datatec, have entered into lock-up agreements with the representatives. Pursuant to the lock-up agreements, we and these other persons have agreed not to

     o directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for or repayable with shares of our common stock, or

     o file or cause to be filed any registration statement under the Securities Act with respect to any shares of our common stock or any securities convertible into or exercisable or exchangeable for or repayable with shares of our common stock, or

     o enter into any swap or any other agreement or any transaction that transfers, directly or indirectly, all or any portion of the economic consequence of owning any of our common stock,

for a period of 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC. The restrictions described in this paragraph will not apply to our sale to the underwriters of the shares being offered, the issuance by us of shares of common stock upon the exercise of any option currently outstanding and described in this prospectus, or any grant of options to purchase our common stock pursuant to the Westcon Group Stock Option Plan.

     The underwriters have reserved for sale, at the initial public offering price, up to shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

     Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated by us and the representatives. The principal factors considered in determining the initial public offering price included:

     o the information set forth in this prospectus and otherwise available to the representatives;

     o    the history and the prospects for the industry in which we compete;

     o    the ability of our management;

     o our prospects for future earnings, the present state of our development and our current financial position;

     o the general condition of the securities markets at the time of this offering; and

     o recent market prices of, and demand for, publicly traded common stock of comparable companies.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

     Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the number of additional shares that the underwriters can purchase pursuant to their over-allotment option. The underwriters may close out any covered short position by either exercising their over- allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they can purchase shares pursuant to the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter or selling group member repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter or selling group member in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     We have agreed to indemnify the several underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

     Each underwriter has represented that it has not offered and sold, and has agreed not to offer or sell, any shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in violation of Canadian securities laws. Each underwriter has represented that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each underwriter has further agreed to send to any dealer who purchases any of the shares from it a notice stating that, by purchasing such shares, such dealer represents that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in violation of Canada's securities laws. Each dealer also represents that any offer or sale of shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each of these dealers will deliver to any other dealer to whom it sells any of such shares a notice containing substantially the same statement as is contained in this sentence.

     Each underwriter has agreed that:

     o It has not offered or sold and will not offer or sell any shares of our common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995;

     o It has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

     o It has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in
          Article 11(3) of the Financial Services Act 1986 (Investments Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom the document may otherwise lawfully be issued or passed on.

     No action has been or will be taken in any jurisdiction (except in the U.S.) that would permit a public offering of shares of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to our company or common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of that country or jurisdiction.

     Purchasers of shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

     Certain of the underwriters and their respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial banking transactions with Datatec and its affiliates in the ordinary course of their respective businesses, for which they have received customary fees and commissions.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for us by Davis Polk & Wardwell, New York, New York. Shearman & Sterling, New York, New York will pass upon certain legal matters relating to this offering for the underwriters.

                                    EXPERTS

     The consolidated financial statements of Westcon Group as of March 31, 1999, February 29, 2000 and November 30, 2000 and for the twelve months ended March 31, 1999, the eleven months ended February 29, 2000 and the nine months ended November 30, 2000 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statements of income, stockholders' equity and cash flows of Westcon Group for the twelve months ended March 31, 1998 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by McGuigan & Company P.C., independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Comstor Corporation as of March 26, 1999 and March 27, 1998 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of RBR Group Limited as of September 25, 1998 and July 31, 1998 and for the period from August 1, 1998 to September 25, 1998 and the year ended July 31, 1998 included in this prospectus have been audited by Deloitte & Touche Chartered Accountants and Registered Auditors, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of RBR Group Limited as of August 1, 1997 and for the period from October 2, 1996 to August 1, 1997 included in this prospectus have been audited by Grant Thornton Chartered Accountants, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     During Fiscal 1999, our board of directors appointed Deloitte & Touche LLP as our certifying accountants replacing McGuigan & Company P.C.

     During Fiscal 1998, there were no disagreements with McGuigan & Company P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGuigan & Company, would have caused them to make reference to the subject matter of the disagreement in their report. McGuigan & Company's report on our consolidated financial statements for Fiscal 1998 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

                             ADDITIONAL INFORMATION

     Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance in which a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to such copy and each such statement is qualified in all respects by such reference.

     A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which you can electronically access the registration statement, including the exhibits and any schedules thereto.

     As a result of this offering, we will be subject to the information requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS




                                                                          Page
Westcon Group, Inc. and Subsidiaries - Consolidated Financial Statements
      Independent Auditors' Reports........................................F-2
      Consolidated Balance Sheets..........................................F-4
      Consolidated Statements of Income....................................F-5
      Consolidated Statements of Changes in Stockholders' Equity...........F-6
      Consolidated Statements of Cash Flows................................F-7
      Notes to Consolidated Financial Statements...........................F-8

Comstor Corporation - Financial Statements
      Independent Auditors' Report........................................F-19
      Balance Sheets......................................................F-20
      Statements of Operations............................................F-21
      Statements of Changes in Stockholder's Equity.......................F-22
      Statements of Cash Flows............................................F-23
      Notes to Financial Statements.......................................F-24

RBR Group Limited - Consolidated Financial Statements
      Report of Deloitte & Touche Chartered Accountants and
        Registered Auditors...............................................F-29
      Consolidated Profit and Loss Accounts...............................F-30
      Consolidated Balance Sheets.........................................F-31
      Consolidated Cash Flow Statements...................................F-32
      Consolidated Cash Flow Statements...................................F-33
      Notes to the Accounts...............................................F-34

      Report of Grant Thornton Chartered Accountants......................F-44
      Report of the Directors.............................................F-45
      Principal Accounting Policies.......................................F-48
      Consolidated Profit and Loss Account................................F-50
      Consolidated Balance Sheet..........................................F-51
      Company Balance Sheet...............................................F-52
      Consolidated Cash Flow Statement....................................F-53
      Notes to the Financial Statements...................................F-54

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Westcon Group, Inc.
Tarrytown, New York

We have audited the accompanying consolidated balance sheets of Westcon Group, Inc. and Subsidiaries as of March 31, 1999, February 29, 2000 and November 30, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the twelve months ended March 31, 1999, the eleven months ended February 29, 2000 and the nine months ended November 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Westcon Group, Inc. and Subsidiaries as of March 31, 1999, February 29, 2000 and November 30, 2000, and the results of their operations and their cash flows for the twelve months ended March 31, 1999, the eleven months ended February 29, 2000 and the nine months ended November 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Stamford, Connecticut
January 11, 2001

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Westcon Group, Inc.
Tarrytown, New York

We have audited the accompanying consolidated statements of income, stockholders' equity, and cash flows for the twelve months ended March 31, 1998 of Westcon Group, Inc. and Subsidiaries. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated statements of income, stockholders' equity, and cash flows based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of income, stockholders' equity, and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of income, stockholders' equity, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated statements of income, stockholders' equity, and cash flows. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statements of income, stockholders' equity, and cash flows referred to above, present fairly, in all material respects, the results of operations, stockholders' equity and cash flows of Westcon Group, Inc. and Subsidiaries for the twelve months ended March 31, 1998 in conformity with accounting principles generally accepted in the United States of America.

MCGUIGAN & COMPANY P.C.

Wall, New Jersey
April 20, 2000

                      WESTCON GROUP, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                                 March 31,        February 29,       November 30,
                                                                   1999               2000               2000
                                                              --------------     --------------    ---------------
                          ASSETS

CURRENT ASSETS:
 Cash and cash equivalents................................       $30,576,175        $57,461,186       $49,445,686
 Accounts receivable, net of allowances of
   $7,000,810, $10,923,391 and $11,859,714................       161,461,846        255,392,319       367,985,815
 Inventories..............................................       177,116,980        279,931,194       300,802,848
 Prepaid expenses and other current assets................        13,154,838         20,701,379        29,115,509
                                                                ------------       ------------      ------------
   Total current assets...................................       382,309,839        613,486,078       747,349,858
PROPERTY AND EQUIPMENT - NET..............................        13,393,259         20,579,399        26,401,205
GOODWILL - NET............................................        61,480,802        118,892,715       157,291,976
OTHER ASSETS..............................................         8,329,609          7,445,919         5,303,381
                                                                ------------       ------------      ------------
TOTAL ASSETS..............................................      $465,513,509       $760,404,111      $936,346,420
                                                                ============       ============      ============
       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Lines of credit..........................................      $117,318,655       $209,204,634      $216,295,059
 Accounts payable ........................................       140,328,681        189,383,599       285,558,260
 Accrued expenses and other current liabilities...........        23,109,141         27,357,775        35,428,607
 Income taxes payable.....................................         7,180,336          7,206,625        24,629,937
 Due to Datatec...........................................                --                 --        29,232,134
                                                                ------------       ------------      ------------
   Total current liabilities..............................       287,936,813        433,152,633       591,143,997
DUE TO DATATEC............................................        56,390,881         30,472,866                --
LINE OF CREDIT............................................                --         25,000,000        25,000,000
OTHER LIABILITIES.........................................         2,661,518          1,347,209         1,626,260
                                                                ------------       ------------      ------------
   Total liabilities......................................       346,989,212        489,972,708       617,770,257
                                                                ------------       ------------      ------------
COMMITMENTS AND CONTINGENCIES (See notes)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 15,000,000 shares
   authorized, none issued................................                --                 --                --
 Common stock, $.01 par value, 200,000,000 shares
   authorized, 42,643,998, 46,448,296 and 46,448,296
   issued and outstanding.................................           426,440            464,483           464,483
 Additional paid-in capital...............................        85,220,283        214,443,088       216,619,429
 Retained earnings........................................        33,812,330         55,181,936       107,144,633
 Accumulated other comprehensive income (loss)............          (934,756)           341,896        (5,652,382)
                                                                ------------       ------------      ------------
   Total stockholders' equity.............................       118,524,297        270,431,403       318,576,163
                                                                ------------       ------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................      $465,513,509       $760,404,111      $936,346,420
                                                                ============       ============      ============

                 See notes to consolidated financial statements.

                      WESTCON GROUP, INC. AND SUBSIDIARIES

                       Consolidated Statements of Income

                                        Twelve Months     Twelve Months                                  Nine Months Ended
                                            Ended             Ended        Eleven Months Ended    -------------------------------
                                          March 31,         March 31,         February 29,        November 30,      November 30,
                                            1998              1999               2000                 1999              2000
                                        --------------    -------------    -------------------   --------------    --------------
                                                                                                  (unaudited)

SALES...............................     $334,411,472      $587,426,468         $1,168,243,592    $934,431,983    $1,604,424,159
COST OF GOODS SOLD..................      290,618,086       486,442,756          1,022,815,675     818,971,718     1,429,920,857
                                         ------------      ------------         --------------    ------------    --------------
     Gross profit...................       43,793,386       100,983,712            145,427,917     115,460,265       174,503,302
                                         ------------      ------------         --------------    ------------    --------------
OPERATING EXPENSES:
   Selling..........................       10,128,713        21,247,777             35,440,598      25,630,016        36,741,231
   General and administrative.......       16,938,594        26,616,654             42,105,003      31,527,248        47,755,373
   Depreciation and amortization....        2,721,498         7,339,692             13,879,950       9,844,728        15,959,990
                                         ------------      ------------         --------------    ------------    --------------
     Total operating expenses.......       29,788,805        55,204,123             91,425,551      67,001,992       100,456,594
                                         ------------      ------------         --------------    ------------    --------------
INCOME FROM OPERATIONS..............       14,004,581        45,779,589             54,002,366      48,458,273        74,046,708
                                         ------------      ------------         --------------    ------------    --------------
OTHER (INCOME) EXPENSE:
  Interest expense - net of interest
     income of $95,703,
     $1,247,739, $3,116,294,
     $2,145,028 and $3,469,447......        3,743,897         4,671,619             13,259,389       8,691,619        16,754,405
   Interest expense - Datatec.......               --         1,978,592              2,298,993       2,209,096         1,321,588
   Gain on sale of securities.......               --                --                     --              --       (32,358,792)
   Other (income) expense...........         (941,541)        1,810,384                973,170         750,548           324,973
                                         ------------      ------------         --------------    ------------    --------------
     Total other (income) expense...        2,802,356         8,460,595             16,531,552      11,651,263       (13,957,826)
                                         ------------      ------------         --------------    ------------    --------------
INCOME BEFORE INCOME TAXES..........       11,202,225        37,318,994             37,470,814      36,807,010        88,004,534
PROVISION FOR INCOME TAXES..........        4,671,116        15,868,009             16,101,208      15,815,972        36,041,837
                                         ------------      ------------         --------------    ------------    --------------
NET INCOME..........................       $6,531,109       $21,450,985            $21,369,606     $20,991,038       $51,962,697
                                         ============      ============         ==============    ============    ==============
NET INCOME PER BASIC AND
DILUTED SHARE.......................            $0.22             $0.58                  $0.47           $0.47             $1.12
                                         ============      ============         ==============    ============    ==============
  WEIGHTED AVERAGE NUMBER OF
   BASIC AND DILUTED SHARES
   OUTSTANDING.........................    29,663,975        36,994,132             45,213,357      44,350,655        46,448,296
                                         ============      ============         ==============    ============    ==============

                 See notes to consolidated financial statements.

                      WESTCON GROUP, INC. AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity


                                                                                                    Accumulated
                                             Common Stock          Additional                          Other
                                        ----------------------      Paid-in         Retained       Comprehensive     Comprehensive
                                          Shares       Amount       Capital         Earnings       Income (Loss)         Income
                                        ----------    --------    ------------    -------------    --------------    --------------
BALANCE, APRIL 1, 1997                  29,663,975    $296,640    $         --      $8,143,252         $(171,441)
 Net income.........................            --          --              --       6,531,109                --        $6,531,109
 Other comprehensive income:
   Translation adjustment...........            --          --              --              --        (1,035,231)       (1,035,231)
                                                                                                                       -----------
 Total comprehensive income.........            --          --              --              --                --        $5,495,878
                                                                                                                       ===========
 Capital distribution...............            --          --              --      (4,029,506)               --
                                        ----------    --------    ------------    ------------       -----------
BALANCE, MARCH 31, 1998.............    29,663,975     296,640              --      10,644,855        (1,206,672)
 Net income.........................            --          --              --      21,450,985                --       $21,450,985
 Other comprehensive income:
   Translation adjustment...........            --          --              --              --           271,916           271,916
                                                                                                                       -----------
 Total comprehensive income.........            --          --              --              --                --       $21,722,901
                                                                                                                       ===========
 Effect of contributed subsidiaries.    12,980,023     129,800      64,313,954       1,716,490                --
 Capital contribution -- Datatec....            --          --      20,000,000              --                --
 Equity based compensation..........            --          --         906,329              --                --

BALANCE, MARCH 31, 1999.............    42,643,998     426,440      85,220,283      33,812,330          (934,756)
 Net income.........................            --          --              --      21,369,606                --       $21,369,606
 Other comprehensive income:
   Translation adjustment...........            --          --              --              --           264,513           264,513
   Unrealized gain on marketable
     securities.....................            --          --              --              --         1,012,139         1,012,139
                                                                                                                       -----------
 Total comprehensive income.........            --          --              --              --                --       $22,646,258
                                                                                                                       ===========
 Effect of contributed subsidiaries.       422,604       4,226      29,514,201              --                --
 Capital contribution -- Datatec....     3,381,694      33,817      96,966,183              --                --
 Equity based compensation..........            --          --       2,742,421              --                --
                                        ----------    --------    ------------    ------------       -----------
BALANCE, FEBRUARY 29, 2000..........    46,448,296     464,483     214,443,088      55,181,936           341,896
 Net income.........................            --          --              --      51,962,697                --       $51,962,697
 Other comprehensive income:
   Translation adjustment...........            --          --              --              --        (6,105,431)       (6,105,431)
   Unrealized loss on marketable
   securities.......................            --          --              --              --           111,153           111,153
                                                                                                                       -----------
 Total comprehensive income.........            --          --              --              --                --       $45,968,419
                                                                                                                       ===========
 Equity based compensation..........            --          --       2,176,341              --                --
                                        ----------    --------    ------------    ------------       -----------
BALANCE, NOVEMBER 30, 2000..........    46,448,296    $464,483    $216,619,429    $107,144,633       $(5,652,382)
                                        ==========    ========    ============    ============       ===========

                 See notes to consolidated financial statements.

                      WESTCON GROUP, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                                Twelve Months     Twelve Months        Eleven              Nine Months Ended
                                                    Ended             Ended         Months Ended     -----------------------------
                                                  March 31,         March 31,       February, 29     November 30,     November 30,
                                                    1998              1999              2000             1999             2000
                                                -------------     -------------     ------------     -------------    ------------
                                                                                                      (unaudited)
OPERATING ACTIVITIES:
    Net income..............................       $6,531,109       $21,450,985      $21,369,606      $20,991,038      $51,962,697
    Adjustments to reconcile net income to
      net cash (used in) provided by
      operating activities:.................
      Depreciation and amortization.........        2,721,498         7,339,692       13,879,950        9,844,728       15,959,990
      Deferred income taxes.................         (596,436)       (2,488,640)      (3,605,422)      (2,449,383)      (4,581,196)
      Gain on sale of securities............               --                --               --               --      (32,358,792)
      Loss on sale of property and
        equipment...........................               --                --          177,588               --               --
      Write-off of equipment................          228,361            96,125               --               --               --
      Changes in assets and liabilities
        (net of business acquisitions):
        Accounts receivable.................      (16,970,801)      (55,656,709)     (29,334,587)     (70,147,282)     (63,034,385)
        Inventories.........................        7,922,604       (91,422,698)     (51,377,456)     (77,969,169)       5,328,455
        Prepaid expenses and other current
         assets.............................         (878,489)       (2,311,163)      (9,488,837)      (9,468,431)       1,263,623
        Other assets........................       (1,892,759)       (1,456,631)         883,682        5,949,138        2,328,009
        Accounts payable....................      (13,373,618)       26,068,831       16,993,232      (25,212,691)      24,861,460
        Accrued expenses and other
         current liabilities................          391,321         4,818,385         (778,271)       2,546,916        5,678,256
        Income taxes payable................       (2,194,729)        3,171,446           26,289        4,924,356       15,942,021
        Other liabilities...................       (1,901,771)       (1,731,483)         651,476        4,778,238       (3,800,153)
                                                 ------------      ------------     ------------     ------------     ------------
         Net cash (used in) provided
         by operating activities............      (20,013,710)      (92,121,860)     (40,602,750)    (136,212,542)      19,549,985
                                                 ------------      ------------     ------------     ------------     ------------
INVESTING ACTIVITIES:
    Capital expenditures....................       (5,039,966)       (8,353,875)     (12,215,235)      (5,284,370)     (10,994,720)
    Payments for business acquisitions, net
      of cash acquired......................               --        (1,465,314)    (113,274,323)    (102,181,889)     (50,238,471)
    Cash (overdraft) from contributed
      subsidiaries..........................               --       (10,823,000)       4,165,385        4,165,385          261,792
    Proceeds from sale of securities........               --                --               --               --       33,792,615
    Proceeds from sale of property and
      equipment.............................               --                --        1,700,708               --               --
   Purchase of subsidiary minority interests         (847,357)         (900,000)              --               --               --
                                                 ------------      ------------     ------------     ------------     ------------
         Net cash used in investing
         activities.........................       (5,887,323)      (21,542,189)    (119,623,465)    (103,300,874)     (27,178,784)
                                                 ------------      ------------     ------------     ------------     ------------
FINANCING ACTIVITIES:
    Proceeds from lines of credit...........      331,222,751       414,995,161      610,487,506      584,330,473      980,285,973
    Repayments of lines of credit...........     (296,154,705)     (358,940,406)    (493,601,527)    (401,468,283)    (973,195,548)
    Financing fees..........................               --          (282,500)      (1,121,250)      (1,121,250)        (308,000)
    Capital contributions from Datatec......               --        20,000,000       97,000,000       97,000,000               --
    Advances from Datatec...................               --        66,390,881        5,281,985        4,041,253               --
    Repayments to Datatec...................               --       (10,000,000)     (31,200,000)     (31,200,000)      (1,240,732)
                                                 ------------      ------------     ------------     ------------     ------------
         Net cash provided by financing
         activities.........................       35,068,046       132,163,136      186,846,714      251,582,193        5,541,693
                                                 ------------      ------------     ------------     ------------     ------------
EFFECT OF FOREIGN EXCHANGE RATE
    ON CASH AND CASH EQUIVALENTS............       (1,035,231)          271,916          264,512           86,555       (5,928,394)
                                                 ------------      ------------     ------------     ------------     ------------
NET INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS....................        8,131,782        18,771,003       26,885,011       12,155,332       (8,015,500)
CASH AND CASH EQUIVALENTS,
    BEGINNING OF PERIOD.....................        3,673,390        11,805,172       30,576,175       37,914,199       57,461,186
                                                 ------------      ------------     ------------     ------------     ------------
CASH AND CASH EQUIVALENTS, END OF
    PERIOD..................................      $11,805,172       $30,576,175      $57,461,186      $50,069,531      $49,445,686
                                                 ============      ============     ============     ============     ============
CASH PAID DURING THE PERIOD FOR:
    Interest................................       $3,231,465        $5,081,406      $15,386,499      $11,060,239      $11,999,928
                                                 ============      ============     ============     ============     ============
    Income taxes............................       $5,864,505       $12,048,579      $17,071,362      $10,729,073      $22,658,774
                                                 ============      ============     ============     ============     ============
BUSINESS ACQUISITIONS:
    Fair value of assets acquired, including
      goodwill..............................                         $8,200,559     $144,978,059     $133,885,625     $130,193,998
    Cash paid, net of cash acquired.........                         (1,465,314)    (113,274,323)    (102,181,889)     (50,238,471)
                                                                   ------------     ------------     ------------     ------------
    Liabilities assumed.....................                         $6,735,245      $31,703,736      $31,703,736      $79,955,527
                                                                   ============     ============     ============     ============

                See notes to consolidated financial statements.

                      WESTCON GROUP, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

1.   Business Description and Organization

     Westcon Group, Inc. and Subsidiaries (the "Company") is a significant sales channel for Cisco Systems, a dominant vendor in the communications and networking equipment market. It is also an important sales channel for Nortel Networks, Avaya Communication and other leading vendors of networking technology. The Company sells exclusively to reseller customers throughout the U.S. and in selected international markets. The Company operates in a single industry segment across geographically diverse markets throughout the world.

     On August 6, 1998, Datatec Limited ("Datatec"), a publicly-owned networking technology and services company with its principal executive offices located in Johannesburg, South Africa and London, U.K., acquired 80% of the common stock of the Company.

     During Fiscal 2000, Datatec contributed capital and its communications and networking equipment sales channel subsidiaries to the Company in exchange for an increase in its common stock ownership of the Company to 87.2%. Accordingly, the accompanying consolidated financial statements reflect the effect of the results of operations for these entities since the dates of common ownership. The dates of common ownership for the contributed subsidiaries were as follows: Westcon (UK) Limited - August 6, 1998, RBR Group Limited - September 26, 1998, RBR Networks GmbH - April 1, 1999 and RBR Networks Pte. Ltd. - July 1, 1999. See Note 3.

     On March 31, 2000, Datatec sold 2.30% of its common stock interests in the Company to affiliated individuals. The terms of the sale were at estimated fair value. As a result, at November 30, 2000, Datatec owned 84.9% of the common stock of the Company.

2.   Significant Accounting Policies

     Principles of Consolidation - The consolidated financial statements include the accounts of Westcon Group, Inc. and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

     Fiscal Years - Effective Fiscal 2000, the Company changed its fiscal year-end to a February year-end. The accompanying consolidated financial statements are for the twelve months ended March 31, 1998 ("Fiscal 1998") and March 31, 1999 ("Fiscal 1999"), the eleven months ended February 29, 2000 ("Fiscal 2000") and the nine months ended November 30, 2000.

     Use of Estimates - The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Disclosure of Fair Value of Financial Instruments - The carrying amount reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short-term maturity of these financial instruments. The carrying value of the lines of credit approximates fair value, which was based upon the current rates offered to the Company for debt with similar remaining maturities.

     Concentration of Credit Risk - The Company sells products and services to reseller customers who sell them to end-users in diversified industries. The Company performs ongoing credit evaluations of the financial condition of certain customers and generally does not require collateral. The Company's ability to collect the amounts due from customers may be affected by economic fluctuations in the communications and networking industry. No single customer accounted for greater than 5% of consolidated sales. The Company maintains its cash balances in various financial institutions. Balances may exceed the amount of insurance provided on such deposits.

     Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Revenue Recognition - The Company recognizes revenue upon shipment of product, which occurs when title passes to the customer. The Company accrues for sales returns and other allowances at the time of shipment based upon its historical experience. The Company recognizes revenue for professional services

                      WESTCON GROUP, INC. AND SUBSIDIARIES
     at the time the services are rendered. Revenue for professional services for the nine months ended November 30, 2000 represented less than 1% of consolidated sales.

     Deferred Financing Costs - During Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, the Company paid $282,500, $1,121,250 and $308,000, respectively, in connection with debt financings (see Note 5). These costs have been capitalized in other assets and are being amortized over the terms of the financings. Amortization of financing costs, including the write-off of financing costs related to prior financings, was $211,411, $407,033, $303,378 and $453,790 in Fiscal 1998, Fiscal 1999,
     Fiscal 2000, and the nine months ended November 30, 2000, respectively.

     Income Taxes - Deferred income taxes have been provided for temporary differences between the Company's financial statement and income tax basis of the Company's assets and liabilities using presently enacted tax rates.

     Foreign Currency - The functional currency of each of the Company's foreign subsidiaries is its local currency. Assets and liabilities of foreign operations are translated at the exchange rates in effect on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the period. Realized gains and losses due to currency exchange rate fluctuations have been reflected in the accompanying consolidated statements of income. Unrealized gains and losses from the translation of the financial statements of the foreign subsidiaries are reported as a separate component of stockholders' equity and comprehensive income.

     The Company uses derivative financial instruments to reduce its exposure to fluctuations in foreign exchange rates by creating offsetting positions through the use of forward currency contracts. The market risk related to the foreign exchange agreements is offset by changes in the valuation of the underlying items being hedged. Substantially all of the Company's forward currency contracts have terms of 90 days or less. The Company does not use derivative financial instruments for trading or speculative purposes, nor is the Company a party to leveraged derivatives.

     Forward currency contracts are accounted for on an accrual basis. Income and expense are recorded in the same category as that arising from the related liability being hedged. Gains and losses resulting from effective hedges of liabilities are deferred and recognized when the offsetting gain and losses are recognized on the related hedged items. The notional amount of forward currency contracts and options is the amount of foreign currency bought or sold at maturity. The estimated fair value of forward currency contracts represents the amount required to enter into like offsetting contracts with similar remaining maturities based on then quoted market prices. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions and other contract provisions.

     Forward currency contracts are as follows:

                               March 31, 1999                February 29, 2000                 Novermber 30, 2000
                          ------------------------       --------------------------        --------------------------
                          Notional      Estimated        Notional         Estimated        Notional         Estimated
                          Amounts       Fair Value        Amounts        Fair Value         Amounts        Fair Value
                          --------      ----------       --------        ----------        --------        ----------
Forward currency
  contracts............  $      --      $       --     $23,645,000       $(376,821)       $48,564,505       $(53,895)
                         =========      ==========     ===========       =========        ===========       ========

     Property and Equipment - Property and equipment are stated at cost or fair market value for acquisitions, less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets by using the straight-line method.

     Inventories - Inventories represent finished goods stated at the lower of cost or market, with cost determined by the average cost method.

     Goodwill - Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired and is amortized on a straight-line basis.

     Valuation of Long-Lived Assets - The Company periodically evaluates the carrying value of long-lived assets, including goodwill, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when indicators of impairment are present and undiscounted cash flows estimated to be generated by the asset are less then than the asset's carrying amount. In that event, a

                      WESTCON GROUP, INC. AND SUBSIDIARIES
     loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

     Stock Split and Reincorporation - On August 1, 1998, the Company effected a 2.227-for-one stock split of shares of its common stock. On January 10, 2001, Westcon Group, Inc., a New York corporation, was reincorporated in Delaware by merging with and into its wholly owned Delaware subsidiary, Westcon Group (Delaware), Inc., the surviving Delaware corporation, which changed its name to Westcon Group, Inc. upon the effectiveness of the merger. Pursuant to the merger, the New York corporation ceased to exist as a separate corporation and each outstanding share of its Class A, Class B and Class C common stock was converted into 14.795 shares of common stock of the surviving Delaware corporation. In addition, the share of common stock of Westcon Group (Delaware), Inc. that had been outstanding prior to the merger was cancelled. The surviving Delaware corporation has authorized 200,000,000 shares of common stock, $.01 par value per share, and 15,000,000 shares of preferred stock, $.01 per share. All references in the accompanying consolidated financial statements to the number of common shares and per share amounts have been retroactively restated to reflect the stock split and the reincorporation.

     Earnings Per Share - Earnings per share (EPS) are computed in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." Basic EPS is computed by dividing consolidated net income by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing consolidated net income by the sum of the weighted average number of common shares outstanding and the weighted average number of potential common shares outstanding.

     Recent Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instrument and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 requires that all derivative instruments be measured at fair value and recognized in the balance sheet as either assets or liabilities. As amended by SFAS Nos. 137 and 138, the Company is required to adopt SFAS No. 133 commencing March 1, 2001. The Company is in the process of evaluating the effects of SFAS No. 133.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. On June 26, 2000, the SEC issued SAB 101B to defer the effective date of implementation of SAB 101 until no later than the fourth fiscal quarter of fiscal years beginning after December 31, 1999. The Company's adoption of SAB 101 had an immaterial effect on its consolidated financial statements.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN 44"). FIN 44, an interpretation of APB 25, provides guidance on the application of APB 25 for stock compensation involving employees. FIN 44 was effective July 1, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have an effect on the Company's consolidated financial statements.

     Interim Financial Statements - The accompanying consolidated statements of income and cash flows for the nine months ended November 30, 1999 are unaudited but, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results for this interim period. The results of operations for the nine months ended November 30, 2000 are not necessarily indicative of the results to be expected for the full year.

     Reclassifications - Certain prior year balances have been reclassified to conform with the current presentation.

3.   Business Combinations

     The five following acquisitions have been accounted for under the purchase method and their results of operations have been included in the statements of income from the respective dates of acquisition.

     o On October 22, 1998, the Company acquired all of the outstanding common stock of Telsist Informatica, Ltda., a Brazilian sales channel for communications and networking equipment, for $2,598,695 including acquisition costs and contingent consideration of $317,763 paid in Fiscal 2000

                      WESTCON GROUP, INC. AND SUBSIDIARIES
          and $377,856 paid in Fiscal 2001 (less $815,618 of cash acquired). The excess of the purchase price over the fair value of the net assets acquired of $2,706,972 has been recorded as goodwill and is being amortized over 15 years.

     o On August 13, 1999, the Company acquired the net assets of Comstor Corporation, a domestic sales channel for communications and networking equipment products, for $116,273,108 including acquisition costs (less $199,786 of cash acquired). The excess of the purchase price over the fair value of the net assets acquired of $34,823,973 has been recorded as goodwill and is being amortized over 15 years.

     o On April 12, 2000, the Company acquired the net assets of LAN Systems (Pty.) Ltd., a sales channel for communications and networking equipment in Australia, for $19,839,188, including acquisition costs, but excluding additional contingent consideration of up to approximately $637,000 based upon the achievement of certain financial objectives during the two years subsequent to the closing of the transaction. The excess of the purchase price over the fair value of the net assets acquired of $16,911,332 has been recorded as goodwill and is being amortized over 15 years.

     o On July 7, 2000, the Company acquired the net assets of Inacom Communications, Inc., a sales channel for voice technology equipment, for $22,800,773, including acquisition costs. The excess of the purchase price over the fair value of the net assets acquired of $16,478,752 has been recorded as goodwill and is being amortized over 15 years.

     o On September 13, 2000, the Company acquired the net assets of CCA Technologies, Inc., a sales channel for voice technology equipment, for $9,485,000, including acquisition costs, but excluding additional consideration of up to approximately $6,000,000 based on the achievement of certain financial objectives during the year subsequent to the closing of the transaction. The excess of the purchase price over the fair value of the net assets acquired of $6,511,698 has been recorded as goodwill and is being amortized over 15 years.

     The contributions of the Datatec subsidiaries to the Company were transfers of entities under common control which were accounted for in a manner similar to a pooling-of-interests. In conjunction with the contributions, the Company acquired goodwill of $61,638,709 and $28,341,496 during Fiscal 1999 and Fiscal 2000, respectively. The goodwill is being amortized over 15 years. In addition, in connection with the contributions, the Company issued 13,402,627 shares of its common stock to Datatec. Additionally, the Company may be required to pay contingent cash consideration of up to approximately $6,800,000 based upon the contributed subsidiaries achieving certain financial objectives during Fiscal 2002. During the nine months ended November 30, 2000, the Company paid $5,721,845 of contingent consideration in connection with subsidiaries contributed by Datatec.

     Any contingent consideration paid would be treated as direct acquisition costs and recorded as goodwill.

     Goodwill amortization relating to the foregoing business combinations was $2,169,260, $6,071,319 and $7,588,280 in Fiscal 1999, Fiscal 2000 and the
     nine months ended November 30, 2000, respectively. Accumulated amortization was $2,169,260, $8,240,579 and $15,828,859 at March 31, 1999, February 29,
     2000 and November 30, 2000, respectively.

     The following unaudited pro forma summary represents the condensed consolidated statements of income for Fiscal 2000, Fiscal 1999 and the nine months ended November 30, 2000 as if the above business combinations had been consummated on the first day of each period presented.

                                                     Twelve Months       Eleven Months         Nine Months
                                                         Ended               Ended                Ended
                                                       March 31,          February 29,         November 30,
                                                         1999                 2000                 2000
                                                     -------------       -------------        -------------
Sales..........................................     $1,268,096,117      $1,554,585,637       $1,697,839,047
                                                    ==============      ==============       ==============
Net income.....................................     $   12,817,229      $   19,998,220       $   54,528,893
                                                    ==============      ==============       ==============
Net income per basic and diluted share.........     $         0.30      $         0.44       $         1.17
                                                    ==============      ==============       ==============

     The significant accounting policies applied in these condensed consolidated statements of income are similar to those described in Note 2 herein. The pro forma results have been prepared for comparative

                      WESTCON GROUP, INC. AND SUBSIDIARIES
     purposes only and do not purport to be indicative of what would have occurred had the business combinations been consummated on the first day of each period presented or of results that may occur in the future.

4.   Property and Equipment

     Property and equipment is as follows:

                                           Lives in       March 31,        February 29,      November 30,
                                            Years           1999              2000               2000
                                           --------       ---------        ------------      ------------
Computer and office equipment.........       3-6          $13,605,076       $25,544,085       $34,775,738
Furniture and fixtures................        6               689,265         2,144,682         2,682,354
Land..................................        -             2,314,316         1,904,762         1,904,762
Leasehold improvements................       5-10           3,160,518         5,061,377         6,386,540
                                                          -----------       -----------       -----------
                                                           19,769,175        34,654,906        45,749,394
Less accumulated depreciation.........                      6,375,916        14,075,507        19,348,189
                                                          -----------       -----------       -----------
                                                          $13,393,259       $20,579,399       $26,401,205
                                                          ===========       ===========       ===========

     For Fiscal 1998, Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, depreciation and amortization expense related to property and equipment was $2,510,087, $3,857,070, $4,762,832 and
     $5,741,578, respectively.

5.   Credit Facilities

     The Company has a credit agreement (the "Facility") with a finance company to provide a $285,000,000 revolving credit facility (the "Revolving Facility") and a $75,000,000 acquisition loan facility (the "Acquisition Facility"). The Revolving Facility expires September 2003 and the Acquisition Facility is due $50,000,000 in April 2001 and $25,000,000 in December 2001. Advances under the Revolving Facility are available up to 85% of the Company's eligible accounts receivable and up to 50% of the Company's eligible inventory at certain subsidiaries. The Revolving Facility bears interest at the prime rate minus 0.50%, or the London Interbank Offer Rate ("LIBOR") plus 2.50%, while the Acquisition
     Facility bears interest at the prime rate plus 0.575%, or LIBOR plus 3.55%, at the Company's option. As of March 31, 1999, February 29, 2000 and November 30, 2000, $117,318,655, $159,204,634 and $166,295,059,
     respectively, was outstanding under the Revolving Facility and $75,000,000 was outstanding under the Acquisition Facility at February 29, 2000 and November 30, 2000.

     Borrowings under the Facility are collateralized by: (i) a pledge of common stock and (ii) liens on the inventory and accounts receivable of the Company and its subsidiaries that utilize funds borrowed under the Revolving Facility. The Facility contains covenants including, but not limited to, financial covenants limiting leverage, establishing minimum liquidity and pretax earnings coverage, restricting asset sales and purchases, restricting the payment of dividends during continuing events of default, and limiting additional borrowings and the granting of certain liens.

     The prime rate and LIBOR were 9.5% and 6.6%, respectively, at November 30, 2000.

     Certain subsidiaries of the Company have arrangements with financial institutions to provide up to $115 million of inventory purchase financing. Included in accounts payable as of March 31, 1999, February 29, 2000 and November 30, 2000 are $15,499,867, $69,905,261 and $117,042,467,
     respectively, in amounts payable under these arrangements. The amounts are collateralized by inventory and accounts receivable and are generally guaranteed by Westcon Group, Inc. These arrangements generally contain financial covenants limiting leverage, and establishing minimum liquidity and pre-tax earnings coverage for subsidiaries that are parties to such arrangements.

6.   Transactions with Datatec

     At March 31, 1999, February 29, 2000 and November 30, 2000, the Company had amounts due to Datatec of $56,390,881, $30,472,866 and $29,232,134,
     respectively, primarily for demand loans for working capital purposes. The obligations bear interest at variable rates based upon the base rate in the United Kingdom (6.0% as of November 30, 2000) and are due no earlier than March 1, 2001. During Fiscal

                      WESTCON GROUP, INC. AND SUBSIDIARIES

     1999, Fiscal 2000 and the nine months ended November 30, 2000, the Company incurred $1,978,592, $2,298,993 and $1,321,588, respectively, of interest expense related to these obligations.

     During Fiscal 2000, the Company expensed $700,000 paid to Datatec for management services and capitalized $500,000 paid to Datatec for acquisition-related services.

     During Fiscal 2000, Datatec contributed $97,000,000 to the Company to fund the Company's business acquisitions and working capital in exchange for 3,381,694 shares of common stock. In conjunction with the acquisition of the Company in Fiscal 1999, Datatec contributed $20,000,000 to fund working capital. During Fiscal 2000, Datatec contributed its sales channel subsidiaries to the Company in exchange for common stock as follows:

                                                 Number of
                Subsidiary                        Shares
                ------------                    -----------
                Westcon (UK) Limited             4,867,511
                RBR Group Limited                8,112,512
                RBR Networks GmbH                  217,604
                RBR Networks Pte. Ltd.             205,000

     During Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, the Company had sales of $9,709,637, $18,404,967 and $28,550,519, respectively, to subsidiaries of Datatec, and had accounts receivable of $2,640,639, $4,634,841 and $6,122,600 at March 31, 1999, February 29, 2000
     and November 30, 2000, respectively, from these subsidiaries. The Company believes the terms of these sales transactions are at least as favorable as those it could otherwise have obtained from unrelated third parties and were negotiated on an arms-length basis.

7.   Related Party Transactions

     In the ordinary course of business, the Company engages in transactions with companies owned by certain minority stockholders of the Company. During Fiscal 1998, Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, affiliates charged the Company $92,241, $158,202, $311,158 and $229,801, respectively, primarily for rent and car services. During Fiscal 1998, the Company recorded a capital distribution of $4,029,506 to and on behalf of an entity owned by its stockholders. During Fiscal 1999, affiliates repaid $589,772 of advances from the Company. The Company believes the terms of the transactions with these related parties are at least as favorable as those it could otherwise have obtained from unrelated third parties and were negotiated on an arms-length basis.

     During Fiscal 1998, the Company prepaid $3,360,000 under a lease for certain facilities with an affiliate. The prepayment is included in other assets and is being charged to rent expense over the term of the lease. The Company may terminate the lease beginning in Fiscal 2005 and receive the unamortized portion of the prepaid lease amount in monthly installments. In Fiscal 2000, the facilities were sold to an unrelated third party, subject to the existing lease terms with the Company. During the nine months ended November 30, 2000, the Company entered into a sublease agreement for the facilities with an unrelated third party, which expires in Fiscal 2005. The fair value of the consideration received during the sublease period was less then the Company's related rent amortization. As such, $225,000 has been expensed during the nine months ended November 30, 2000.

     On November 6, 2000, the Company made a loan in the principal amount of $600,000 to the Company's Chief Operating Officer. Interest on the outstanding principal balance on the loan is payable at the rate of 8.0% per annum, except if the loan is repaid in full by February 15, 2001, in which case no interest will be payable.

8.   Significant Vendors

     Vendors who have accounted for over 10% of the Company's consolidated purchases are as follows:

                      WESTCON GROUP, INC. AND SUBSIDIARIES

                                 Twelve Months      Twelve Months      Eleven Months      Nine Months
                                     Ended              Ended              Ended             Ended
                                   March 31,          March 31,        February 29,       November 30,
                                     1998               1999               2000               2000
                                 -------------      -------------      -------------      -----------
Nortel Networks.............             85%                46%                24%               11%
Cisco Systems...............              --                16                 43                70
Lucent Technologies.........              --                15                 11                 2

9.   Income Taxes

     Income before income taxes is as follows:

                                 Twelve Months     Twelve Months    Eleven Months    Nine Months
                                     Ended             Ended           Ended            Ended
                                   March 31,        March 31,       February 29,     November 30,
                                      1998             1999             2000             2000
                                 -------------     -------------    -------------    -----------
Domestic....................      $11,570,050       $22,250,119       $1,040,665     $46,703,897
Foreign.....................         (367,825)       15,068,875       36,430,152      41,300,637
                                  -----------       -----------      -----------     -----------
Total.......................      $11,202,225       $37,318,994      $37,470,817     $88,004,534
                                  ===========       ===========      ===========     ===========

     The provision for income taxes is as follows:

                                 Twelve Months    Twelve Months    Eleven Months    Nine Months
                                     Ended            Ended            Ended           Ended
                                   March 31,        March 31,       February 29,    November 30,
                                      1998             1999             2000            2000
                                 -------------    -------------    -------------    -----------
Federal:
  Current...................      $4,130,765       $9,648,398       $5,037,191     $20,456,980
  Deferred..................        (500,050)      (2,041,455)      (1,972,985)     (3,466,713)
                                  ----------      -----------      -----------     -----------
                                   3,630,715        7,606,943        3,064,206      16,990,267
                                  ----------      -----------      -----------     -----------
State:
  Current...................         796,219        3,078,956        1,280,813       6,579,696
  Deferred..................         (96,386)        (447,185)        (601,814)     (1,364,087)
                                  ----------      -----------      -----------     -----------
                                     699,833        2,631,771          678,999       5,215,609
                                  ----------      -----------      -----------     -----------
Foreign:
  Current...................         340,568        5,629,295       13,388,626      13,586,357
  Deferred..................              --               --       (1,030,623)        249,604
                                  ----------      -----------      -----------     -----------
                                     340,568        5,629,295       12,358,003      13,835,961
                                  ----------      -----------      -----------     -----------
Total:
  Current...................       5,267,552       18,356,649       19,706,630      40,623,033
  Deferred..................        (596,436)      (2,488,640)      (3,605,422)     (4,581,196)
                                  ----------      -----------      -----------     -----------
                                  $4,671,116      $15,868,009      $16,101,208     $36,041,837
                                  ==========      ===========      ===========     ===========

     The items accounting for the difference between income taxes computed at the Federal statutory rate and the effective rates used to calculate the provision for income taxes are as follows:

                                            Twelve Months         Twelve Months         Eleven Months         Nine Months
                                                Ended                 Ended                 Ended                Ended
                                              March 31,             March 31,            February 29,         November 30,
                                                 1998                  1999                  2000                 2000
                                            -------------         -------------         -------------         -----------
Federal statutory rate................             35.00%                35.00%                35.00%              35.00%
Effect of
   State taxes, net of Federal benefit              4.10                  4.58                  1.14                3.87
   Foreign tax rate differential......               .50                   .81                 (1.50)               (.72)
   Nondeductible goodwill amortization               --                   2.02                  4.45                2.16
   Other..............................              2.10                   .11                  3.88                 .64
                                                   -----                 -----                 -----               -----
Effective income tax rate.............             41.70%                42.52%                42.97%              40.95%
                                                   =====                 =====                 =====               =====

                      WESTCON GROUP, INC. AND SUBSIDIARIES

     As of March 31, 1999, February 29, 2000 and November 30, 2000, the Company had net deferred tax assets of $4,962,753, $7,931,940 and $12,417,251, respectively. The components of the Company's deferred income tax assets and (liabilities) are as follows:

                                 March 31, 1999               February 29, 2000              November 30, 2000
                             -----------------------       -----------------------        ------------------------
                             Current       Long-Term       Current       Long-Term        Current        Long-Term
                             -------       ---------       -------       ---------        -------        ---------
Sales returns and
    allowances.........     $981,715       $       -     $1,182,065       $      -      $1,214,811        $      -
Bad debt allowance.....      250,438               -      2,014,500              -       3,886,207               -
Inventory reserve......      881,540               -      1,132,053              -       1,924,441               -
Compensatory
    amortization.......       52,381               -        897,926              -       1,314,669               -
Other receivable
    allowances.........            -         380,665              -              -       1,400,120
Depreciation...........            -         449,063              -        193,609               -         127,110
Accrued interest ......      771,986               -      1,130,475              -       1,161,873               -
Foreign reserves and
    accruals...........      516,826         588,980      1,633,677         14,073       1,436,189         (66,190)
Unrealized gain on
  marketable securities            -               -       (676,837)             -        (772,720)              -
Other..................       55,038          34,121        438,545              -         790,741               -
                          ----------      ----------     ----------       --------     -----------        --------
                          $3,509,924      $1,452,829     $7,752,404       $207,682     $12,356,331         $60,920
                          ==========      ==========     ==========       ========     ===========        ========

     No provision has been made for U.S. Federal deferred income taxes on approximately $67,800,000 of accumulated and undistributed earnings of foreign subsidiaries at November 30, 2000 since it is the present intention of management to reinvest the undistributed earnings in foreign operations indefinitely. In addition, the determination of the amount of unrecognized U.S. Federal deferred income tax liability for the unremitted earnings related to the investments in the foreign subsidiaries is not practicable.

10.  Commitments and Contingencies

     Operating Leases - The Company has leases for office and warehouse locations and equipment. The leases generally require the Company to pay operating expenses.

     Minimum annual lease payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

            Year Ending
            November 30,
            ------------
            2001..................................      $ 6,714,000
            2002..................................        7,762,000
            2003..................................        7,293,000
            2004..................................        6,510,000
            2005..................................        6,299,000
            Thereafter............................       10,589,000
                                                        -----------
                                                        $45,167,000

     Total rent expense was $2,308,089, $4,381,446, $7,566,894 and $6,647,453 in
     Fiscal 1998, Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, respectively.

     Litigation - The Company has certain contingent liabilities resulting from litigation and claims, generally involving commercial and employment matters, which are incidental to the ordinary conduct of its business. Management believes that the probable resolution of such contingencies will not materially affect the consolidated financial position or the results of operations of the Company.

11.  Stockholders' Equity

     In September 1999, the Company and the minority stockholders entered into a stock buy-out agreement (the "Agreement") giving both the Company and the minority stockholders the right to have the Company purchase all outstanding shares owned by the minority stockholders for a price based upon an earnings formula defined in the Agreement. The right to exercise the stock buy-out commences on April 1, 2001

                      WESTCON GROUP, INC. AND SUBSIDIARIES
     and expires upon the earlier of October 1, 2002 or the completion of an initial public offering by the Company.

     On January 10, 2001, the Board of Directors of the Company adopted the Westcon Group, Inc. Stock Option Plan (the "Plan"). The Plan provides for grants to employees, board members and third parties who provide valuable services to the Company of incentive stock options and non-qualified stock options for the purchase of up to 3,500,000 shares of the Company's common stock. Stock options will be granted at an exercise price of not less then fair market value of the Company's common stock at the date of grant. The Company's stock option committee will determine the vesting period of the stock options. All stock options expire 10 years from the date of grant. No stock options have been granted under the Plan.

12.  Datatec Stock Option Plan

     During Fiscal 1999, Fiscal 2000, the nine months ended November 30, 2000 and prior thereto, Datatec granted five-year options to purchase shares of its common stock to certain employees of the Company. Certain of the exercise prices of the options were below the fair market value of the Datatec common stock at the dates of grant. Such discounts ($4,064,206, $3,605,045 and $226,783 in Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, respectively) are being amortized as compensation expense and credited to additional paid-in capital by the Company over the four-year vesting terms of the options. Amortization expense relating to Datatec stock option discounts was $906,329, $2,742,421 and $2,176,341 in Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, respectively.

     A summary of Datatec stock option transactions involving employees of the Company is as follows:

                                               Datatec         Weighted Average
                                            Stock Options       Exercise Price
                                            -------------      ----------------
     Outstanding April 1, 1998...........              --             $      --
       Effect of contributed subsidiaries         102,500                  3.30
       Granted..........................          886,460                  5.31
       Exercised........................               --                    --
     Cancelled........................            (26,300)                 5.24
                                                ---------             ---------
     Outstanding March 31, 1999..........         962,660                  5.10
       Granted..........................          687,653                  5.31
       Exercised........................          (31,725)                 5.23
       Cancelled........................           (6,750)                 5.24
                                                ---------             ---------
     Outstanding February 29, 2000.......       1,611,838                  5.19
       Granted..........................        1,258,383                  6.21
       Exercised........................          (23,025)                 6.68
       Cancelled........................         (289,430)                 7.10
                                                ---------             ---------
     Outstanding November 30, 2000.......       2,557,766                 $5.46
                                                =========             =========

     The following table summarizes information about Datatec stock options granted to employees of the Company, outstanding at November 30, 2000:

                                      Options Outstanding                            Options Exercisable
                      -------------------------------------------------        ------------------------------
                                             Weighted          Weighted                              Weighted
    Range of              Number             Average            Average            Number            Average
    Exercise           Outstanding          Remaining          Exercise         Exercisable          Exercise
     Prices           As of 11/30/00       Life (Years)          Price         As of 11/30/00         Price
    -------           --------------       ------------        --------        --------------        --------
   $3.05-$4.63              419,600                3.2            $4.46              170,263            $4.22
    4.64-5.52               836,713                3.3             5.25              311,065             5.30
    5.53-7.16             1,220,103                4.4             6.57               57,126             7.03
      14.64                  81,350                4.2            14.64                   --               --
  ------------            ---------                ---            -----              -------            -----
  $3.05-$14.64            2,557,766                3.9            $5.46              538,453            $5.14
  ============            =========                ===            =====              =======            =====

                      WESTCON GROUP, INC. AND SUBSIDIARIES

     The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for the Datatec stock options granted to employees of the Company. Had compensation cost for the Datatec stock options been determined based on fair value at the option grant dates, in accordance with the provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), the Company's net income for Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000 would have been reduced to the pro forma amounts indicated below:

                                                     Twelve Months      Eleven Months       Nine Months
                                                         Ended              Ended              Ended
                                                       March 31,        February 29,        November 30,
                                                         1999               2000                2000
                                                     -------------      -------------      -------------
Net income:
   As reported..................................     $  21,450,985      $  21,369,606      $  51,962,697
                                                     =============      =============      =============
   Pro forma....................................     $  20,965,678      $  20,044,738      $  50,626,678
                                                     =============      =============      =============
Net income per basic and diluted share:
   As reported..................................     $        0.58      $        0.47      $        1.12
                                                     =============      =============      =============
   Pro forma....................................     $        0.57      $        0.44      $        1.09
                                                     =============      =============      =============

     The weighted average fair value of the Datatec stock options was $9.31, $10.01 and $5.03 in Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, respectively, estimated on the dates of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000, respectively: dividend yield of zero; expected volatility of 82%, 66% and 90%; risk-free interest rate of 17.3%, 14.0% and 13.8% (represents the rate currently available on South Africa government bonds); and expected lives of option grants of 5 years. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future pro forma effects.

13.  Segment Information

     The Company has adopted the disclosure requirements of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes standards for additional disclosure about operating segments for interim and annual financial statements. This standard requires financial and descriptive information be disclosed for segments whose operating results are reviewed by the Company for decisions on resource allocation. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

     The Company operates in a single industry segment as a sales channel for communications and networking equipment products and services. Its business is organized into three branded divisions, each with a single major vendor focus. However, the three divisions consist of multiple subsidiaries operating in diverse geographical markets that report on their operations and are managed and evaluated individually by the Chief Operating Officer, who is the Company's chief operating decision maker. As such, the Company does not segment its business along divisional or geographic lines. The Company operates in three principle geographic areas. These geographic areas are (1) the Americas (including the United States, Canada, and Brazil), (2) Europe, and (3) Asia Pacific.

                      WESTCON GROUP, INC. AND SUBSIDIARIES

     Financial information by geographic area is as follows:

                                         Americas             Europe          Asia Pacific          Corporate          Total
                                         --------             ------          ------------          ---------          -----
Nine months ended November 30, 2000
 Sales.............................    $988,907,801        $512,002,714       $103,513,644        $        --    $1,604,424,159
 Operating income (loss)...........      56,968,449          27,675,039          4,735,369        (15,332,149)       74,046,708
 Identifiable assets...............     521,962,781         308,295,820         64,461,188         41,626,631       936,346,420

Fiscal 2000
 Sales.............................    $719,617,022        $404,063,708        $44,562,862        $        --    $1,168,243,592
 Operating income (loss)...........      35,947,669          27,596,364          2,457,110        (11,998,777)       54,002,366
 Identifiable assets...............     448,545,919         251,332,313         29,857,698         30,668,181       760,404,111

Fiscal 1999
 Sales.............................    $410,616,448        $155,839,732        $20,970,288        $        --      $587,426,468
 Operating income (loss)...........      37,495,218          10,026,365           (505,805)        (1,236,189)       45,779,589
 Identifiable assets...............     267,421,239         151,821,596         11,294,528         34,976,146       465,513,509

Fiscal 1998
 Sales.............................    $321,521,363        $         --        $12,890,109        $        --      $334,411,472
 Operating income (loss)...........      14,812,427                  --           (807,846)                --        14,004,581


14.  Employee Benefit Plan

     The Company has a profit sharing and 401(k) savings plan, which covers substantially all U.S. employees who meet the plan's eligibility requirements. The Company contributed $450,000 to the profit sharing plan in Fiscal 1998. No contributions were made to the profit sharing plan during Fiscal 1999, Fiscal 2000 and the nine months ended November 30, 2000. Employees of the Company participate in a 401(k) savings plan, whereby eligible employees may elect to make contributions to the plan subject to annual limitations established by the Internal Revenue Service. The Company may make matching contributions at the discretion of management. Matching contributions to the 401(k) savings plan were $102,457, $277,249, $704,390 and $262,442 in Fiscal 1998, Fiscal 1999,
     Fiscal 2000 and the nine months ended November 30, 2000, respectively.

15.  Gain on Sale of Marketable Securities

     As of February 29, 2000, the Company owned shares of common stock of a vendor at a cost of $999,651. At that date, the Company had an unrealized gain of $1,012,139 (net of taxes of $676,837) on this investment. The investment, which is included in other assets, has been classified as available for sale and the unrealized gain included as a component of stockholders' equity. On March 31, 2000, the vendor became publicly listed and was subsequently acquired by another entity. During July 2000, the Company sold approximately 93% of its investment and realized a gain of $19,716,064 (net of taxes of $13,144,042).

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
   Comstor Corporation.

Chantilly, Virginia

We have audited the accompanying balance sheets of Comstor Corporation as of March 26, 1999 and March 27, 1998, and the related statements of operations, changes in stockholder's equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Comstor Corporation, as of March 26, 1999 and March 27, 1998, and the results of its operations and its cash flows for the fiscal years then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

McLean, Virginia
September 1, 2000

                              COMSTOR CORPORATION

                                 Balance Sheets
                       (In thousands, except share data)

                                                                 March 27,      March 26,        August 13,
                                                                   1998           1999             1999
                                                                 ---------      ---------       -----------
                                                                                                (Unaudited)
ASSETS
CURRENT ASSETS:
      Cash and cash equivalents............................        $    84       $      -          $      -
      Accounts receivable - net of allowances of
        $732, $725, and $610, respectively.................         30,916         53,035            62,993
      Due from Parent Company..............................          1,161             93             1,006
      Inventories..........................................         39,169         31,632            47,547
      Prepaid expenses and other current assets............            217            145               191
                                                                   -------       --------          --------
      Total current assets.................................         71,547         84,905           111,737
PROPERTY AND EQUIPMENT - Net...............................          1,615          1,733             1,554
GOODWILL - Net.............................................         20,226         20,622            20,087
                                                                   -------       --------          --------
TOTAL ASSETS...............................................        $93,388       $107,260          $133,378
                                                                   =======       ========          ========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
      Revolving line of credit with Parent Company.........        $58,719        $78,442           $94,317
      Accounts payable.....................................         20,626         18,496            29,852
      Accrued expenses and other current liabilities.......          1,225          2,068             2,323
                                                                   -------       --------          --------
      Total current liabilities............................         80,570         99,006           126,492
                                                                   -------       --------          --------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDER'S EQUITY:
      Common stock, $.10 par value, 10,000 authorized,
        issued and outstanding shares......................              1              1                 1
      Additional paid-in capital...........................         11,528         11,528            11,528
      Retained earnings (deficit)..........................          1,289         (3,275)           (4,643)
                                                                   -------       --------          --------
      Total stockholder's equity...........................         12,818          8,254             6,886
                                                                   -------       --------          --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY.................        $93,388       $107,260          $133,378
                                                                   =======       ========          ========

See notes to financial statements.

                              COMSTOR CORPORATION

                            Statements of Operations
                                 (In thousands)

                                                            Years Ended               Period from
                                                     -------------------------       March 27, 1999
                                                     March 27,       March 26,        to August 13,
                                                       1998            1999               1999
                                                     ---------       ---------       --------------
                                                                                       (Unaudited)
SALES...........................................      $243,260        $450,196            $181,051

COSTS OF GOODS SOLD.............................      (224,452)       (426,660)           (172,088)
                                                      --------        --------            --------
GROSS PROFIT....................................        18,808          23,536               8,963

SELLING, GENERAL AND ADMINISTRATIVE
EXPENSES........................................       (14,959)        (22,201)             (8,193)
DEPRECIATION AND AMORTIZATION
EXPENSE.........................................        (1,504)         (1,966)               (762)
PARENT COMPANY ALLOCATIONS......................        (1,199)         (3,350)               (612)
GAIN ON SALE OF ASSETS..........................             -           1,740                  40
                                                      --------        --------            --------
INCOME (LOSS) FROM OPERATIONS...................         1,146          (2,241)               (564)
INTEREST INCOME (EXPENSE):
      Interest income...........................            66             315                  80
      Interest expense to Parent Company........        (1,689)         (2,638)               (884)
                                                      --------        --------            --------
      Total interest income (expense)...........        (1,623)         (2,323)               (804)

NET LOSS........................................      $   (477)       $ (4,564)           $ (1,368)
                                                      ========        ========            ========

See notes to financial statements.

                              COMSTOR CORPORATION

                 Statements of Changes in Stockholder's Equity
                       (In thousands, except share data)

                                                    Common Stock
                                                ---------------------      Additional       Retained
                                                 Number                     Paid-In         Earnings
                                                of Shares      Amount       Capital         (Deficit)        Total
                                                ---------      ------      ----------       ---------       -------
BALANCE, MARCH 29, 1997....................        10,000      $    1      $   11,416       $   1,766       $13,183

     Net loss..............................             -           -               -            (477)         (477)
     Push-down of Parent Company goodwill..             -           -             112               -           112
                                                ---------      ------      ----------       ---------       -------
BALANCE, MARCH 27, 1998....................        10,000           1          11,528           1,289        12,818

     Net loss..............................             -           -               -          (4,564)       (4,564)
                                                ---------      ------      ----------       ---------       -------
BALANCE, MARCH 26, 1999....................        10,000           1          11,528          (3,275)        8,254

     Net loss (unaudited)..................             -           -               -          (1,368)       (1,368)
                                                ---------      ------      ----------       ---------       -------
BALANCE, AUGUST 13, 1999 (unaudited).......        10,000      $    1      $   11,528       $  (4,643)      $ 6,886
                                                =========      ======      ==========       =========       =======

See notes to financial statements.

                              COMSTOR CORPORATION

                            Statements of Cash Flows
                                 (In thousands)

                                                                             Years Ended               Period from
                                                                       -------------------------      March 27, 1999
                                                                       March 27,       March 26,      to August 13,
                                                                         1998            1999              1999
                                                                       ---------       ---------      --------------
                                                                                                        (Unaudited)
OPERATING ACTIVITIES:
    Net loss......................................................     $   (477)       $ (4,564)            $ (1,368)
    Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization...............................        1,504           1,966                  762
      Deferred income taxes.......................................          (33)              -                    -
      Gain on sale of assets......................................            -          (1,740)                 (40)
      Changes in assets and liabilities (net of
        business acquisition):
        Accounts receivable.......................................       (6,065)        (21,483)             (10,871)
        Inventories...............................................      (11,526)          6,711              (15,915)
        Prepaid expenses and other current assets.................         (131)             72                  (46)
        Accounts payable..........................................        3,827          (2,130)              11,356
        Accrued expenses and other current liabilities............          636             843                  255
                                                                       ---------       ---------            --------
          Net cash used in operating activities...................      (12,265)        (20,325)             (15,867)
                                                                       ---------       ---------            --------
INVESTING ACTIVITIES:
    Capital expenditures..........................................       (1,055)         (1,649)                  (8)
    Proceeds from sale of assets..................................            -           2,167                    -
    Payment for business acquisitions - net of cash acquired......      (35,188)              -                    -
                                                                       ---------       ---------            --------
         Net cash (used in) provided by investing activities......      (36,243)            518                   (8)
                                                                       ---------       ---------            --------
FINANCING ACTIVITIES
    Net borrowings on revolving line of credit with
      Parent Company..............................................       48,234          19,723               15,875
                                                                       ---------       ---------            --------
         Net cash provided by financing activities................       48,234          19,723               15,875
                                                                       ---------       ---------            --------
NET DECREASE IN CASH AND CASH
  EQUIVALENTS.....................................................         (274)            (84)                   -

CASH AND CASH EQUIVALENTS,
  BEGINNING OF PERIOD.............................................          358              84                    -
                                                                       ---------       ---------            --------
CASH AND CASH EQUIVALENTS,
  END OF PERIOD...................................................     $     84        $      -             $      -
                                                                       =========       =========            ========

See notes to financial statements.

                              COMSTOR CORPORATION

                         Notes to Financial Statements

1.   Business Description and Basis of Presentation

     Comstor Corporation (the "Company") operates in a single segment and is a sales channel for communications and networking equipment products predominantly to resellers located in the United States.

     In June 1996, the Company's parent, Ameridata Technologies, was purchased by GE Capital (the "Parent Company") and became known as GE Capital IT Solutions.

     Effective September 1997, the Company purchased the net assets of Data Storage Marketing, Inc. ("DSM"), a privately held company. During the year ended March 26, 1999, the Company sold a service line of its business focused on reselling Internet access. In August 1999, the net assets of the Company were purchased by Westcon Group, Inc.

     The financial statements of the Company reflect the historical financial position, results of operations, and cash flows during ownership by the Parent Company for each respective period. The financial statements have been prepared using the Parent Company's historical bases for the assets and liabilities and the historical results of operations of the Company.

     The financial statements include allocations of certain Parent Company expenses for the Parent Company's corporate services, infrastructure costs and carrying costs. These expense allocations have been determined solely by the Parent Company. The financial information included herein may not reflect the financial position, operating results, changes in stockholder's equity, and cash flows of the Company in the future or what they would have been had the Company been a separate, stand-alone entity during the periods presented.

2.   Significant Accounting Policies

     Fiscal Year-End - The Company's fiscal year ends on the last Friday in March. Each of the fiscal years ended March 27, 1998 ("Fiscal 1998") and March 26, 1999 ("Fiscal 1999"), was comprised of fifty-two weeks.

     Interim Financial Information - The financial information as of August 13, 1999, and for the period from March 27, 1999, to August 13, 1999, is unaudited and includes all adjustments, consisting only of normal and recurring accruals, that management considers necessary for a fair presentation of its financial position, operating results, and cash flows. Results for the period from March 27, 1999, to August 13, 1999, are not necessarily indicative of results to be expected for the full fiscal year 2000 or for any future period.

     Use of Estimates - The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Push-Down Accounting - The Parent Company's acquisition of the Company resulted in the application of push-down accounting. Push-down accounting establishes a new accounting and reporting basis for financial statements by revaluing a company's assets and liabilities, based on their fair market value at the date of acquisition, which is then "pushed-down" to the entity, including goodwill. The application of push-down accounting resulted primarily in recording the Parent Company's goodwill associated with the purchase transaction. At the date of acquisition, approximately $11.4 million of goodwill was calculated and pushed-down to the Company and within the year that followed, an additional $112,000 was pushed-down which represented an adjustment to the initial amount. The amounts are included in goodwill and additional paid-in capital in the accompanying balance sheets and the goodwill is being amortized over 20 years.

     Long-Lived Assets - The Company evaluates the carrying value of long-lived assets, including goodwill, whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset, including disposition, is less than the carrying value of the asset. The amount of the impairment loss would be the difference between the estimated fair value of the asset and its carrying value. No losses for impairment were necessary in Fiscal 1998 and Fiscal 1999.

     Disclosure of Fair Value of Financial Instruments - The carrying amount reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximates fair value because of the short-term maturity of these financial instruments. The carrying value of the revolving line of

                              COMSTOR CORPORATION
     credit approximates fair value which was based upon the current rates offered to the Company for debt with similar remaining maturities.

     Concentration of Credit Risk - The Company sells its products and services to customers in diversified industries. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. The Company is engaged predominantly in the distribution of communications and networking equipment products; consequently, the Company's ability to collect the amounts due from customers may be affected by economic fluctuations in the computer technology industry. No single customer accounted for greater than 10% of sales. One vendor accounted for 28%, 41% and 77% (unaudited) of purchases in Fiscal 1998, Fiscal 1999, and the period from March 27, 1999, to August 13, 1999, respectively. The Company maintains its cash balances in various financial institutions. Balances may exceed the amount of insurance provided on such deposits.

     Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Revenue Recognition - The Company recognizes revenue upon shipment of product which is when title passes to the customer. The Company accrues for sales returns and other allowances at the time of shipment based upon its historical experience.

     Income Taxes - The Company's operations were included in the Parent Company's federal consolidated income tax return. The accompanying financial statements include a provision for income taxes and deferred income taxes as if the Company is autonomous. Deferred income taxes have been provided for temporary differences between the Company's financial statement and income tax basis of the Company's assets and liabilities using presently enacted tax rates. All amounts calculated as income for tax liabilities or receivable and deferred taxes have been included in due from Parent Company in the accompanying balance sheets.

     Property and Equipment - Property and equipment are stated at cost, often represented by fair value as of the date of acquisition. Depreciation is provided over the estimated useful lives of the assets by using the straight-line method, principally over a three to seven-year period.

     Inventories - Inventories represent finished goods stated at the lower of cost or market, with cost determined by the average cost method. Vendor rebates and promotional allowances earned are used to reduce the cost of the specific inventory to which they relate.

     New Accounting Standards - In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. In May 1999, SFAS No. 137 was issued to defer the implementation of SFAS No. 133 for one year. SFAS No. 133 establishes standards for the accounting and reporting of derivative instruments and hedging activities and requires that all derivative instruments embedded in other contracts be measured at fair value and recognized as assets or liabilities in the financial statements. Also, in June 2000, SFAS No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB No. 133", was issued. SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. These statements are effective for all annual and interim periods beginning after June 15, 2000. The Company is currently evaluating the impact of such adoption. However, the Company does not presently believe the adoption of SFAS No. 133 and No. 138 will have a material effect on the Company's financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of calendar year 2000. The Company does not expect the adoption of SAB 101 to have a material impact on the Company's financial position, results of operations, or presentation of its financial statements.

                              COMSTOR CORPORATION

3.   Property and Equipment

     Property and equipment is as follows (in thousands):

                                        March 27,     March 26,      August 13,
                                           1998          1999           1999
                                        ---------     ---------     ----------
                                                               (Unaudited)
     Computer and equipment.........       $3,480        $4,075         $4,006
     Furniture and fixtures.........          757           412            342
     Vehicles.......................           70           116            116
     Leasehold improvements.........          252           326            354
                                        ---------     ---------      ---------

                                            4,559         4,929          4,818

     Less: Accumulated depreciation.       (2,944)       (3,196)        (3,264)
                                        ---------     ---------      ---------
                                           $1,615        $1,733         $1,554
                                        =========     =========      =========

     For Fiscal 1998 and Fiscal 1999, depreciation expense related to property and equipment was $493,000 and $604,000, respectively. For the period from March 27, 1999 to August 13, 1999 (unaudited), depreciation expense was $228,000.

4.   Goodwill

     Goodwill is as follows (in thousands):

                                        March 27,     March 26,      August 13,
                                           1998          1999           1999
                                        ---------     ---------      ----------
     Description                                                     (Unaudited)
     Pushed-down by Parent Company..      $11,528       $11,528         $11,528
     Acquisition of DSM.............       10,203        11,961          11,961

     Less: Accumulated amortization.       (1,505)       (2,867)         (3,402)
                                        ---------     ---------       ---------

                                          $20,226       $20,622         $20,087
                                        =========     =========       =========

     For Fiscal 1998 and Fiscal 1999, amortization expense related to goodwill was $1,011,000, and $1,362,000, respectively.

5.   Income Taxes

     The items accounting for the difference between income taxes (benefit) computed at the Federal statutory rate and the effective rates used to calculate the provision for income taxes are as follows:


                                                             Years Ended                 Period from
                                                      --------------------------        March 27, 1999
                                                      March 27,        March 26,        to August 13,
                                                        1998             1999               1999
                                                      ---------        ---------        --------------
                                                                                         (Unaudited)
Federal statutory rate                                    (35)%            (35)%                 (35)%
Effect of:
    State taxes - net of Federal benefit........           (4)              (4)                   (4)
    Change in valuation allowance...............           39               39                    39
                                                          ---              ---                   ---
Effective income tax rate.......................            -%               -%                    -%
                                                          ===              ===                   ===

                              COMSTOR CORPORATION

     The components of the Company's deferred income tax assets and liabilities are as follows (in thousands):

                                    March 27,     March 26,      August 13,
                                      1998          1999           1999
                                    ---------     ---------     -----------
                                                                (Unaudited)
Depreciation and amortization...    $   (151)     $   (156)       $   (124)
Accounts receivable reserves....         248           248             204
Inventory reserves..............         268           245             305
Operating tax loss carryforward.           -         1,855           2,386
Warranty reserve................           7            35              49
Valuation allowance.............        (372)       (2,227)         (2,820)
                                    ---------     ---------       ---------

                                    $      -      $      -        $      -
                                    =========     =========       =========

     A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefit or that future deductibility is uncertain. The Company's net deferred tax assets are fully offset by a valuation allowance.

6.   Commitments and Contingencies

     Operating Leases - The Company has leases for office and warehouse locations and equipment. The leases generally require the Company to pay operating expenses.

     Minimum annual lease payments under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

     Fiscal Year Ending March
     ------------------------
             2000.......................................   $   1,560
             2001.......................................       1,564
             2002.......................................       1,449
             2003.......................................       1,407
             2004.......................................       1,127
                                                           ---------
                                                           $   7,107
                                                           =========

     Total rent expense was $1,052,000, and $1,506,000 in Fiscal 1998 and Fiscal 1999, respectively.

     Litigation - The Company has certain contingent liabilities resulting from litigation and claims, generally involving commercial and employment matters, which are incidental to the ordinary conduct of its business. Management believes that the probable resolution of such contingencies will not materially affect the consolidated financial position or the results of operations of the Company.

7.   Employee Benefit Plans

     The Company had a 401(k) savings plan, as part of GE Capital's 401(k) Plan, whereby the employees could elect to make contributions to the plan subject to annual limitations established by the Internal Revenue Service. The Company may make a matching contribution based on the discretion of management. Matching contributions to the plan were $108,000, $216,000, and $83,000 in Fiscal 1998, Fiscal 1999, and the period from March 27, 1999, to August 13, 1999 (unaudited), respectively.

                              COMSTOR CORPORATION

8.   Related Party Transactions

     The Company has transactions with its Parent Company in the normal course of business. Sales and purchases with the Parent Company consisted of the following (in thousands):


                                Years Ended              Period from
                            ------------------------    March 27, 1999
                            March 27,      March 26,     to August 13,
                              1998           1999            1999
                            ---------      ---------    --------------
                                                         (Unaudited)
     Sales...........       $ 30,868       $ 25,434          $ 1,121

     Purchases.......            296             66              198

     Parent Company allocations include management fees, interest on the Parent Company's investment, and other expenses and consisted of $1,199,000 and $3,350,000 for Fiscal 1998 and Fiscal 1999, respectively.

     Interest expense to the Parent Company of $1,689,000 and $2,638,000 for Fiscal 1998 and Fiscal 1999, respectively, represents a charge to the Company from the Parent Company for interest on the Company's working capital, which is being funded by the Parent Company. This monthly calculation was computed using interest rates ranging from 6% to 8%.

     The Company had a revolving line of credit with the Parent Company. This line of credit had no formal written terms or repayment terms.

9.   Acquisition of Business

     Effective September 1997, the Company entered into an asset purchase agreement with DSM. The purchase price, including acquisition costs was approximately $35,188,000, net of cash acquired, and the Company accounted for the acquisition using the purchase method of accounting. The accompanying financial statements include the operations of DSM from September 1997. The fair value of assets acquired and liabilities assumed is summarized below (in thousands):

        Current assets....................................          $30,768
        Furniture and equipment...........................              451
        Goodwill..........................................           11,961
        Liabilities assumed...............................           (7,992)

     The goodwill is being amortized over 15 years.

                                   * * * * * *

           INDEPENDENT AUDITORS' REPORT TO THE BOARD OF DIRECTORS AND
                        SHAREHOLDERS OF RBR GROUP LIMITED

We have audited the accompanying consolidated balance sheets of RBR Group Limited (the "Company") as at 25 September 1998 and 31 July 1998 and the related profit and loss accounts, cash flow statements and reconciliation of movements in shareholder's funds for the period from 1 August 1998 to 25 September 1998 and for the year ended 31 July 1998 (all expressed in pounds sterling). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at 25 September 1998 and 31 July 1998 and the results of its operations and cash flows in conformity with generally accepted accounting principles in the United Kingdom (which differ in certain material aspects from generally accepted accounting principles in the United States of America - see note 21).


Deloitte & Touche
Chartered Accountants and Registered Auditors
Columbia Centre
Market Street
Bracknell
Berkshire RG12 1PA
England

14 January 2000

                               RBR GROUP LIMITED
                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS
                 Period from 1 August 1998 to 25 September 1998
                            Year ended 31 July 1998

                                                                   Period from
                                                                1 August 1998 to                        Year ended
                                                               25 September 1998                       31 July 1998
                                                         ------------------------------       -------------------------------
                                                            Pound             Pound              Pound              Pound
                                                Note     Sterling'000      Sterling'000       Sterling'000       Sterling'000
                                                ----     ------------      ------------       ------------       ------------
TURNOVER
Continuing operations                                           9,912                               45,683
Discontinued operations                                           227                                1,615
                                                                -----                               ------
                                                   2                             10,139                                47,298
Cost of sales                                                                    (8,360)                              (39,643)
                                                                                 ------                               -------
Gross profit                                                                      1,779                                 7,655
Administrative expenses                                                          (1,194)                               (6,685)

OPERATING PROFIT/(LOSS)
Continuing operations                                             844                                1,550
Discontinued operations                                          (259)                                (580)
                                                                -----                               ------
                                                   4                                585                                   970
Profit on disposal of discontinued operations                                     1,201                                    --
Interest receivable and similar income                                               --                                     9
Interest payable and similar charges               5                               (161)                                 (426)

PROFIT ON ORDINARY
 ACTIVITIES BEFORE TAXATION
Continuing operations                                           1,884                                1,133
Discontinued operations                                          (259)                                (580)
                                                                -----                               ------
                                                                                  1,625                                   553

Tax on profit on ordinary activities               6                               (274)                                 (614)
                                                                                 ------                               -------
PROFIT/(LOSS) ON ORDINARY
 ACTIVITIES AFTER TAXATION                                                        1,351                                   (61)

Dividends                                          7                                 --                                (1,960)
                                                                                 ------                               -------
PROFIT/(LOSS) TRANSFERRED
 TO/(FROM) RESERVES                                                               1,351                                (2,021)
                                                                                 ======                               =======

There are no recognised gains or losses for either the current financial period or the preceding financial year other than as stated above.

                               RBR GROUP LIMITED
                          CONSOLIDATED BALANCE SHEETS
                       25 September 1998 and 31 July 1998

                                                                             25 Sept             31 July
                                                                              1998                1998
                                                                              Pound               Pound
                                                                Note       Sterling'000        Sterling'000
                                                                ----       ------------        ------------
FIXED ASSETS
Tangible Assets                                                     8              478               1,026
Investments                                                         9                5                   5
                                                                               -------             -------
                                                                                   483               1,031
CURRENT ASSETS
Stocks                                                             10            4,553               3,919
Debtors                                                            11           14,536              13,384
Cash at bank and in hand                                                         3,614                 654
                                                                               -------             -------
                                                                                22,703              17,957

CREDITORS: amounts falling due within one year                     12          (20,665)            (17,818)
                                                                               -------             -------

NET CURRENT ASSETS                                                               2,038                 139
                                                                               -------             -------

TOTAL ASSETS LESS CURRENT LIABILITIES                                            2,521               1,170

CREDITORS: amounts falling due after more than one year            13           (1,000)             (1,000)
                                                                               -------             -------
                                                                                 1,521                 170
                                                                               =======             =======
CAPITAL AND RESERVES
Called up share capital                                            14            1,050               1,050
Profit and loss account                                            18              471                (880)
                                                                               -------             -------

TOTAL SHAREHOLDERS' FUND                                                         1,521                 170
                                                                               =======             =======
Shareholders' funds are attributable to:
 Equity shareholders                                                              (479)             (1,830)
 Non-equity shareholders                                                         2,000               2,000
                                                                               -------             -------

                               RBR GROUP LIMITED
                       CONSOLIDATED CASH FLOW STATEMENTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

                                                                                       Period from
                                                                                         1 August          Year ended
                                                                                        1998 to 25          31 July
                                                                                         Sept 1998           1998
                                                                                          Pound              Pound
                                                                          Note         Sterling'000       Sterling'000
                                                                          ----         ------------       ------------
Net cash inflow from operating activities                                   1                2,747               375
                                                                                             -----             -----
Returns on investments and servicing of finance
Interest received                                                                                -                 9
Interest paid                                                                                 (161)             (426)
                                                                                             -----             -----

Net cash outflow from returns on investments and servicing of finance                         (161)             (417)

Taxation
Corporation tax paid (including advance corporation tax)                                         -              (533)
                                                                                             -----             -----
Capital expenditure and financial investment
Payments to acquire tangible fixed assets                                                      (80)             (892)
Receipts from sales of tangible fixed assets                                                   601                24
                                                                                             -----             -----

Net cash inflow/(outflow) from investing activities                                            521              (868)
                                                                                             -----             -----

Net cash inflow/(outflow) before financing                                                   3,107            (1,443)
                                                                                             -----             -----

Financing
Issue of preference share capital                                                                -             1,000
Issue of convertible loan notes                                                                  -             1,000
Net (outflow)/inflow from invoice factor                                    2                 (147)              441
                                                                                             -----             -----

Net cash (outflow)/inflow from financing                                                      (147)            2,441
                                                                                             -----             -----

Increase in cash                                                            3                2,960               998
                                                                                             =====             =====

                               RBR GROUP LIMITED
                       CONSOLIDATED CASH FLOW STATEMENTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

1.   RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
     ACTIVITIES

                                                 Period from
                                                   1 August
                                                  1998 to 25         Year ended
                                                  Sept 1998         31 July 1998
                                                    Pound              Pound
                                                 Sterling'000       Sterling'000
                                                 ------------       ------------
     Operating profit                                   585                970
     Depreciation charges                                27                277
     Profit on sale of tangible fixed assets              -                 (3)
     Increase in stocks                                (816)              (992)
     Increase in debtors                               (559)            (5,816)
     Increase in creditors                            3,510              5,939
                                                      -----             ------
                                                      2,747                375
                                                      =====             ======


2.   ANALYSIS OF CHANGES IN NET DEBT

                                  At 1 August                        At 25 Sept
                                    1998            Cashflow           1998
                                    Pound             Pound            Pound
                                 Sterling'000      Sterling'000     Sterling'000
                                 ------------      ------------     ------------
Cash at bank and in hand                654             2,960            3,614
Amounts due to invoice factor        (3,802)              147           (3,655)
Debt due after one year              (1,000)                -           (1,000)
                                     ------             -----           ------
                                     (4,148)            3,107           (1,041)
                                     ======             =====           ======


3.   RECONCILIATION OF NET CASH FLOW TO MOVEMENTS IN NET DEBT

                                                    Pound              Pound
                                                 Sterling'000       Sterling'000
                                                 ------------       ------------
Increase in cash in the year                          2,960
Cash inflow from increase in debt                       147
                                                      -----
Change in net debt resulting from cash flows                            3,107
Net debt at 1 August 1998                                              (4,148)
Net debt at 25 September 1998                                          (1,041)
                                                                       ======

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

1.   ACCOUNTING POLICIES

     Basis of preparation of financial statements

     These financial statements are prepared in conformity with generally accepted accounting principles in the United Kingdom ("UK GAPP"), which differ in certain material respects from generally accepted accounting principles in the United States of America ("US GAAP") - see note 21.

     Basis of consolidation

     The accounts have been prepared under the principles of acquisition accounting and consolidate the results of RBR Group Limited and all of its subsidiary undertakings, collectively "the Company". All intercompany transactions and balances have been eliminated.

     Accounting period

     These financial statements present information about the Company for the financial period from 1 August 1998 to 25 September 1998. Comparative figures relate to the statutory accounting period from 2 August 1997 to 31 July 1998.

     Accounting convention

     The financial statements are prepared under the historical cost convention.

     Tangible fixed assets

     Depreciation is provided on cost in equal annual instalments over the estimated useful lives of the assets. The rates of depreciation are as follows:

        Computer equipment for resale                  25-50% per annum
        Plant and machinery                            25% per annum
        Computer equipment                             33% per annum
        Office equipment                               25% per annum
        Furniture and fittings                         15% per annum
        Motor vehicles                                 25% per annum

     Investments

     Investments held as fixed assets are stated at cost less provision for any impairment in value.

     Stocks

     Stocks are stated at the lower of cost or net realisable value on a first-in, first-out basis.

     Deferred taxation

     Deferred taxation is provided on temporary timing differences, arising from the different treatment of items for accounts and taxation purposes, which are expected to reverse in the future, calculated at rates at which it is estimated that tax will arise.

     Leases

     Operating lease rentals are charged to income in equal annual amounts over the lease term.

     Pension costs

     The Company operates a defined contribution pension scheme. The assets of the scheme are held separately from those of the Company in an independently administered trust. Contributions payable by the Company are charged to the profit and loss account as they fall due.

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

2.   TURNOVER

     Turnover represents amounts derived from the provision of networking products after deduction of value added tax. Turnover is attributable to the following geographical destinations:

                                        Period from
                                         1 August                Year ended
                                        1998 to 25                 31 July
                                         Sept 1998                  1998
                                     Pound Sterling'000       Pound Sterling'000
                                     ------------------       ------------------
     United Kingdom                            8,600                   43,782
     Other European countries                    600                    3,516
     Rest of the World                           939                        -
                                              ------                   ------
                                              10,139                   47,298
                                              ======                   ======

     All turnover attributable to discontinued activities in both the current and preceding financial periods is derived from sales made within the United Kingdom.

3.   INFORMATION REGARDING DIRECTORS AND EMPLOYEES


                                                  Period from
                                                    1 August         Year ended
                                                   1998 to 25         31 July
                                                   Sept 1998           1998
                                                     Pound             Pound
                                                  Sterling'000      Sterling'000
                                                  ------------      ------------
     Directors' emoluments
     Remuneration                                        186              848
     Compensation for loss of office                       -               70
     Pension contributions                                 9               66
                                                         ---              ---
                                                         195              984
                                                         ===              ===
     Emoluments of the highest paid director:
        Remuneration                                     129              325
        Pension contributions                              2                7
                                                         ---              ---
                                                         131              332
                                                         ===              ===

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

                                                                                         Period from
                                                                                          1 August                Year ended
                                                                                         1998 to 25                 31 July
                                                                                          Sept 1998                  1998
                                                                                      Pound Sterling'000       Pound Sterling'000
                                                                                      ------------------       ------------------
                                                                                                  No.                      No.
The number of directors who were members of the Company's defined contribution
    pension scheme was:                                                                            6                        8
                                                                                                  ==                       ==
Average number of persons employed
Sales                                                                                             15                       22
Distribution                                                                                      16                        5
Administration                                                                                    23                       41
                                                                                                  --                       --
                                                                                                  54                       68
                                                                                                  ==                       ==

                                                                                      Pound Sterling'000       Pound Sterling'000
Staff costs during the year (including directors)
Wages and salaries                                                                               325                    3,037
Social security costs                                                                             32                      287
Pension costs                                                                                      3                      101
                                                                                                 ---                    -----
                                                                                                 360                    3,425
                                                                                                 ===                    =====


4.   OPERATING PROFIT/(LOSS)

                                                  Period from
                                                   1 August         Year ended
                                                  1998 to 25          31 July
                                                   Sept 1998           1998
                                                    Pound              Pound
                                                 Sterling'000       Sterling'000
                                                 ------------       ------------
Operating profit/(loss) is after charging:
Depreciation
   Owned assets                                          27               277
Rentals under operating leases
   Hire of plant and machinery                            3                18
   Other operating leases                                19               172
Exceptional employee bonus                              202             1,100
Group auditors' remuneration
     Audit                                                4                26
     Other                                               --                 3
Other auditors' remuneration                             --                 8
                                                        ===             =====

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

5.   INTEREST PAYABLE AND SIMILAR CHARGES

                                                  Period from
                                                   1 August        Year ended
                                                  1998 to 25        31 July
                                                   Sept 1998         1998
                                                     Pound           Pound
                                                  Sterling'000    Sterling'000
                                                  ------------    ------------
     Bank loans, overdrafts and other loans               16              75
     On invoice factoring                                115             343
     Other                                                30               8
                                                         ---             ---
                                                         161             426
                                                         ===             ===


6.   TAX ON PROFIT ON ORDINARY ACTIVITIES

                                                  Period from
                                                   1 August        Year ended
                                                  1998 to 25        31 July
                                                   Sept 1998         1998
                                                     Pound           Pound
                                                  Sterling'000    Sterling'000
                                                  ------------    ------------
     United Kingdom corporation tax at 31%               274             573
     Adjustment in respect of prior year                   -              41
                                                         ---             ---
                                                         274             614
                                                         ===             ===

     The disproportionate tax charge for the year arises due to the incidence of disallowable charges, temporary timing differences not recognised as tax assets, and trading losses for which no tax credit has been recognised. There is no unprovided deferred taxation. All corporation tax expense relates to continuing operations.


7.   DIVIDENDS

                                                                     Period from
                                                                      1 August            Year ended
                                                                     1998 to 25            31 July
                                                                      Sept 1998             1998
                                                                        Pound               Pound
                                                                     Sterling'000        Sterling'000
                                                                     ------------        ------------
Interim proposed - Pound Sterling 1 per non-equity preference share        -                   1,000
Interim proposed - Pound Sterling 19.20 per ordinary equity share          -                     960
                                                                          ---                  -----
                                                                           -                   1,960
                                                                          ---                  -----


8.   TANGIBLE FIXED ASSETS

                               Computer                          Computers and
                               equipment         Plant and           office          Fixtures and          Motor
      Group                   for resale         machinery          equipment          fittings          vehicles          Total
      -----                  ------------       ------------      ------------       ------------      ------------    ------------
                                Pound              Pound             Pound              Pound             Pound           Pound
                             Sterling'000       Sterling'000      Sterling'000       Sterling'000      Sterling'000    Sterling'000
Cost
At 1 August 1998                    765                 10               446                163                45           1,429
Additions                            --                 --                75                  5                --              80
Disposals                          (765)                --               (49)                (3)              (45)           (862)
                                   ----                ----              ---                ---               ----          -----
At 25 September 1998                 --                 10               472                165                --             647
                                   ----                ----              ---                ---               ----          -----
Accumulated depreciation
At 1 August 1998                    215                  4               139                 21                24             403
Charge                               --                  1                22                  4                --              27
Disposals                          (215)                --               (22)                --               (24)           (261)
                                   ----                ----              ---                ---               ----          -----
At 25 September 1998                 --                  5               139                 25                --             169
                                   ----                ----              ---                ---               ----          -----


                                      F-37


                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998


                               Computer                          Computers and
                               equipment         Plant and           office          Fixtures and          Motor
      Group                   for resale         machinery          equipment          fittings          vehicles          Total
      -----                  ------------       ------------      ------------       ------------      ------------    ------------
                                Pound              Pound             Pound              Pound             Pound           Pound
                             Sterling'000       Sterling'000      Sterling'000       Sterling'000      Sterling'000    Sterling'000
Net book value
At 25 September 1998                 --                  5               333                140                --             478
                                   ====                ====              ===                ===               ====          =====
At 31 July 1998                     550                  6               307                142                21           1,026
                                   ====                ====              ===                ===               ====          =====




9.   INVESTMENTS

                                                       25 Sept        31 July
                                                        1998           1998
                                                        Pound          Pound
                                                     Sterling'000   Sterling'000
                                                     ------------   ------------
     Interests in associated undertakings (at cost)          5              5
                                                            ---            ---

     The Company's 100% interest in St@r Internet Limited was disposed of at cost during the period. In accordance with FRS 3 "Reporting Financial Performance", the results of St@r Internet Limited have been classified as discontinued in the profit and loss account.

     At 25 September 1998 RBR Group Limited had the following subsidiary undertakings:

                                     Proportion of share
                                     capital and voting
     Company                             rights held        Nature of business
     -------                         -------------------    -------------------
                                                            Distribution of
     RBR Networks Limited                    100%           networking equipment
     RBR Network Integration Limited         100%           Non-trading
     Property Sight Limited                  100%           Non-trading

     All subsidiaries are registered in England and Wales.


10.  STOCKS

                           25 Sept 1998             31 July 1998
                         Pound Sterling'000       Pound Sterling'000
                         ------------------       ------------------
     Stocks                        4,553                    3,919
                                   =====                    =====


11.  DEBTORS

                                                25 Sept 1998       31 July 1998
                                                   Pound              Pound
                                                Sterling'000       Sterling'000
                                                ------------       ------------
     Trade debtors                                    12,855             11,836
     Amounts owed by subsidiary undertaking:
        Within one year                                   --                 --
        After more than one year                          --                 --
     Other debtors                                       240                 51
     Advance corporation tax                             250                250
     Amounts due from directors (note 19)                 21                187
     Prepayments and accrued income                    1,170              1,060
                                                      ------             ------
                                                      14,536             13,384
                                                      ======             ======

     Other than as stated above, all amounts fall due within one year.

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

12.  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                25 Sept 1998       31 July 1998
                                                   Pound              Pound
                                                Sterling'000       Sterling'000
                                                ------------       ------------
     Trade creditors                                  10,800              8,566
     Amounts due to factors                            3,655              3,802
     Corporation tax                                     847                573
     Advance corporation tax                             250                250
     Other taxes and social security                   1,490                746
     Other creditors                                   1,144              1,166
     Accruals and deferred income                        519                755
     Proposed dividend                                 1,960              1,960
                                                      ------             ------
                                                      20,665             17,818
                                                      ======             ======

     Amounts due to factors are secured by a fixed and floating charge over the assets of the company.


13.  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                25 Sept 1998       31 July 1998
                                                   Pound              Pound
                                                Sterling'000       Sterling'000
                                                ------------       ------------
     Convertible loan notes                            1,000              1,000
                                                       =====              =====

     Convertible loan notes to a value of (pound)1,000,000 are secured by a floating charge over the Company's assets. They are redeemable in full on 31 October 2002 and bear interest at the rate of 2 1/2 above LIBOR.

     At the lender's option, they are convertible into ordinary shares, so as to constitute a maximum of 7% of the enlarged issued share capital of the Company.


14.  CALLED UP SHARE CAPITAL

                                                                        25 Sept 1998       31 July 1998
                                                                           Pound              Pound
                                                                        Sterling'000       Sterling'000
                                                                        ------------       ------------
Authorised
   1,000,000 ordinary shares of  Pound Sterling1 each                          1,000              1,000
   10,000 ordinary 'A' shares of  Pound Sterling1 each                            10                 10
   1,000,000 deferred ordinary shares of  Pound Sterling1 each                 1,000              1,000
   1,000,000 convertible preference shares of  Pound Sterling1 each            1,000              1,000
                                                                               -----              -----
                                                                               3,010              3,010
                                                                               =====              =====
Called up, allotted and fully paid
   50,000 ordinary shares of  Pound Sterling1 each                                50                 50
   1,000,000 convertible preference shares of  Pound Sterling1 each            1,000              1,000
                                                                               -----              -----
                                                                               1,050              1,050
                                                                               =====              =====

     The holders of the convertible preference shares are entitled to a fixed cumulative preferential dividend, which increases by 1% each year from 0% in year one to a maximum rate of 10%.

     The preference shares are redeemable at the shareholders' opinion from 31 October 2004, and at the company's option after 31 October 2007.

     The preference shares are convertible into ordinary shares at the shareholders' option from 31 October 2004.

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998


15.  OPERATING LEASE COMMITMENTS

                                          25 September 1998                                    31 July 1998
                                -------------------------------------             -------------------------------------
                                 Land and                                          Land and
                                 buildings                  Other                  Buildings                  Other
                                   Pound                    Pound                    Pound                    Pound
                                Sterling'000             Sterling'000             Sterling'000             Sterling'000
                                ------------             ------------             ------------             ------------
Leases which expire:
   Within 2 to 5 years                   --                       35                       --                       35
   After 5 years                        183                       --                      183                       --
                                        ---                      ----                     ---                      ----
                                        183                       35                      183                       35
                                        ===                      ====                     ===                      ====

16.  CONTINGENT LIABILITIES

     There were no contingent liabilities at 25 September 1998 or 31 July 1998.

17.  CAPITAL COMMITMENTS

     There were no capital commitments at 25 September 1998 or 31 July 1998.

18. COMBINED STATEMENT OF MOVEMENTS IN SHAREHOLDERS' FUNDS AND STATEMENT OF MOVEMENTS ON RESERVES

                                     Issued             Issued                                   Total
                                    ordinary          preference        Profit and loss      25 September           Total
                                  share capital      share capital          account              1998            31 July 1998
                                     Pound               Pound              Pound               Pound               Pound
                                  Sterling'000        Sterling'000       Sterling'000        Sterling'000        Sterling'000
                                  ------------        ------------       ------------        ------------        ------------
At 1 August 1998                          50               1,000               (880)                170              2,191
Profit/(loss) for the period              --                  --              1,351               1,351                (61)
Proposed dividend                         --                  --                 --                  --             (1,960)
                                         ----              -----              -----               -----             ------
At 25 September 1998                      50               1,000                471               1,521                170
                                         ====              =====              =====               =====             ======

19.  RELATED PARTY TRANSACTIONS

     Balances due from directors at the beginning of the period, which included the maximum amounts outstanding during the year, were:

                                             25 Sept 1998        1 August 1998
                                                Pound               Pound
                                             Sterling'000        Sterling'000
                                             ------------        ------------
     Amounts due (from)/to directors:
         R J W Sweet                                (10)                 82
         B V S White                                 (4)                102
         J C White                                   (7)                  3
                                                    ---                 ---
                                                    (21)                187
                                                    ===                 ===

     No interest was charged on any amounts due from directors.

20.  POST BALANCE SHEET EVENT

     On 30 April 1999 the Company's entire issued share capital was transferred to a new group intermediate holding company, Westcon (UK) Limited, a company registered in England and Wales. Datatec Limited remains the ultimate parent company.

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

21.  SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING
     PRINCIPLES IN THE UNITED KINGDOM AND THE UNITED STATES

     The financial statements are prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"), which differ in certain material respects from those generally accepted in the United States ("US GAAP"). The differences that are significant to the Company relate to the following items.

     Deferred taxation

     Under UK GAAP deferred taxation is provided at the same rates at which taxation is expected to become payable. No provision is made for amounts which are not expected to become payable in the foreseeable future and no account is taken of deferred tax assets in accordance with Statement of Standard Accounting Practice 15.

     Under US GAAP, deferred taxation is provided on all temporary differences under the liability method at rates which the taxation would be payable in the relevant future year as prescribed by Statement of Financial Accounting Standard ("SFAS") No. 109 -- "Accounting for Income Taxes".

     Dividends

     Under UK GAAP, dividends are included in the financial statements when recommended by the Board of Directors to the shareholders.

     Under US GAAP, dividends are not included in the financial statements until declared by the Board of Directors.

     The dividends recommended by the Board of Directors in the prior year were not paid in either the prior year or the current period, and accordingly they affect the financial position as prepared under US GAAP.

     Cash flow statements

     The cashflow statements prepared under the UK GAAP differ in certain presentational respects from the format required under SFAS 95 -- "Statement of Cash Flows". Under UK GAAP, a reconciliation of profit from operations to cash flows from operating activities is presented in a note, and cash paid for interest and income taxes is presented separately from cash flows from operating activities. Under SFAS 95, cash flows from operating activities are based on net profit, include interest and income taxes, and are presented on the face of the statement.

     Discontinued operations

     Under US GAAP, the results of discontinued operations are reported separately from continuing operations and any gain or loss from disposal of a segment of a business is reported in conjunction with the related results of discontinued operations. The results of discontinued operations and the gain or loss from disposal of the segment are to be presented net of applicable income taxes.

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

22. SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND THE UNITED STATES (continued)

     The approximate effects of the differences between UK GAAP and US GAAP on net income, shareholders' equity, and fixed assets are as follows:

                                                                     Period from
                                                                   1 August 1998 to             Year ended
                                                                     25 Sept 1998              31 July1998
                                                                  Pound Sterling'000        Pound Sterling'000
                                                                  ------------------        ------------------
NET INCOME
Profit/(loss) for the financial period/year after
   taxation (UK GAAP)                                                       1,351                    (2,021)
Reversal of proposed dividend                                                  --                     1,960
Recognition of deferred tax asset                                              70                       183
Reverse loss from discontinued operations                                     259                       580
Reverse profit on disposal of discontinued
   operations                                                              (1,201)                       --
                                                                           ------                    ------
Income for the financial period/year before
   discontinued operations and  taxation (US
   GAAP)                                                                    1,680                       702
Loss from discontinued operations (before and
   after tax)                                                                (259)                     (580)
Profit on disposal of discontinued operations
   (before and after tax)                                                   1,201                        --
                                                                           ------                    ------
                                                                            1,421                       122
                                                                           ======                    ======
Net income (US GAAP)
SHAREHOLDERS' FUNDS
Shareholders' funds (UK GAAP)                                               1,521                       170
Reversal of proposed dividend                                                  --                     1,960
Recognition of deferred tax asset                                              70                       183
                                                                           ------                    ------
                                                                            1,591                     2,313
                                                                           ======                    ======
Shareholders' funds (US GAAP)
TOTAL ASSETS
Total assets (UK GAAP)                                                     23,186                    18,988
                                                                           ------                    ------
Total assets (US GAAP)                                                     23,186                    18,988
                                                                           ======                    ======

                               RBR GROUP LIMITED
                             NOTES TO THE ACCOUNTS
                       Period ended 25 September 1998 and
                            Year ended 31 July 1998

     Under US GAAP the following amounts would be reported:

                                                    Period from
                                                 1 August 1998 to    Year ended
                                                   25 Sept 1998     31 July 1998
                                                      Pound            Pound
                                                   Sterling'000     Sterling'000
                                                 ----------------   ------------
Net cash provided/(used) by operating activities          2,586           (575)
Net cash provided/(used) in investing activities            521           (868)
Net cash (used)/provided by financing activities           (147)         2,441
                                                          -----          -----
Net increase in cash                                      2,960            998
Cash at beginning of period/year                            654           (344)
                                                          -----          -----
Cash at end of period/year                                3,614            654
                                                          =====          =====

A reconciliation between the statements of cash flows presented in accordance with UK GAAP and US GAAP is set out below:

                                                    Period from
                                                 1 August 1998 to    Year ended
                                                   25 Sept 1998     31 July 1998
                                                      Pound            Pound
                                                   Sterling'000     Sterling'000
                                                 ----------------   ------------
OPERATING ACTIVITIES
Net cash inflow from operating activities (UK GAAP)       2,747            375
Income taxes paid                                            --           (533)
Interest paid                                              (161)          (417)
                                                          -----           ----
Net cash provided by operating activities (US GAAP)       2,586           (575)
                                                          =====           ====

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                 TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF

                               RBR GROUP LIMITED

We were engaged to audit the accompanying consolidated balance sheet of RBR Group Limited as of August 1, 1997, and the related consolidated statements of profit and loss account and cash flows for the year then ended (all expressed in British pounds sterling). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects the consolidated financial position of the RBR Group Limited as of August 1, 1997 and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain material respects from accounting principles generally accepted in the United States of America. The application of the latter would not have affected the determination of consolidated net profit of RBR Group Limited for the year ended August 1, 1997, and the determination of consolidated shareholders' equity at August 1, 1997, but would have affected consolidated cash flows for the year ended August 1, 1997 to the extent summarised in Note 26 to the consolidated financial statements.


GRANT THORNTON
CRAWLEY
ENGLAND

October 31, 1997
(Except for Note 26, as to which the date is November 24, 2000)

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

REPORT OF THE DIRECTORS

For the period ended 1 August 1997
-------------------------------------------------------------------------------

The directors present their report together with financial statements for the period 2 October 1996 to 1 August 1997.


Incorporation and change of name

The company was incorporated in England on 2 October 1996 under the name of Teething Opportunities Limited. On 18 March 1997 the company changed its name to RBR Group Limited.


Principal activities

The principal activities of the group is that of reselling networking equipment and the provision of internet services.


Business review

The results for the full year to 1 August 1997 show a profit after taxation of 899,119 pounds (1996: 293,761 pounds). The directors do not recommend payment of a dividend and the profit has therefore been taken to reserves. The results for statutory purposes for the period from incorporation to 1 August 1997 are set out on page 7.


Acquisition of subsidiary

During the year 49,998 ordinary shares were allotted, credited as fully paid, in order to acquire the entire issued share capital of RBR Networks Limited (formerly RBR Group Limited). This share for share exchange was on the basis of 1 1 pound ordinary shares for each 1 pound ordinary share in RBR Networks Limited.


Presentation of group results

The presentation of the accounts is somewhat complicated as a result of the reconstruction of the group. The new holding company was not in existence for the full year ended 1 August 1997 and the Companies Act 1985 requires that the statutory accounts show consolidated Group results from the holding company's date of incorporation, 2 October 1996 to 1 August 1997. Accordingly, the statutory profit and loss account on page 6 reflects this requirement.

In order to present the results for the full year to 1 August 1997 with comparatives for the preceding year, we have prepared a profit and loss account on page 7 and notes relating thereto as additional information to that required by statute. We believe that this additional information provides shareholders with more meaningful information than that given in statutory accounts alone.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

REPORT OF THE DIRECTORS

For the period ended 1 August 1997
-------------------------------------------------------------------------------

Directors

The directors in office during the year and their beneficial interests in the issued share capital of the company were as follows:

                                                 Ordinary shares of 1 pound each
                                                        1 August 1997

R J W Sweet (appointed 31 January 1997)                     26,500
B V S White (appointed 31 January 1997)                     17,500
A M Peters (appointed 31 January 1997)                       3,500
J C White (appointed 31 January 1997)                        2,500
M Sunner (appointed 31 January 1997)                            --
R A Youngs (appointed 24 July 1997)                             --
T K Williams (appointed 24 July 1997)                           --
C J V White (appointed 24 July 1997)                            --


Directors' responsibilities for the financial statements

Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period. In preparing those financial statements, the directors are required to:

o    select suitable accounting policies and then apply them consistently

o    make judgements and estimates that are reasonable and prudent

o prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records, for safeguarding the assets of the company and for taking reasonable steps for the prevention and detection of fraud and other irregularities.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

REPORT OF THE DIRECTORS

For the period ended 1 August 1997
-------------------------------------------------------------------------------

Payment policy and practice

It is the group's policy to settle the terms of payment with suppliers when agreeing the terms of the transaction, to ensure that suppliers are aware of these terms and to abide by them. Trade creditors at the year end amount to 60 days of average supplies for the year (1996: 63 days).


Auditors

Grant Thornton were appointed auditors on 24 February 1997 to fill a casual vacancy in accordance with section 388(1) of the Companies Act 1985.

Grant Thornton offer themselves for re-appointment as auditors in accordance with section 385 of the Companies Act 1985.


ON BEHALF OF THE BOARD

Secretary

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

PRINCIPAL ACCOUNTING POLICIES

-------------------------------------------------------------------------------

Basis of preparation

The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost convention.

The consolidated financial statements as of and for the year ended 31 July 1996 were audited by another independent accounting firm and have been included for comparative purposes in accordance with accounting principles generally accepted in the United Kingdom.

Basis of consolidation

The principles of merger accounting have been applied. The statutory group accounts have been prepared on the basis that RBR Networks Limited, St@r Internet Limited and RBR Network Integration Limited which became subsidiaries of the company on 31 January 1997, were wholly owned subsidiaries for the period from incorporation of the company to 1 August 1997.

Turnover

Turnover represents net invoiced sales, exclusive of value added tax.

Depreciation

Depreciation is provided to write down the cost less estimated residual value of all tangible fixed assets by equal annual instalments over their expected useful lives. The rates generally applicable are:

Plant and machinery                        25% on net book value
Office equipment                           25% on net book value
Furniture and fittings                     15% on net book value
Motor vehicles                             25% on net book value
Computer equipment held for use
  in operating leases                      25%-50% on straight line basis
Computer equipment held for own use        33% on straight line basis

Stock

Stock is valued at the lower of cost and net realisable value.

Leased assets

Assets held under finance leases are capitalised and liabilities are set up for the capital portions of the instalments. The interest portions of the instalments are charged to the profit and loss account in the periods in which they fall due.

Rentals on operating leases are charged to the profit and loss account in the periods in which they fall due.

Deferred taxation

Provision is made for taxation in respect of all material timing differences except to the extent that in the opinion of the directors there is reasonable probability that the liability will not arise in the foreseeable future.

Contributions to pension funds

   Defined contribution scheme

The group operates a defined contribution scheme. The assets of the scheme are held separately from those of the group in an independently administered fund. The pension cost charge represents contributions payable by the group to the fund.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

PRINCIPAL ACCOUNTING POLICIES

-------------------------------------------------------------------------------

Foreign currencies

Transactions in foreign currencies are translated at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities in foreign currencies are translated at the rates of exchange ruling at the balance sheet date.

All other exchange differences are dealt with through the profit and loss account.

Software

Software purchased is written off to the profit and loss account in the year of purchase.

Research and development

Expenditure on research and development is written off to the profit and loss account in the year of expenditure.

Operating lease income

Operating lease income represents the net invoiced rentals, exclusive of value added tax.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

CONSOLIDATED PROFIT AND LOSS ACCOUNT

For the period ended 1 August 1997

-------------------------------------------------------------------------------

                                                    10 months to 1 August      Year ended 1 August      Year ended 31 July
                                           Note              1997                      1997                    1996
                                           ----     ---------------------      -------------------      ------------------
                                                        Pound Sterling           Pound Sterling           Pound Sterling
Turnover                                      1                19,863,124               24,090,682               7,775,487
Cost of sales                                                 (16,824,982)             (20,152,410)             (6,294,120)
                                                              -----------              -----------              ----------
Gross profit                                                    3,038,142                3,938,272               1,481,367
Administrative expenses                                        (2,114,081)              (2,425,381)             (1,048,806)
                                                              -----------              -----------              ----------
                                                                  924,061                1,512,891                 432,561
Interest receivable                           4                     1,759                    2,176                     556
Interest payable                              5                  (198,075)                (218,484)                (28,116)
                                                              -----------              -----------              ----------
Profit on ordinary activities before
      taxation                                2                   727,745                1,296,583                 405,001
Taxation                                      6                  (178,780)                (397,464)               (111,240)
                                                              -----------              -----------              ----------
Profit on ordinary activities after
      taxation                                8                   548,965                  899,119                 293,761
Dividends                                     7                         0                        0                 (42,666)
                                                              -----------              -----------              ----------
Profit retained                                                   548,965                  899,119                 251,095
                                                              ===========              ===========              ==========















There were no recognised gains or losses other than the profit for the year.

The accompanying accounting policies and notes form an integral part of these financial statements.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

CONSOLIDATED BALANCE SHEET AT 1 AUGUST 1997

-------------------------------------------------------------------------------

                                      Note                          1 August 1997                             31 July 1996
                                      ----                          -------------                             ------------
                                                Pound Sterling      Pound Sterling       Pound Sterling       Pound Sterling
                                                --------------      --------------       --------------       --------------
Fixed assets
Tangible assets                          9                                 431,705                                   82,156
Investment                              10                                   5,000                                        0
                                                                         ---------                                  -------
                                                                           436,705                                   82,156
Current assets
Stock                                   11          2,927,249                                1,155,284
Debtors                                 12          7,318,249                                1,726,671
Cash at bank and in hand                               45,503                                   78,511
                                                   ----------                               ----------
                                                   10,291,001                                2,960,466
Creditors: amounts falling due
 within one year                        13         (9,537,110)                              (2,597,145)
                                                   ----------                               ----------
Net current assets                                                         753,891                                  363,321
                                                                         ---------                                 --------
                                                                         1,190,596                                  445,477
                                                                         =========                                 ========
Creditors: amounts falling due
after more than one year                14                                       0                                 (154,000)
                                                                         ---------                                 --------
                                                                         1,190,596                                  291,477
                                                                         =========                                 ========
Capital and reserves
Called up share capital                 15                                  50,000                                    1,000
Profit and loss account                 16                               1,140,596                                  290,477
                                                                         ---------                                 --------
Shareholders' funds
- equity interests                      17                               1,190,596                                  291,477
                                                                         =========                                 ========



The accompanying accounting policies and notes form an integral part of these financial statements.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

COMPANY BALANCE SHEET AT 1 AUGUST 1997

-------------------------------------------------------------------------------

                                        Note        1 August 1997
                                        ----      ------------------
                                                  Pound Sterling'000
Fixed assets
Investments                              10             50,000
                                                        ------
                                                        50,000
                                                        ======
Capital and reserves
Called up share capital                  15             50,000
Profit and loss account                  16                  0
                                                        ------
Shareholders' funds                                     50,000
                                                        ======


The accompanying accounting policies and notes form an integral part of these financial statements.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

CONSOLIDATED CASH FLOW STATEMENT

For the period ended 1 August 1997

-------------------------------------------------------------------------------


                                                                   10 months to 1        Year ended 1          Year ended 31
                                                       Note         August 1997           August 1997            July 1996
                                                       ----        --------------        --------------        --------------
                                                                   Pound Sterling        Pound Sterling        Pound Sterling
Net cash outflow from operating activities              18           (1,659,211)           (2,341,356)             (334,857)
                                                                     ----------            ----------              --------
Returns on investments and servicing of finance
Interest received                                                         1,759                 2,176                   557
Interest paid                                                          (198,075)             (218,484)              (28,116)
                                                                     ----------            ----------              --------
Net cash outflow from returns on investments
 and servicing of finance                                              (196,316)             (216,308)              (27,559)
                                                                     ----------            ----------              --------
Taxation                                                                (10,000)              (10,000)              (27,743)
                                                                     ----------            ----------              --------
Investing activities
Purchase of tangible fixed assets                                      (449,777)             (475,445)              (73,457)
Sale of tangible fixed assets                                             7,900                 7,970                     0
Purchase of fixed asset investments                                      (5,000)               (5,000)                    0
                                                                     ----------            ----------              --------
Net cash outflow from investing activities                             (446,877)             (472,475)              (73,457)
                                                                     ----------            ----------              --------
Equity dividends paid                                                         0                     0               (42,666)
                                                                     ----------            ----------              --------
Decrease in cash                                        19           (2,312,404)           (3,040,139)             (506,282)
                                                                     ==========            ==========              ========



The accompanying accounting policies and notes form an integral part of these financial statements.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

-------------------------------------------------------------------------------

1    TURNOVER

The turnover and profit before taxation are attributable to the principal activities; that of reselling networking equipment and the provision of internet services.

The group also acts as a lessor, leasing out computer equipment under operating leases.

The aggregate rentals receivable for the year in respect of operating leases were (pound)117,588 (1996:(pound)nil).


2    PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
The profit on ordinary activities is stated after:                   --------------       --------------
                                                                     Pound Sterling       Pound Sterling
Auditors' remuneration                                                       23,540                4,000
Depreciation
 - tangible fixed assets, owned assets                                      117,271               14,835
Operating lease rentals
 - plant and machinery                                                       26,459                6,164
 - other                                                                     39,217               34,315
                                                                            =======               ======


3    STAFF COSTS

                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
Staff costs during the year were as follows:                         --------------       --------------
                                                                     Pound Sterling       Pound Sterling
Wages and salaries                                                        1,006,109              723,136
Social security costs                                                        76,715               30,799
Other pension costs                                                          79,508               12,605
                                                                          ---------              -------
                                                                          1,162,332              766,540
                                                                          =========              =======

                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
The average number of employees during the year was as follows:      --------------       --------------
                                                                         Number               Number
                                                                     --------------       --------------
Sales                                                                            10                    5
Distribution                                                                      2                    1
Administration                                                                   18                   18
                                                                                ---                  ---
                                                                                 30                   24
                                                                                ===                  ===

                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
Remuneration in respect of directors was as follows:                 --------------       --------------
                                                                     Pound Sterling       Pound Sterling
Management remuneration                                                     369,679              410,500
                                                                            =======              =======

                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
The emoluments of the highest paid director was as follows:          --------------       --------------
                                                                     Pound Sterling       Pound Sterling
Chairman and highest paid director aggregate remuneration
(including benefits)                                                         92,814              199,543
Pension contributions                                                        24,500                2,000
                                                                            -------              -------
                                                                            117,314              201,543

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

-------------------------------------------------------------------------------

4    INTEREST RECEIVABLE
                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
                                                                     --------------       --------------
                                                                     Pound Sterling       Pound Sterling
Bank interest                                                                 2,176                  556
                                                                              =====                  ===

5    INTEREST PAYABLE
                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
                                                                     --------------       --------------
                                                                     Pound Sterling       Pound Sterling
On overdraft repayable within five years, not by instalments                  1,115                3,813
On factoring                                                                214,657               21,204
Other                                                                         2,712                3,099
                                                                            -------               ------
                                                                            218,484               28,116
                                                                            =======               ======

6    TAXATION

                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
                                                                     --------------       --------------
                                                                     Pound Sterling       Pound Sterling
Corporation tax at 32.2% (1996: 27.7%)                                      397,464              111,165
Under provision for previous year                                                 0                   75
                                                                            -------              -------
                                                                            397,464              111,240
                                                                            =======              =======

7     DIVIDENDS
                                                                       Year ended          Year ended
                                                                       1 Aug 1997          31 Jul 1996
                                                                     --------------       --------------
                                                                     Pound Sterling       Pound Sterling
Interim dividends                                                                 0               42,666
                                                                                 ==               ======


8    PROFIT FOR THE FINANCIAL PERIOD

The preparation of the accounts is complicated as a result of the reconstruction of the group. The new holding company was not in existence for the full year ended 1 August 1997 and the Companies Act 1985 requires that the statutory accounts show consolidated group results from the holding company's date of incorporation to 1 August 1997. Accordingly, the statutory consolidated profit and loss account reflects this requirement.

Additional information has been prepared on the basis of merger accounting and as if the acquisition of RBR Networks Limited by the company took effect on 1 August 1995. It is the opinion of the directors that this additional information provides the shareholders with more meaningful information.

In drawing up the accounts under merger accounting principles, the following are the key dates:

Previous year end of RBR Networks Limited
(formerly RBR Group Limited)                            31 July 1996
Incorporation of the company                            2 October 1996
Acquisition of RBR Networks Limited                     31 January 1997
Year end of the company and RBR Networks Limited        1 August 1997

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

-------------------------------------------------------------------------------

The accounts for the 10 months from incorporation of the company to the year end cover 4 months before the acquisition and 6 months after the acquisition.

                                                                                                           Profit after
                                                                                       Turnover              taxation
The turnover and profit for the period, after taxation, is as follows:              --------------        --------------
                                                                                    Pound Sterling        Pound Sterling
From 1 October 1996 to 31 January 1997                                                   4,943,980               253,244
From 1 February 1997 to 1 August 1997                                                   14,919,144               295,721
                                                                                        ----------               -------
                                                                                        19,863,124               548,965
                                                                                        ==========               =======

The consolidated profit and loss account drawn up to include the full 12 months to 1 August 1997 is as follows:

                                                                                                           Profit after
                                                                                       Turnover              taxation
                                                                                    --------------        --------------
                                                                                    Pound Sterling        Pound Sterling
From 1 August 1996 to 31 January 1997                                                    9,171,538               603,398
From 1 February 1997 to 1 August 1997                                                   14,919,144               295,721
                                                                                        ----------               -------
                                                                                        24,090,682               899,119
                                                                                        ==========               =======


9    CONSOLIDATED FIXED ASSETS

                            Computer                         Computer and
                         equipment held      Plant and          office         Furniture and         Motor
The group                 for rentals        machinery         equipment         fittings           vehicles            Total
---------                --------------    --------------    --------------    --------------    --------------     --------------
                         Pound Sterling    Pound Sterling    Pound Sterling    Pound Sterling    Pound Sterling     Pound Sterling
Cost
At 1 August 1996                      0               292            48,497            34,251            20,500            103,540
Additions                       179,280             9,494           180,157            61,851            44,663            475,445
Disposals                             0                 0                 0                 0           (11,500)           (11,500)
                                -------             -----           -------            ------           -------            -------
At 1 August 1997                179,280             9,786           228,654            96,102            53,663            567,485
                                =======             =====           =======            ======           =======            =======
Depreciation
At 1 August 1996                      0                 6            13,477             4,276             3,625             21,384
Charge for the period            33,675             2,455            59,399             8,482            13,260            117,271
On disposals                          0                 0                 0                 0            (2,875)            (2,875)
                                -------             -----           -------            ------           -------            -------
At 1 August 1997                 33,675             2,461            72,876            12,758            14,010            135,780
                                -------             -----           -------            ------           -------            -------
Net book amount
at 1 August 1997                145,605             7,325           155,778            83,344            39,653            431,705
                                =======             =====           =======            ======           =======            =======
Net book amount
at 31 July 1996                       0               286            35,020            29,975            16,875             82,156
                                =======             =====           =======            ======           =======            =======

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

-------------------------------------------------------------------------------

10   FIXED ASSET INVESTMENTS

                                                                               Group               Company
                                                        1 Aug  1997          31 Jul 1996          1 Aug 1997
                                                       --------------       --------------       --------------
                                                       Pound Sterling       Pound Sterling       Pound Sterling
Interests in associated undertakings                            5,000                    0                    0
Shares in subsidiary undertakings at cost                           0                    0               50,000
                                                                -----                   --               ------
                                                                5,000                    0               50,000
                                                                =====                   ==               ======

At 1 August 1997 the group held 5,000 ordinary shares in Property Sight Limited, a company registered in England and Wales. This represents one-third of that company's total share capital. The results of Property Sight Limited are not material to the group.

At 1 August 1997 the company held 100% of the ordinary shares in RBR Networks Limited, St@r Internet Limited and RBR Network Integration Limited, all registered in England and Wales. The business activities of RBR Networks Limited and RBR Networks Integration Limited is that of reselling networking equipment and that of St@r Internet Limited is the provision of internet services.


11   STOCK

                                                                Group
                                        1 Aug 1997           31 Jul 1996
                                       --------------       --------------
                                       Pound Sterling       Pound Sterling
Stock                                       2,927,249            1,155,284
                                            =========            =========


12    DEBTORS

                                                                Group
                                        1 Aug 1997           31 Jul 1996
                                       --------------       --------------
                                       Pound Sterling       Pound Sterling
Trade debtors                               7,210,016            1,703,164
Other debtors                                  20,472                3,197
Prepayments and accrued income                 87,761               20,310
                                            ---------            ---------
                                            7,318,249            1,726,671
                                            =========            =========


13   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                     Group
                                               1 Aug 1997         31 Jul 1996
                                              --------------     --------------
                                              Pound Sterling     Pound Sterling
Bank overdraft                                       388,167                  0
Trade creditors                                    4,582,950          1,082,324
Corporation tax                                      487,962            100,498
Advance corporation tax                                4,000              4,000
Social security and other taxes                      276,641             94,949
Other creditors                                    3,390,751            762,815
Directors' current accounts (see note 21)            171,823             73,937
Accruals and deferred income                         234,816            478,622
                                                   ---------          ---------
                                                   9,537,110          2,597,145
                                                   =========          =========

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

-------------------------------------------------------------------------------

On 15 February 1996 the group granted a fixed and floating charge over all the assets of the group to secure the factoring facility. The outstanding balance due to the factoring company at 1 August 1997 was (pound)3,360,751 (1996:
(pound)741,787) and is shown in other creditors.


14   CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                     Group
                                               1 Aug 1997         31 Jul 1996
                                              --------------     --------------
                                              Pound Sterling     Pound Sterling
Directors' current accounts (see note 21)                  0            154,000
                                                          ==            =======


15   SHARE CAPITAL

                                                                    Group
                                                 1 Aug 1997       31 Jul 1996
                                                --------------   --------------
                                                Pound Sterling   Pound Sterling
Authorised
50,000 ordinary shares of Pound Sterling 1 each         50,000            1,000
Allotted, issued and fully paid
50,000 ordinary shares of Pound Sterling 1 each         50,000            1,000

On incorporation on 2 October 1996, under the name of Teething Opportunities Limited, the company had an authorised share capital of (pound)2 divided into 2 ordinary shares of (pound)1 each. On 31 January 1997 49,998 (pound)1 ordinary shares were allotted, credited as fully paid in order to acquire the entire share capital of RBR Networks Limited (formerly RBR Group Limited). This share for share exchange was on the basis of 1 (pound)1 ordinary share for each (pound)1 ordinary share in RBR Networks Limited.


16   PROFIT AND LOSS ACCOUNT

                                                           Group
                                                         1 Aug 1997
                                                       --------------
                                                       Pound Sterling
At 1 August 1996                                              290,477
Profit for the 2 months to 1 October 1996                     350,154
                                                            ---------
At 1 October 1996                                             640,631
Profit for the 10 months to 1 August 1997                     548,965
Share exchange                                                (49,000)
                                                            ---------
At 1 August 1997                                            1,140,596
                                                            =========

The company did not trade during the period and has taken advantage of section 230 of the Companies Act 1985 and has not included the company profit and loss account.


17   RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                         1 Aug 1997
                                                       --------------
                                                       Pound Sterling
Shareholders' funds at 1 August 1996                          291,477
Profit for the 2 months to 1 October 1996                     350,154
                                                            ---------
Shareholders' funds at 1 October 1996                         641,631

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

--------------------------------------------------------------------------------

                                                         1 Aug 1997
                                                       --------------
                                                       Pound Sterling
Profit for the 10 months to 1 August 1997                     548,965
Dividends                                                           0
                                                            ---------
Shareholders' funds at 1 August 1997                        1,190,596
                                                            =========


18   NET CASH INFLOW/(OUTFLOW) FROM OPERATING ACTIVITIES

                                               10 mths to            Year  ended           Year  ended
                                                1 Aug 1997            1 Aug 1997           31 Jul 1996
                                              --------------        --------------        --------------
                                              Pound Sterling        Pound Sterling        Pound Sterling
Operating profit                                     924,061             1,512,891               432,561
Depreciation                                         111,551               117,271                14,835
Loss on sale of fixed assets                             655                   655                     0
Increase in stock                                 (2,015,388)           (1,771,965)             (964,026)
Increase in debtors                               (4,478,649)           (5,591,578)           (1,198,080)
Increase in creditors                              3,798,559             3,391,370             1,379,853
                                                  ----------            ----------            ----------
Net cash inflow/(outflow) from
operating activities                              (1,659,211)           (2,341,356)             (334,857)
                                                  ==========            ==========            ==========


19   RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT

                                               10 mths to            Year  ended           Year  ended
                                                1 Aug 1997            1 Aug 1997           31 Jul 1996
                                              --------------        --------------        --------------
                                              Pound Sterling        Pound Sterling        Pound Sterling
Change in net debt resulting from cash flows      (2,312,404)           (3,040,139)             (506,282)
                                                  ----------            ----------            ----------
Movement in net debt in the year                  (2,312,404)           (3,040,139)             (506,282)
Net debt at 1 August 1996/1 October 1996          (1,391,011)             (663,276)             (156,994)
                                                  ----------            ----------            ----------
Net debt at 1 August 1997                         (3,703,415)           (3,703,415)             (663,276)
                                                  ==========            ==========            ==========


20    ANALYSIS OF CHANGES IN NET DEBT


10 months to 1 August 1997                      1 Oct 1996            Cash flow             1 Aug 1997
--------------------------                    --------------        --------------        --------------
                                              Pound Sterling        Pound Sterling        Pound Sterling
Cash in hand and at bank                               3,016                42,487                45,503
Overdrafts                                          (238,907)             (149,260)             (388,167)
                                                  ----------            ----------            ----------
                                                    (235,891)             (106,773)             (342,664)
Amounts due to factoring company                  (1,155,120)           (2,205,631)           (3,360,751)
                                                  ----------            ----------            ----------
                                                  (1,391,011)           (2,312,404)           (3,703,415)
                                                  ==========            ==========            ==========

12 months to 1 August 1997                      1 Aug 1996             Cashflow             1 Aug 1997
--------------------------                    --------------        --------------        --------------
                                              Pound Sterling        Pound Sterling        Pound Sterling
Cash in hand and at bank                              78,511               (33,008)               45,503
Overdrafts                                                 0              (388,167)             (388,167)
                                                  ----------            ----------            ----------
                                                      78,511              (421,175)             (342,664)
Amounts due to factoring company                    (741,787)           (2,618,964)           (3,360,751)
                                                  ----------            ----------            ----------
                                                    (663,276)           (3,040,139)           (3,703,415)
                                                  ==========            ==========            ==========

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

-------------------------------------------------------------------------------

21   CAPITAL COMMITMENTS

There were no capital commitments at 31 January 1997 or 31 July 1996.

22   CONTINGENT LIABILITIES

There were no contingent liabilities at 1 August 1997 or 31 July 1996.

23   RELATED PARTY TRANSACTIONS

The directors current account balances shown in notes 13 and 14 are made up as follows:

                                                                           Group and company
                                                                  ------------------------------------
                                                                    1 Aug 1997           31 Jul 1996
                                                                  Pound Sterling        Pound Sterling
Amounts falling due within one year:
R J W Sweet                                                               65,908               28,425
B V S White                                                               92,396               26,923
A M Peters                                                                11,263                    0
J C White                                                                  3,152               18,589
M Sunner                                                                    (896)                   0
                                                                         -------              -------
                                                                         171,823               73,937
                                                                         =======              =======
Amounts falling due after more than one year:
R J W Sweet                                                                    0               72,000
B V S White                                                                    0               72,000
A M Peters                                                                     0               10,000
J C White                                                                      0                    0
                                                                         -------              -------
                                                                               0              154,000
                                                                         =======              =======


24   LEASING COMMITMENTS

Operating lease payments, amounting to(pound)65,676 (1996:(pound)49,788) are due within one year. The leases to which these amounts relate expire as follows:

                                                 1 Aug 1997                               31 Jul 1996
                                     -----------------------------------       -----------------------------------
                                       Land and                                  Land and
                                       buildings              Other              buildings              Other
                                     --------------       --------------       --------------       --------------
                                     Pound Sterling       Pound Sterling       Pound Sterling       Pound Sterling
Between one and five years                        0               26,459                    0               10,571
In five years or more                        39,217                    0               39,217                    0
                                             ------               ------               ------               ------
                                             39,217               26,459               39,217               10,571
                                             ======               ======               ======               ======


25   CONTROLLING RELATED PARTIES

R J W Sweet is the company's ultimate controlling related party by virtue of his 53% shareholding in RBR Group Limited (formerly Teething Opportunities Limited).

The only group of companies for which group accounts have been drawn up is that headed by RBR Group Limited (formerly Teething Opportunities Limited), incorporated in England and Wales.

RBR GROUP LIMITED (FORMERLY TEETHING OPPORTUNITIES LIMITED)

NOTES TO THE FINANCIAL STATEMENTS

For the period ended 1 August 1997

-------------------------------------------------------------------------------

26 SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED KINGDOM AND THE UNITED STATES AND SUBSEQUENT EVENT

The financial statements are prepared in accordance with generally accepted accounting principles in the United Kingdom ("UK GAAP"), which differ in certain material respects from those generally accepted in the United States ("US GAAP"). The difference that is significant to RBR Group Limited relates to the following item:

Cashflow statements

The cashflow statements prepared under the UK GAAP differ in certain presentational respects from the format required under Statement of Financial Accounting Standard No. 95 ("SFAS No. 95") - "Statement of Cash Flows". Under UK GAAP, a reconciliation of profit from operations to cash flows from operating activities is presented in a note, and cash paid for interest and income taxes is presented separately from cash flows from operating activities. Under SFAS No. 95, cash flows from operating activities are based on net profit, include interest and income taxes, and are presented on the face of the statement.

Under US GAAP the following amounts would be reported:

                                                         Year ended
                                                          1 Aug 1997
                                                      ------------------
                                                      Pound Sterling'000
Net cash used in operating activities                             (2,567)
Net cash used in investing activities                               (472)
Net cash provided by financing activities                          3,360
                                                                  ------
Net increase in cash                                                 321
Cash at beginning of year                                           (664)
                                                                  ------
Cash at end of year                                                 (343)
                                                                  ======


A reconciliation between the statements of cash flows presented in accordance with UK GAAP and US GAAP is set out below.

                                                         Year ended
                                                          1 Aug 1997
                                                      ------------------
Operating activities                                  Pound Sterling'000
Net cash outflow from operating activities (UK GAAP)              (2,341)
Tax paid                                                             (10)
Interest paid                                                       (216)
                                                                  ------
Net cash used in operating activities (US GAAP)                   (2,567)
                                                                  ======

Subsequent event

The Company has an outstanding claim for approximately 112,000 pounds against one of their customers resulting from nonpayment for a purchase of computer equipment. The defendant filed a counterclaim alleging that they sufferred damages of approximately 1,000,000 pounds as a result of the equipment which was claimed to be unsatisfactory and defective. The Company does not believe there is any merit to the defendents claims and expects to vigourously defend such actions. The Company and their attorneys are not able to determine the likely outcome of these actions. Therefore, no provision has been made to the financial statements as of and for the year ended 1 August 1997.

-------------------------------------------------------------------------------




                              Westcon Group, Inc.

Until           , 2001 (25 days after the date of this prospectus), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

                                                                 Amount
                                                               To Be Paid
                                                              ------------
Registration fee.............................................  $   25,000
NASD Filing fee..............................................      10,500
Nasdaq National Market.......................................           *
Transfer agent's fees........................................           *
Printing and engraving expenses..............................           *
Legal fees and expenses......................................           *
Accounting fees and expenses.................................           *
Blue Sky fees and expenses...................................           *
Miscellaneous................................................           *
                                                               ----------
  Total......................................................  $        *
                                                               ==========

----------
*  To be supplied by amendment.

     Each of the amounts set forth above, other than the Registration fee and the NASD filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Seventh of the Registrant's Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

     The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant's Certificate of Incorporation or otherwise as a matter of law.

     The proposed form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and certain officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

     On August 1, 1998, the Registrant effected a 2.227-for-one stock split of shares of its common stock. On January 10, 2001, the Registrant was reincorporated in Delaware by a merger of Westcon Group, Inc., a New York corporation, with and into its wholly owned Delaware subsidiary, Westcon Group (Delaware), Inc., the surviving Delaware corporation, which changed its name to Westcon Group, Inc. upon the effectiveness of the merger. Pursuant to the merger, the New York corporation ceased to exist as a separate corporation and each outstanding share of its Class A, Class B and Class C common stock was converted into 14.795 shares of common stock (the "Common Stock"), par value $0.01 per share, of the surviving Delaware corporation. In addition, the share of common stock of Westcon Group (Delaware), Inc. that had been outstanding prior to the merger was cancelled. The share amounts and purchase price per share amounts set forth below give effect to the stock split and the reincorporation.

     Since three years before the date of the initial filing of this Registration Statement, the Registrant has sold the following securities without registration under the Securities Act of 1933, as amended (the "Act"):

     In December 1997, the Registrant issued an aggregate of 13,330,295 shares of its Common Stock, consisting of: (i) 4,438,500 shares of Common Stock to Philip Raffiani in exchange for 34 shares of common stock of Westcon, Inc., a New York corporation; (ii) 4,438,500 shares of Common Stock to Roman Michalowski in exchange for 33 shares of common stock of Westcon, Inc.; (iii) 4,438,500 shares of Common Stock to Thomas Dolan in exchange for 33 shares of common stock of Westcon, Inc.; and (iv) 14,795 shares of Common Stock at a purchase price per share of $0.68 for gross proceeds of $10,000 to Mirado Corp. All such issuances were made under the exemption from registration provided by
Section 4(2) of the Act.

     In February 2000, the Registrant issued 3,381,694 shares of its Common Stock at a purchase price per share of $28.68 for gross proceeds of $97 million to Datatec Limited. The issuance was made under the exemption from registration provided by Section 4(2) of the Act.

     In February 2000, the Registrant issued an aggregate of 13,402,627 shares of its Common Stock to Datatec Limited, consisting of: (i) 217,604 shares of Common Stock in exchange for all of the issued and outstanding capital stock of RBR Networks GmbH, a corporation organized under the laws of Germany; (ii) 205,000 shares of Common Stock in exchange for all of the issued and outstanding capital stock of RBR Networks Pte. Ltd., a corporation organized under the laws of the Republic of Singapore; (iii) 4,867,511 shares of Common Stock in exchange for all of the issued and outstanding capital stock of Westcon (UK) Limited, a corporation organized under the laws of the United Kingdom; and (iv) 8,112,512 shares of Common Stock in exchange for all of the issued and outstanding capital stock of RBR Group Limited, a corporation organized under the laws of the United Kingdom. All such issuances were made under the exemption from registration provided by Section 4(2) of the Act.

Item 16. Exhibits and Financial Statement Schedules.

     (a) The following exhibits are filed as part of this Registration
Statement:

 Exhibit
 Number               Description
---------             ------------
   1.1*    Form of Underwriting Agreement

   3.1     Certificate of Incorporation

   3.2     By-Laws

   4.1*    Form of Common Stock Certificate

   4.2*    Form of Registration Rights Agreement

   5.1*    Opinion of Davis Polk & Wardwell

  10.1*    Distributor Agreement between RBR Networks, Inc. and Cisco Systems, Inc.

  10.2*    Credit Agreement between IBM Credit Corporation and Westcon Group, Inc.

  10.3*    Employment Agreement between Business Operation Services Corp. and Thomas Dolan

  10.4*    Employment Agreement between Business Operation Services Corp. and Alan Marc Smith

  10.5*    Employment Agreement between Business Operation Services Corp. and Philip Raffiani

  10.6*    Westcon Group Stock Option Plan

  16.1     Letter of McGuigan & Company P.C.

  21.1     Subsidiaries of the Registrant

  23.1     Consent and Report on Schedule of Deloitte & Touche LLP

  23.2     Consent and Report on Schedule of McGuigan & Company P.C.

  23.3     Consent of Deloitte & Touche LLP

  23.4     Consent of Deloitte & Touche, Chartered Accountants and Registered Auditors

  23.5     Consent of Grant Thornton, Chartered Accountants and Registered Auditors

  23.6*    Consent of Davis Polk & Wardwell (included in Exhibit 5)

  24.1     Power of Attorney (included on signature page)

  99.1*    Share Acquisition Agreement between Datatec Limited and Alan Marc Smith

---------------
* To be filed by amendment.

     (b) The following financial statement schedule is filed as part of this Registration Statement:

         Schedule II - Valuation and Qualifying Accounts.

     All other schedules to which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17.   Undertakings

     The undersigned hereby undertakes:

     (a) The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on the 12th day of January, 2001.


                                         WESTCON GROUP, INC.

                                         By /s/ Thomas Dolan
                                            ------------------------------------
                                            Name:  Thomas Dolan
                                            Title: President and Chief Executive
                                                   Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas Dolan and Alan Marc Smith, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                                Title                                Date
       ---------                                -----                                ----
   /s/ Thomas Dolan                    Director, President and                 January 12, 2001
--------------------------             Chief Executive Officer
      Thomas Dolan                  (principal executive officer)

  /s/ Philip Raffiani           Director, Executive Vice President and         January 12, 2001
--------------------------     General Manager, Treasurer and Secretary
     Philip Raffiani

  /s/ Alan Marc Smith                Executive Vice President and              January 12, 2001
--------------------------             Chief Operating Officer
    Alan Marc Smith

/s/ John P. O'Malley III             Vice President, Finance and               January 12, 2001
--------------------------             Chief Financial Officer
  John P. O'Malley III       (principal financial and accounting officer)


   /s/ John McCartney
--------------------------        Chairman of the Board of Directors           January 12, 2001
     John McCartney

   /s/ Jens Montanana
--------------------------                     Director                        January 12, 2001
     Jens Montanana

    /s/ Robin Rindel
--------------------------                     Director                        January 12, 2001
      Robin Rindel

      /s/ Jon James
--------------------------                     Director                        January 12, 2001
       Jon James

                                                          Schedule II

                                             WESTCON GROUP, INC. AND SUBSIDIARIES

                                               Valuation and Qualifying Accounts


                                                                   Additions
                                                       ---------------------------------
                                                          Charged            Charged
                                        Balance at     (Credited) to      (Credited) to
                                       Beginning of      Costs and            Other                            Balance at End
Accounts receivable allowances            Period         Expenses          Accounts(A)       Deductions (B)      of Period
------------------------------         ------------    -------------      --------------     --------------    --------------
Twelve months ended March 31, 1998.     $   584,435      $ 3,075,000       $          --       $    12,680       $ 3,646,755
Twelve months ended March 31, 1999.     $ 3,646,755      $ 1,017,648       $   2,796,952       $   460,545       $ 7,000,810
Eleven months ended February 29,
 2000..............................     $ 7,000,810      $ 5,378,903       $     894,407       $ 2,350,729       $10,923,391
Nine months ended November 30,
 2000..............................     $10,923,391      $ 5,807,816       $   2,510,955       $ 7,382,448       $11,859,714

---------------
(A) Represents valuation account balances related to entities contributed to the Company by Datatec accounted for in a manner similar to a pooling-of-interests.

(B) Represents uncollectible accounts written-off, net of recoveries, including currency translation adjustments of $126, $118,090, $76,365 and $358,346, for years ended March 31, 1998, March 31, 1999, the eleven months ended February 29, 2000 and the nine months ended November 30, 2000, respectively.

                                 EXHIBIT INDEX

                                                                    Sequentially
 Exhibit                                                              Numbered
 Number               Description                                       Page
--------              ------------                                  ------------
   1.1*    Form of Underwriting Agreement

   3.1     Certificate of Incorporation

   3.2     By-Laws

   4.1*    Form of Common Stock Certificate

   4.2*    Form of Registration Rights Agreement

   5.1*    Opinion of Davis Polk & Wardwell

  10.1*    Distributor Agreement between RBR Networks, Inc.
           and Cisco Systems, Inc.

  10.2* Credit Agreement between IBM Credit Corporation and Westcon Group, Inc.

  10.3*    Employment Agreement between Business Operation
           Services Corp.  and Thomas Dolan

  10.4*    Employment Agreement between Business Operation
           Services Corp. and Alan Marc Smith

  10.5*    Employment Agreement between Business Operation
           Services Corp. and Philip Raffiani

  10.6*    Westcon Group Stock Option Plan

  16.1     Letter of McGuigan & Company P.C.

  21.1     Subsidiaries of the Registrant

  23.1     Consent and Report on Schedule of Deloitte &
           Touche LLP

  23.2     Consent and Report on Schedule of McGuigan &
           Company P.C.

  23.3     Consent of Deloitte & Touche LLP

  23.4 Consent of Deloitte & Touche, Chartered Accountants and Registered Auditors

  23.5     Consent of Grant Thornton, Chartered Accountants and
           Registered Auditors

  23.6*    Consent of Davis Polk & Wardwell (included in Exhibit 5)

  24.1     Power of Attorney (included on signature page)

  99.1* Share Acquisition Agreement between Datatec Limited and Alan Marc Smith

---------------
* To be filed by amendment.